Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
ACUREN CORPORATION,
RYDER MERGER SUB I, INC.,
RYDER MERGER SUB II, INC.
and
NV5 GLOBAL, INC.
Dated as of May 14, 2025

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Table of Contents (continued)

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Table of Contents (continued)

Exhibits
Exhibit A    Form of NV5 Support Agreement
Exhibit B    Form of Acuren Support Agreement
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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of May 14, 2025 (this “Agreement”), is made and entered into by and among Acuren Corporation, a Delaware corporation (“Acuren”), Ryder Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Acuren (“Merger Sub I”), Ryder Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Acuren (“Merger Sub II” and, together with Merger Sub I, “Merger Subs”), and NV5 Global, Inc., a Delaware corporation (“NV5” and, together with Acuren and Merger Subs, collectively, the “Parties”, and each, as applicable, a “Party”).
RECITALS
WHEREAS, Acuren and NV5 desire to combine their businesses on the terms and subject to the conditions hereof;
WHEREAS, it is proposed that, on the terms and subject to the conditions hereof, Merger Sub I merge with and into NV5, with NV5 continuing as the Initial Surviving Corporation;
WHEREAS, it is proposed that the Initial Surviving Corporation merge with and into Merger Sub II, with Merger Sub II continuing as the Final Surviving Corporation;
WHEREAS, for U.S. federal income Tax purposes, it is intended that the First Merger and the Second Merger, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement is, and be adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);
WHEREAS, the NV5 Board established a special committee (the “Special Committee”), consisting solely of independent members of the NV5 Board to determine whether the NV5 Board should recommend the adoption of the Merger Agreement to the NV5 Stockholders;
WHEREAS, the Special Committee has recommended that the NV5 Board recommend the adoption of the Merger Agreement to the NV5 Stockholders;
WHEREAS, the NV5 Board has (acting on the recommendation of the Special Committee) (a) approved and declared advisable this Agreement and the consummation of the Mergers and the other transactions contemplated hereby, (b) determined that the terms hereof, the Mergers and the other transactions contemplated hereby are fair to, and in the best interests of, NV5 and the NV5 Stockholders, (c) directed that this Agreement be submitted to the NV5 Stockholders for adoption and (d) resolved to recommend that the NV5 Stockholders adopt this Agreement;
WHEREAS, the Acuren Board has unanimously (a) approved and declared advisable this Agreement and the consummation of the Mergers, the Acuren Stock Issuance and the other transactions contemplated hereby, (b) determined that the terms hereof, the Mergers, the Acuren Stock Issuance and the other transactions contemplated hereby are fair to, and in the best interests of, Acuren and the Acuren Stockholders and (c) resolved to recommend that the Acuren Stockholders approve the Acuren Stock Issuance;
WHEREAS, the Merger Sub I Board has (a) determined that it is in the best interests of its sole stockholder for Merger Sub I to enter into this Agreement, (b) approved and declared advisable this

Agreement and the transactions contemplated hereby, including the Mergers, and (c) recommended that its sole stockholder adopt this Agreement;
WHEREAS, the Merger Sub II Board has (a) determined that it is in the best interests of its sole stockholder for Merger Sub II to enter into this Agreement, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Second Merger, and (c) recommended that its sole stockholder adopt this Agreement;
WHEREAS, Acuren, in its capacity as the sole stockholder of Merger Sub I, has executed an irrevocable written consent, to be effective immediately following the execution and delivery hereof, approving and adopting this Agreement and the transactions contemplated hereby, including the Mergers;
WHEREAS, Acuren, in its capacity as the sole stockholder of Merger Sub II, effective immediately following the First Effective Time, has approved and adopted this Agreement and the transactions contemplated hereby, including the Second Merger;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Acuren’s and each Merger Sub’s willingness to enter into this Agreement, certain NV5 Stockholders are entering into a voting and support agreement, in the form attached hereto as Exhibit A (the “NV5 Support Agreement”), pursuant to which each such NV5 Stockholder has agreed (x) not to transfer any shares of NV5 Common Stock held by such NV5 Stockholder prior to the First Effective Time or the earlier termination of this Agreement in accordance with the terms hereof and (y) to vote all shares of NV5 Common Stock held by such NV5 Stockholder in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Mergers, at the NV5 Stockholders Meeting, on the terms and subject to the conditions of the NV5 Support Agreement; and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to NV5’s willingness to enter into this Agreement, certain Acuren Stockholders are entering into a voting and support agreement, in the form attached hereto as Exhibit B (the “Acuren Support Agreement”), pursuant to which each such Acuren Stockholder has agreed (x) not to transfer any shares of Acuren Common Stock held by such Acuren Stockholder prior to the First Effective Time or the earlier termination of this Agreement in accordance with the terms hereof and (y) to vote all shares of Acuren Common Stock held by such Acuren Stockholder in favor of the adoption of this Agreement and the approval of the Acuren Stock Issuance, at the Acuren Stockholders Meeting, on the terms and subject to the conditions of the Acuren Support Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements hereunder, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I.
THE MERGERS
Section 1.1    Closing. The Parties shall consummate the First Merger (the “Closing”) electronically by the exchange of required closing deliverables no later than the fifth (5th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions in Article VI (except for any condition that by its nature is to be satisfied at the Closing but subject to the satisfaction or waiver of any such condition), unless another date, time or place is agreed to in writing by Acuren and NV5; provided, that the Closing shall not occur prior to July 14, 2025. As used herein, “Closing Date” means the date on which the Closing occurs.

Section 1.2    First Merger.
(a)    Initial Surviving Corporation. On the terms and subject to the conditions hereof, and in accordance with General Corporation Law of the State of Delaware (the “DGCL”), at the First Effective Time, Merger Sub I shall be merged with and into NV5 (the “First Merger”). By virtue of the First Merger, at the First Effective Time, the separate existence of Merger Sub I shall cease and NV5 shall continue as the surviving corporation in the First Merger (the “Initial Surviving Corporation”).
(b)    First Effective Time. At the Closing, NV5 shall file with the Secretary of State of the State of Delaware a certificate of merger for the First Merger (the “First Certificate of Merger”), duly executed in accordance with the DGCL and in such form as required by the DGCL and as mutually agreed by Acuren and NV5. The First Merger shall become effective at the time NV5 duly files the First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Acuren and NV5 shall agree and specify in the First Certificate of Merger (the time the First Merger becomes effective, the “First Effective Time”).
(c)    Effects of the First Merger. The First Merger shall have the effects provided herein and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the First Effective Time, the Initial Surviving Corporation shall possess all of the rights, powers, privileges and franchises, and be subject to all of the Liabilities, of NV5 and Merger Sub I.
(d)    Certificate of Incorporation and Bylaws of Initial Surviving Corporation. At the First Effective Time, (i) the certificate of incorporation of the Initial Surviving Corporation will be amended in its entirety to read as set forth in the First Certificate of Merger until thereafter amended as provided therein or in accordance with applicable Law, and (ii) the bylaws of NV5 in effect immediately prior to the First Effective Time shall be the bylaws of the Initial Surviving Corporation.
(e)    Directors and Officers of the Initial Surviving Corporation. As of the First Effective Time, (i) each member of the NV5 Board immediately prior to the First Effective Time shall resign from office effective as of the First Effective Time and appoint each director of Merger Sub I immediately prior to the First Effective Time as a director of the Initial Surviving Corporation as of the First Effective Time, and (ii) except as may be determined by Acuren prior to the Closing, each officer of NV5 immediately prior to the First Effective Time shall continue to serve in his or her respective office as an officer of the Initial Surviving Corporation from and after the First Effective Time.
Section 1.3    Second Merger.
(a)    Final Surviving Corporation. On the terms and subject to the conditions hereof, and in accordance with the DGCL, at the Second Effective Time, the Initial Surviving Corporation shall be merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”). By virtue of the Second Merger, at the Second Effective Time, the separate existence of the Initial Surviving Corporation shall cease and Merger Sub II shall continue as the surviving corporation in the Second Merger (the “Final Surviving Corporation”).
(b)    Second Effective Time. As promptly as practicable after the First Effective Time, Merger Sub II shall file with the Secretary of State of the State of Delaware a certificate of merger for the Second Merger (the “Second Certificate of Merger”), duly executed in accordance with, and in such form as required by, the DGCL. The Second Merger shall become effective at the time that Merger Sub II duly files the Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Acuren and NV5 shall agree and specify in the Second Certificate of Merger (the time the Second Merger becomes effective, the “Second Effective Time”).
(c)    Effects of the Second Merger. The Second Merger shall have the effects provided herein and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Second Effective Time, the Surviving Entity shall possess all of the rights, powers, privileges and franchises, and be subject to all of the Liabilities, of the Initial Surviving Corporation and Merger Sub II.
(d)    Certificate of Incorporation and Bylaws of Final Surviving Corporation. At the Second Effective Time, (i) the certificate of incorporation of the Final Surviving Corporation will be amended in its entirety to read as set forth in the Second Certificate of Merger until thereafter until amended as provided therein or in accordance with applicable Law, and (ii) the bylaws of Merger Sub II in effect immediately prior to the Second Effective Time shall be the bylaws of the Final Surviving Corporation.
(e)    Effect on Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of the Parties or any other Person, (i) each share of Initial Surviving Corporation Common Stock issued and outstanding immediately prior to the Second Effective Time shall be automatically cancelled and shall cease to exist, and no consideration shall be paid with respect thereto, and (ii) each share of Merger Sub II Common Stock issued and outstanding immediately prior to the Second Effective Time shall be automatically converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Final Surviving Corporation.
(f)    Directors and Officers of the Final Surviving Corporation. As of the Second Effective Time, (i) each member of the Merger Sub II Board shall continue as a director of the Final Surviving Corporation as of the Second Effective Time and (ii) except as may be determined by Acuren prior to the Closing, each officer of Merger Sub II immediately prior to the Second Effective Time shall continue to serve in his or her respective office as an officer of the Final Surviving Corporation from and after the Second Effective Time.
(g)    Directors of Acuren. Prior to, and conditioned upon the occurrence of, the Second Effective Time, Acuren shall take all actions necessary in order to, effective upon the Second Effective Time, increase the size of the Acuren Board to add three (3) directors designated by NV5 to serve in accordance with the certificate of incorporation and bylaws of Acuren; provided, that one (1) of such three (3) directors designated by NV5 shall be Dickerson C. Wright, one (1) of such three (3) directors designated by NV5 shall be reasonably acceptable to Acuren, and one (1) of such three (3) directors designated by NV5 shall be shall be reasonably acceptable to Acuren and independent of both NV5 and Acuren (such directors designated by NV5, the “NV5 Designees”). Following the Closing, Acuren, through the Acuren Board, subject to the fiduciary duties of the Acuren Board, applicable Laws and the rules and regulations of the NYSE, shall take all necessary action to nominate the NV5 Designees for election to the Acuren Board in the proxy statement relating to the first annual meeting of the stockholders of Acuren after the Closing Date.
ARTICLE II.
EFFECT ON THE CAPITAL STOCK IN FIRST MERGER
Section 2.1    Effect on Capital Stock.
(a)    At the First Effective Time, by virtue of the First Merger and without any action by any Party or any other Person (including the NV5 Stockholders and the Acuren Stockholders):

(i)    all shares of NV5 Common Stock that are owned by any of Acuren, Merger Subs or NV5 (including shares held as treasury stock or otherwise) or any of their respective Subsidiaries immediately prior to the First Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;
(ii)    each share of NV5 Common Stock issued and outstanding immediately prior to the First Effective Time (except for shares of NV5 Common Stock to be canceled under Section 2.1(a)(i) and Appraisal Shares) (each, a “Converted Share”) shall be automatically converted into and become the right to receive (A) subject to Section 2.2, a number of validly issued, fully paid and nonassessable shares of Acuren Common Stock equal to the Exchange Ratio and (B) ten dollars ($10.00) in cash, without interest (such amount of cash, the “Per-Share Cash Amount” and, the foregoing clauses (A) and (B), collectively, the “Merger Consideration”); and
(iii)    each share of Merger Sub I Common Stock issued and outstanding immediately prior to the First Effective Time shall be automatically converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Initial Surviving Corporation (“Initial Surviving Corporation Common Stock”).
(b)    At the First Effective Time, each holder of (i) a certificate that immediately prior to the First Effective Time represented any share of NV5 Common Stock (each, a “Certificate”) or (ii) any share of NV5 Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any right, title or interest therein or thereto, except (A) as to Converted Shares, the right to receive the Merger Consideration (subject to compliance with Section 2.4), any cash in lieu of fractions of shares under Section 2.2 and any dividends or other distributions payable under Section 2.4(d) and (B) as to Appraisal Shares, any rights provided by Law and in Section 2.3.
Section 2.2    Fractional Shares. No fractions of shares of Acuren Common Stock shall be issued as a result of or in connection with the First Merger. In lieu of the issuance of any such fraction of a share to which a former holder of Converted Shares would otherwise be entitled, Acuren shall pay to the Exchange Agent an amount in cash, without interest, equal to the product of (i) the aggregate number of all fractions of shares of Acuren Common Stock that would otherwise have been required to be issued to holders of Converted Shares under Section 2.1(a)(ii), multiplied by (ii) the Acuren Closing VWAP (rounded to the nearest cent). As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of Converted Shares in lieu of any fractional share interests in Acuren Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Converted Shares entitled to receive such cash.
Section 2.3    Appraisal Shares. As used herein, “Appraisal Share” means any share of NV5 Common Stock that is outstanding immediately prior to the First Effective Time and that is held by any Person who is entitled to demand and properly demands appraisal of such share of NV5 Common Stock in accordance, and who complies in all respects, with Section 262 of the DGCL (“Section 262”). At the First Effective Time, (a) by virtue of the First Merger and without any action on the part of any Party or any other Person (including the NV5 Stockholders), each Appraisal Share shall be automatically canceled and shall cease to exist and (b) each holder of an Appraisal Share shall cease to have any rights with respect thereto, except the right to appraisal of the fair value of such Appraisal Share under Section 262; provided, however, that if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 for such Appraisal Share, (i) the right of such holder to appraisal of the fair value of such Appraisal Share shall cease, such Appraisal Share shall cease to be an Appraisal Share and shall be referred to herein as a “Subsequently Converted Share” and (ii) such Subsequently

Converted Share shall be treated, after such failure, waiver, withdrawal or loss, for all purposes as a Converted Share.
Section 2.4    Exchange of NV5 Common Stock.
(a)    Prior to the First Effective Time, Acuren shall enter into a customary exchange agent agreement with Computershare, Inc. (“Computershare”), in such form as mutually agreed by Acuren and NV5, or if Computershare shall be unavailable, a financial institution designated by Acuren and reasonably acceptable to NV5 (the “Exchange Agent”).
(b)    (i) At or prior to the First Effective Time, Acuren shall deposit (or cause to be deposited) with the Exchange Agent (A) the aggregate number of whole shares of Acuren Common Stock, subject to Section 2.2, into which Converted Shares are to be converted under Section 2.1(a)(ii)(A), (B) the aggregate amount of cash payable in lieu of fractions of shares of Acuren Common Stock payable under Section 2.2 and (C) an amount of cash equal to the aggregate amount payable in respect of Converted Shares under Section 2.1(a)(ii)(B) and the aggregate amount payable in respect to NV5 Executive RSAs pursuant to Section 2.6(a)(ii); provided, however, that with respect to any such NV5 Executive RSAs that are held by current employees of the NV5 Entities, Acuren shall deposit (or cause to be deposited) with NV5 the aggregate amount payable in respect of such NV5 Executive RSAs pursuant to Section 2.6(a)(ii) for payment to such holders through NV5’s payroll system, without interest and less applicable Tax withholdings, and (ii) after the First Effective Time, on the appropriate payment date, if applicable, Acuren shall deposit (or cause to be deposited) with the Exchange Agent an amount of cash equal to the amount of any dividends or other distributions payable under Section 2.4(d) on the shares of Acuren Common Stock deposited under the foregoing clause (A) (such shares of Acuren Common Stock and cash deposited with the Exchange Agent under the foregoing clauses (i) and (ii), the “Exchange Fund”). If any Appraisal Share becomes a Subsequently Converted Share, Acuren shall deposit with the Exchange Agent, for addition to the Exchange Fund, (1) the aggregate number of whole shares of Acuren Common Stock, assuming the effect of Section 2.2, into which such Subsequently Converted Shares were converted under Section 2.1(a)(ii) and Section 2.3, (2) the aggregate amount of cash into which such Subsequently Converted Shares were converted under Section 2.1(a)(ii) and Section 2.3, (3) the aggregate amount of cash in lieu of fractions of shares of Acuren Common Stock payable with respect to such Subsequently Converted Shares under Section 2.2 and (4) on the appropriate payment date, if applicable, an amount of cash equal to the amount of any dividends or other distributions payable under Section 2.4(d) on the shares of Acuren Common Stock deposited under the foregoing clause (1). The Exchange Agent shall deliver the Merger Consideration to the holders of Converted Shares and Subsequently Converted Shares out of the Exchange Fund under the exchange agent agreement contemplated by Section 2.4(a). Except as provided in Section 2.4(i), the Exchange Fund shall not be used for any other purpose.
(c)    Exchange Procedures.
(i)    Certificates. Acuren shall cause the Exchange Agent to mail, as soon as reasonably practicable after the First Effective Time, to each holder of record of a Certificate whose shares of NV5 Common Stock were converted into the right to receive the Merger Consideration under Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent (or affidavits of loss in lieu thereof under Section 2.4(h)) and shall be in customary form as mutually agreed by Acuren and NV5, shall have such other provisions as Acuren may reasonably specify and shall be reasonably acceptable to NV5) (a

“Letter of Transmittal”) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent (or affidavits of loss in lieu thereof under Section 2.4(h)), together with a Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, including any Internal Revenue Service withholding forms required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Acuren shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as reasonably practicable, (1) cash in an amount equal to the Per-Share Cash Amount, multiplied by the number of shares of NV5 Common Stock previously represented by such Certificate, (2) the number of shares of Acuren Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive for the shares of NV5 Common Stock represented by such Certificate under Section 2.1(a)(ii) (after taking into account all other Certificates surrendered by such holder under this Section 2.4(c)(i)), (3) any dividends or other distributions payable under Section 2.4(d)(i) and (4) cash in lieu of fractions of shares of Acuren Common Stock payable under Section 2.2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of NV5 Common Stock that is not registered in the transfer records of NV5, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Acuren that such Tax was paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate hereunder.
(ii)    Book-Entry Shares. Notwithstanding anything herein to the contrary, any holder of a Book-Entry Share that is a Converted Share shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent. In lieu thereof, each holder of record of one (1) or more Book-Entry Shares that are Converted Shares shall automatically upon the First Effective Time be entitled to receive, and Acuren shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the First Effective Time, (A) cash in an amount equal to the Per-Share Cash Amount, multiplied by the number of Converted Shares previously represented by such Book-Entry Shares, (B) the number of shares of Acuren Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares of Acuren Common Stock that such holder has the right to receive for such Converted Shares under Section 2.1(a)(ii), (C) any dividends or distributions payable under Section 2.4(d)(ii) and (D) cash in lieu of fractions of shares of Acuren Common Stock payable under Section 2.2. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.
(d)    Distributions Related to Unexchanged Shares.
(i)    No dividends or other distributions on shares of Acuren Common Stock with a record date after the First Effective Time shall be paid to the holder of any Certificate formerly representing NV5 Common Stock, and no cash payment in lieu of fractions of shares shall be paid to any such holder under Section 2.2, until the surrender of such Certificate (or affidavit of loss in lieu thereof under Section 2.4), together with a Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, together with a Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, in accordance with this Article II, there shall be paid to the holder of the shares of Acuren Common Stock issued in exchange therefor, without interest, (A) by the Exchange Agent at the time of delivery of such Acuren Common Stock by the Exchange Agent under Section 2.4(c)(i), the aggregate amount of dividends or other distributions payable on such shares of Acuren Common Stock in connection with a dividend or other distribution with a record date after the First Effective Time theretofore paid by Acuren and (B) by Acuren at the appropriate payment date, the aggregate amount of dividends or other distributions payable on such shares of Acuren Common Stock in connection with a dividend or other distribution with a record date after the First Effective Time but prior to such delivery of such Acuren Common Stock by the Exchange Agent under Section 2.4(c)(i), and a payment date subsequent to such delivery of such Acuren Common Stock by the Exchange Agent under Section 2.4(c)(i).
(ii)    Subject to applicable Law, there shall be paid to the holder of the shares of Acuren Common Stock issued in exchange for Book-Entry Shares under this Article II, without interest, (A) by the Exchange Agent at the time of delivery of such Acuren Common Stock by the Exchange Agent under Section 2.4(c)(ii), the aggregate amount of dividends or other distributions payable on such shares of Acuren Common Stock in connection with a dividend or other distribution with a record date after the First Effective Time theretofore paid by Acuren and (B) by Acuren at the appropriate payment date, the aggregate amount of dividends or other distributions payable on such shares of Acuren Common Stock in connection with a dividend or other distribution with a record date after the First Effective Time but prior to the time of such delivery by the Exchange Agent under Section 2.4(c)(ii), and a payment date subsequent to the time of such delivery by the Exchange Agent under Section 2.4(c)(ii).
(e)    After the First Effective Time, there shall be no further registration of transfers on any stock transfer books (whether those of the Surviving Entity or otherwise) of shares of NV5 Common Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, any Certificates formerly representing shares of NV5 Common Stock are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged pursuant and subject to this Article II.
(f)    Any portion of the Exchange Fund that remains undistributed to the former holders of NV5 Common Stock for twelve (12) months after the First Effective Time shall be delivered to the Surviving Entity, upon demand, and any former holder of NV5 Common Stock who has not theretofore complied with this Article II shall thereafter look only to Acuren for payment of its claim for the Merger Consideration and any dividends or distributions on shares of Acuren Common Stock as contemplated by Section 2.4(d). Any portion of the Merger Consideration provided to the Exchange Agent under Section 2.4(b) to pay for any Subsequently Converted Share shall be delivered to Acuren promptly (and in any event within two (2) Business Days) of Acuren’s demand to the Exchange Agent therefor; provided, that in such case, until twelve (12) months after the First Effective Time, Acuren shall make available to the Exchange Agent, as needed, the Merger Consideration to be delivered for such Subsequently Converted Share.
(g)    None of Acuren, Merger Subs, the Surviving Entity or the Exchange Agent shall be liable to any Person for any shares of Acuren Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official under any applicable abandoned property, escheat or similar Law. Subject to applicable Law, notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article

II that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Authority, shall, to the extent permitted by applicable Law, become the property of Acuren, free and clear of all claims or interest of any Person previously entitled thereto.
(h)    In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Acuren, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acuren or the Exchange Agent, the posting by such Person of a bond in reasonable amount as Acuren or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Entity related to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof under Section 2.4(d) had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.
(i)    The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Acuren; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of NV5 Common Stock. Any interest, gains and other income resulting from such investments (net of any losses) shall be the sole and exclusive property of Acuren payable to Acuren upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of NV5 Common Stock; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of NV5 Common Stock pursuant to this Article II. If, for any reason (including losses), the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Acuren shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.
(j)    Each of Acuren, NV5, the Surviving Entity, the Exchange Agent and any other withholding agent hereunder shall be entitled to deduct and withhold from the consideration otherwise payable to any Person under this Agreement such amounts as are required to be deducted or withheld with respect to such payment under applicable Law. If it is determined that withholding from any payment contemplated hereunder to NV5 is required under applicable Law, then, except with respect to any withholding arising (i) with respect to payments to a service provider which are compensation for performance of services or (ii) as a result of the failure of a holder of NV5 Common Stock to provide the Exchange Agent with any Internal Revenue Service withholding forms required by the Exchange Agent in accordance with Section 2.4(c)(i), Acuren shall provide NV5 with advance written notice at least five (5) Business Days prior to the withholding, including a reasonably detailed explanation therefor, and shall reasonably cooperate with NV5 in responding to any requests for information or clarification made by NV5 in respect thereof. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Authority to the extent required under applicable Law, such amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding the foregoing, Acuren shall use commercially reasonable efforts to reduce or eliminate any such withholding, including requesting and providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.
Section 2.5    Further Assurances. If, at any time after the First Effective Time, the Surviving Entity determines that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any right, property or asset of either of NV5 or (if applicable) Merger Sub I acquired or to be acquired by the Surviving Entity as a result of, or in connection with, either Merger or otherwise to carry out this Agreement, then the agents of the Surviving Entity shall be authorized to take all such actions as any such agents deems necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the purposes hereof.
Section 2.6    NV5 Equity Awards.
(a)    At the First Effective Time, by virtue of the First Merger and without any action by any Party or any other Person (including the holders of such NV5 Equity Awards):
(i)    NV5 RSAs. Except as provided in Section 2.6(a)(ii), each NV5 RSA award outstanding immediately prior to the First Effective Time that remains unvested at the First Effective Time shall automatically be cancelled and replaced with the grant by Acuren of a restricted stock award (a “Replacement RSA Award”), on similar terms and conditions as was applicable to such NV5 RSA award immediately prior to the First Effective Time (including the vesting schedule), and the number of shares of Acuren Common Stock subject to such Replacement RSA Award shall be determined by multiplying (x) the number of shares of NV5 Common Stock subject to such Replacement RSA Award immediately prior to the First Effective Time by (y) the sum of the Exchange Ratio plus the quotient obtained by dividing the Per-Share Cash Amount by the Acuren Closing VWAP, rounding to the nearest whole number of shares.
(ii)    NV5 Executive RSA. Each NV5 Executive RSA award outstanding immediately prior to the First Effective Time that remains unvested at the First Effective Time shall automatically vest in full immediately prior to the First Effective Time and, immediately thereafter, each share of NV5 Common Stock subject to such NV5 Executive RSA award or any NV5 Executive RSA award that shall have automatically vested in full in accordance with the terms thereof upon the effectiveness of the resignations contemplated by Section 1.2(e) shall, in each such case, be automatically converted into and become the right to receive the Merger Consideration, as determined in accordance with Section 2.1(a)(ii), without interest, and shall be settled at the same time and in the same manner as a Converted Share in accordance with this Agreement, less applicable Tax withholdings.
(b)    NV5 Board Actions. Prior to the First Effective Time, the NV5 Board shall adopt such resolutions and take such other actions as are necessary, including providing any required notices and obtaining any required consents (if any) to (i) terminate the NV5 Equity Plans, effective as of immediately prior to, but subject to the occurrence of, the First Effective Time, and (ii) provide for or give effect to the transactions contemplated by this Section 2.6. NV5 shall provide Acuren with drafts of, and a reasonable opportunity to comment upon, all such resolutions prior to their adoption. All NV5 RSA awards and NV5 Executive RSA awards shall no longer have any force and effect on or after the First Effective Time.

Section 2.7    Certain Adjustments. Notwithstanding anything herein to the contrary, if, prior to the First Effective Time, the outstanding shares of Acuren Common Stock or NV5 Common Stock are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon shall be declared with a record date within such period, then the Exchange Ratio (and the Per-Share Cash Amount in the case of any such action related to NV5 Common Stock) and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Acuren and the holders of NV5 Common Stock (including holders of NV5 Equity Awards) the same economic effect as contemplated by Section 2.1 and Section 2.6 prior to such event. Nothing in this Section 2.7 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision hereof.
Section 2.8    Existing Indebtedness. On the Closing Date, in addition to all other payments required to be made pursuant to this Agreement, Acuren shall pay (or cause to be paid) all amounts required to be paid pursuant to the payoff letters delivered by NV5 in accordance with Section 5.18 by wire transfer of immediately available funds to the accounts designated by the lenders of NV5 and the NV5 Subsidiaries.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF NV5
Except as disclosed in (x) the NV5 SEC Documents filed with the SEC at least two (2) Business Days prior to the date hereof, to the extent reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (excluding, in each case, any risk factor disclosure that is contained solely in any “Risk Factors” section of any such NV5 SEC Document or any disclosure in any “qualitative and quantitative disclosure about market risk” section, any “forward-looking statements” or similar disclaimer or any other disclosure included in any such NV5 SEC Document that is predictive or forward-looking in nature), or (y) subject to Section 8.13(k), the NV5 Disclosure Schedule, NV5 represents and warrants to Acuren and Merger Subs as follows:
Section 3.1    Organization; Good Standing; Corporate Power; NV5 Subsidiaries.
(a)    NV5 is a corporation duly incorporated, validly existing and in good standing in accordance with the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease, as applicable, and operate its assets and to carry on its businesses as currently conducted. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede NV5’s ability to consummate the Mergers or any of the other transactions contemplated hereby, NV5 is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary. Correct and complete copies of NV5’s Constituent Documents that are in effect on the date hereof are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database, or have been made available to Acuren, prior to the date hereof, and such Constituent Documents are in full force and effect and NV5 is not in violation, in any material respect, of any of its Constituent Documents.
(b)    Section 3.1(b) of the NV5 Disclosure Schedule lists all of NV5’s Subsidiaries (the “NV5 Subsidiaries” and, together with NV5, the “NV5 Entities”) as of the date hereof, including each NV5 Subsidiary’s jurisdiction of incorporation, formation or organization. Each NV5 Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized or formed, validly existing and in good standing in accordance with the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has the requisite corporate or other entity power and authority, as the case may be, to own, lease and operate its assets and to carry on its businesses as currently conducted, except where the failure to be so duly incorporated, duly organized or formed, validly existing and in good standing has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a NV5 Material Adverse Effect. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede NV5’s ability to consummate the Mergers or any of the other transactions contemplated hereby, each NV5 Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary. Prior to the date hereof, NV5 has made available to Acuren correct and complete copies of each NV5 Subsidiary’s Constituent Documents that are in effect on the date hereof. Each NV5 Subsidiary’s Constituent Documents are in full force and effect, and no NV5 Subsidiary is in violation, in any material respect, of any of its Constituent Documents.
Section 3.2    NV5 Capitalization.
(a)    The authorized capital stock of NV5 consists of (i) 180,000,000 shares of NV5 Common Stock and (ii) 5,000,000 shares of NV5 Preferred Stock.
(b)    As of the close of business on May 5, 2025 (the “Capitalization Date”), there were (i) 65,718,838 shares of NV5 Common Stock issued and outstanding, (ii) no shares of NV5 Common Stock owned by NV5 as treasury stock, (iii) 2,572,335 shares of NV5 Common Stock related to outstanding NV5 RSAs (excluding NV5 Executive RSAs) and 658,632 shares of NV5 Common Stock related to outstanding NV5 Executive RSAs, and (iv) no shares of NV5 Preferred Stock issued or outstanding. Since the Capitalization Date through the date hereof, NV5 has not issued or granted any NV5 Equity Awards, and NV5 has not issued any shares of NV5 Preferred Stock or NV5 Common Stock, except in satisfaction of the vesting or exercise of (in each case, as required under their respective terms) any NV5 Equity Awards that were outstanding as of the close of business on the Capitalization Date and set forth on Section 3.2(b) of the NV5 Disclosure Schedule (such shares of NV5 Common Stock, together with the outstanding Equity Securities of NV5 described by the foregoing clauses (i)–(iv), the “Outstanding NV5 Equity Securities”). Section 3.2(b) of the NV5 Disclosure Schedule lists all outstanding NV5 Equity Awards as of the close of business on the Capitalization Date, including (A) the employee identification number of the holder thereof, (B) the type of award and number of shares of NV5 Common Stock related thereto, (C) whether or not the award will accelerate upon the First Effective Time and (D) the date of grant and vesting schedule. All of the issued and outstanding shares of NV5 Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or other antidilutive rights. Except for the (1) Outstanding NV5 Equity Securities and (2) Equity Securities of NV5 issued on or after the date hereof (solely to the extent permitted by Section 5.1(b)), no Equity Securities of NV5 are issued or outstanding. As of the date hereof, there are no accrued or declared, and unpaid, dividends or dividend equivalents on any Equity Securities of NV5.
(c)    Except for acquisitions, or deemed acquisitions, of NV5 Common Stock or other Equity Securities of NV5 in connection with (i) required Tax withholding in connection with the vesting of NV5 Equity Awards and (ii) forfeitures of NV5 Equity Awards, no NV5 Entity has any obligation to repurchase, redeem or otherwise acquire any Equity Securities of any NV5 Entity.

(d)    There is no Indebtedness of any NV5 Entity providing any holder thereof with the right to vote (or convertible into, or exchangeable for, Equity Securities providing the holder thereof with the right to vote) on any matters on which any holder of Equity Securities of any NV5 Entity may vote. There are no stockholder agreements, voting trusts or similar Contracts, agreements or arrangements to which any NV5 Entity is a party or otherwise bound, governing, regulating, granting rights to, imposing restricting on, or otherwise relating to, voting of and/or investment in any shares or other Contracts governing, regulating, restricting or otherwise relating to the voting and/or disposition of any shares of NV5 Common Stock or other Equity Securities of any NV5 Entity.
(e)    NV5 owns, directly or indirectly through one or more NV5 Entities, all of the outstanding Equity Securities of each NV5 Subsidiary, in each case, free and clear of any Lien thereon (other than Permitted Liens). All outstanding Equity Securities of each NV5 Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or other antidilutive rights. Except for the outstanding Equity Securities of each NV5 Subsidiary, no NV5 Entity owns any Equity Securities of any Person (other than the NV5 Entities). No NV5 Entity is obligated to make any loan, capital contribution, guarantee, credit support or enhancement or other investment in any Person.
Section 3.3    Authority; Execution and Delivery; Enforceability; State Takeover Statutes.
(a)    NV5 has all necessary corporate power and authority to execute and deliver this Agreement, to perform or comply with its covenants, obligations and agreements hereunder and, subject to the adoption hereof by the holders of a majority of the outstanding shares of NV5 Common Stock that are entitled to vote thereon at the NV5 Stockholders Meeting (the “NV5 Stockholder Approval”), to consummate the transactions contemplated hereby, including the First Merger. Upon receipt of the NV5 Stockholder Approval, no other corporate or equivalent proceeding on the part of NV5 is necessary to authorize the consummation of the transactions contemplated hereby. NV5 has duly executed and delivered this Agreement, and assuming Acuren’s and Merger Subs’ respective due authorization, execution and delivery hereof, this Agreement is NV5’s legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforcement is sought in a proceeding of law or in equity) or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought (the “Bankruptcy and Equitable Exceptions”). The NV5 Stockholder Approval is the only approval of holders of any shares of NV5 Common Stock and any other Equity Securities of NV5 necessary to adopt this Agreement and approve the First Merger or the other transactions contemplated hereby. Other than the approvals in this Section 3.3(a), no other corporate or equivalent proceeding on the part of any NV5 Entity is necessary to approve this Agreement or the Mergers or consummate the transactions contemplated hereby.
(b)    At a meeting duly called and held on or prior to the date hereof, the Special Committee has recommended that the NV5 Board recommend the adoption of the Merger Agreement to the NV5 Stockholders. Thereafter, at a meeting duly called and held on or prior to the date hereof and upon the recommendation of the Special Committee, the NV5 Board adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Mergers and the other transactions contemplated hereby, (ii) determining that the terms hereof, the Mergers and the other transactions contemplated hereby are fair to, and in the best interests of, NV5 and the NV5 Stockholders, (iii) directing that this Agreement be submitted to the NV5 Stockholders for adoption and (iv) resolving to recommend that the NV5 Stockholders adopt this Agreement (the “NV5 Recommendation”). Subject to Section 5.4(b), the NV5 Board has not rescinded, modified or withdrawn such resolutions in any way. Such resolutions are sufficient to render inapplicable to this Agreement, the Mergers and the other transactions contemplated hereby, the restrictions of Section 203 of the DGCL to the extent such restrictions would otherwise be applicable to this Agreement, the Mergers and the other transactions contemplated hereby. No restrictions on business combinations in any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) are applicable the Mergers or the other transactions contemplated hereby. NV5 is not a party to any stockholder rights plan, “poison pill,” antitakeover plan or other similar agreement or device that is applicable to the First Merger.
Section 3.4    No Conflicts; Consents and Approvals.
(a)    NV5’s execution and delivery hereof does not, NV5’s performance of and compliance with its covenants, obligations and agreements hereunder will not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Constituent Documents of any NV5 Entity, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 3.4(b) and obtaining the NV5 Stockholder Approval and the Acuren Stockholder Approval, violate any applicable Law or Order or (iii) breach, violate, conflict with, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, vesting, cancellation or amendment of or a right of termination, cancellation or amendment under, accelerate the performance required by, constitute a change of control, require notice or consent or approval under, or result in the creation of any Lien on any of the respective properties or assets of a NV5 Entity under, any Contract or Permit to which any NV5 Entity is a party or by which any asset or property of a NV5 Entity is bound or affected, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a NV5 Material Adverse Effect or otherwise prevent, materially delay or materially impede NV5’s ability to consummate the First Merger or any of the other transactions contemplated hereby.
(b)    NV5’s execution and delivery hereof does not, NV5’s performance of and compliance with its covenants, obligations and agreements hereunder will not, and the consummation of the transactions contemplated hereby will not, require any NV5 Entity to make any registration, declaration, notice, report, submission, application or other filing, including the termination or expiration of a waiting period (each, a “Filing”), with or to, or to obtain any consent, approval, waiver, license, permit, franchise, authorization or Order (each, a “Consent”) of, any Governmental Authority, except: (i) the filing with the SEC of the Joint Proxy Statement; (ii) the filing and recordation of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware; (iii) the Filings required by the Exchange Act, the Securities Act and the rules and regulations of the Nasdaq and/or NYSE; (iv) the HSR Clearance and the Filings required by the HSR Act for the transactions contemplated hereby; (v) the Filings and the Consents listed in Section 3.4(b) of the NV5 Disclosure Schedule; and (vi) any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a NV5 Material Adverse Effect or otherwise prevent, materially delay or materially impede NV5’s ability to consummate the First Merger or any of the other transactions contemplated hereby.
Section 3.5    SEC Documents; Financial Statements; Related-Party Transactions; Undisclosed Liabilities.
(a)    NV5 has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by NV5 with the SEC since December 31, 2021, together with all certifications required pursuant to the Sarbanes-Oxley Act (together with any documents filed with or furnished to the SEC during such period by NV5 to the SEC on a voluntary basis, but excluding the Joint Proxy Statement, the “NV5 SEC Documents”). As of its respective date or, if amended or supplemented, as of the date of the last such amendment or supplement, each NV5 SEC Document complied when filed or furnished (or, if applicable, when amended or supplemented) in all material respects with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and other rules and regulations of the SEC promulgated thereunder, and none of the NV5 SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended or supplemented) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No NV5 Subsidiary is, or has at any time since December 31, 2021, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any report, schedule, form, statement, registration statement, prospectus or other document with the SEC.
(b)    The consolidated financial statements of NV5 included in the NV5 SEC Documents (including, in each case, any notes or schedules thereto, the “NV5 SEC Financial Statements”) (i) have been prepared from the books and records of the NV5 Entities, which have been maintained in accordance with GAAP, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and (iii) present fairly, in all material respects, the NV5 Entities’ consolidated financial position as at the respective dates thereof and the NV5 Entities’ consolidated results of operations, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act, including normal and recurring year-end adjustments). Except as required by GAAP and disclosed in the NV5 SEC Documents, since December 31, 2021, NV5 has not made or adopted any material change in its accounting methods, practices or policies.
(c)    NV5 is, and since December 31, 2021, has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq. NV5 has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance about the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the NV5 Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the NV5 Entities are being made only in accordance with appropriate authorizations of NV5’s management and the NV5 Board and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the NV5 Entities that could have a material effect on the financial statements. NV5 has established and maintains a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by NV5 in the NV5 SEC Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to NV5’s management as appropriate to allow timely decisions about required disclosure and to make the certifications required pursuant to Section 302 and Section 906 of the Sarbanes-Oxley Act. NV5 has disclosed to NV5’s outside auditors and the audit committee of the NV5 Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect NV5’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves NV5’s management or other employees who have a significant role in NV5’s internal control over financial reporting. There are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of NV5’s internal controls and procedures that would reasonably be expected to adversely affect NV5’s ability to record, process, summarize and report financial data. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC’s staff related to any NV5 SEC Documents, there is no material correspondence between the SEC and NV5 since January 1, 2022 that is not set forth in the NV5 SEC Documents or that has not otherwise been disclosed to Acuren prior to the date hereof, to NV5’s Knowledge, none of the NV5 SEC Documents is the subject of ongoing SEC review and there are no internal investigations or, to NV5’s Knowledge, any formal or informal SEC inquiries or investigations or other inquiries or investigations by Governmental Authorities that are pending or threatened in writing, in each case under this sentence, related to any accounting practices of any NV5 Entity.
(d)    Since December 31, 2024, no NV5 Entity or, to NV5’s Knowledge, any of their respective Representatives has received any bona fide material complaint, allegation, assertion or claim, whether written or oral, related to the accounting or auditing practices, procedures, methodologies or methods of any NV5 Entity or their respective internal accounting controls, including any bona fide material complaint, allegation, assertion or claim that any NV5 Entity has engaged in questionable accounting or auditing practices.
(e)    No NV5 Entity is, or proposes to be, a party to any Contract, arrangement or transaction with (i) any Affiliate (except for any NV5 Entity), including any director or officer, of any NV5 Entity, or (ii) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, in each case, that is required to be disclosed by NV5 under Item 404 of Regulation S-K under the Exchange Act.
(f)    No NV5 Entity has any liabilities, Indebtedness, commitments or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, due, to become due or unaccrued (“Liabilities”), except (i) as disclosed and reflected or reserved against in the most recent audited balance sheet included in the NV5 SEC Financial Statements or the notes thereto, (ii) for any Liability (except for any Liability for any breach of Contract or breach of warranty, tort or violation of Law or related to any Action) incurred in the Ordinary Course of Business since the date of the most recent audited balance sheet included in the NV5 SEC Financial Statements or (iii) for any Liability that is not and would not reasonably be expected to result in, individually or in the aggregate, a NV5 Material Adverse Effect. No NV5 Entity is a party to, or has committed or undertaken to become party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement related to any transaction or relationship between or among any NV5 Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), in each case, that is required to be disclosed pursuant to Item 303(a) of Regulation S-K under the Exchange Act.

Section 3.6    Absence of Certain Changes or Events. Since December 31, 2024 through the date hereof, (a) except for NV5’s negotiation of, and entry into, this Agreement, the NV5 Entities have conducted their businesses in the Ordinary Course of Business in all material respects, (b) none of the NV5 Entities has taken any action that would have required Acuren’s consent pursuant to Section 5.1 had the covenant applied since December 31, 2024 and (c) neither a NV5 Material Adverse Effect nor any event, change, effect, development, state of facts, condition, circumstance or occurrence that would reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect, has occurred.
Section 3.7    Actions. Except for Actions or Orders that have not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect or materially and adversely affect NV5’s ability to perform or comply with its covenants, obligations and agreements hereunder or the consummation of the transactions contemplated hereby, (a) there are, and since December 31, 2021 have been, no Actions pending or, to NV5’s Knowledge, threatened against any NV5 Entity or any officer or director thereof (solely in their respective capacity as such), whether at law or in equity, or before or by any Governmental Authority, and (b) none of the NV5 Entities or any of their respective officers or directors (solely in their respective capacity as such) are, and since December 31, 2021 have been, subject to any outstanding Order.
Section 3.8    Compliance with Laws; Permits.
(a)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect: (i) each NV5 Entity is, and since December 31, 2021, has been, in compliance with all applicable Laws; (ii) since December 31, 2021, no NV5 Entity has received any written notice alleging that any NV5 Entity has violated any applicable Law that has not been resolved; and (iii) no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default or violation by any NV5 Entity under any applicable Law.
(b)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect: (i) each NV5 Entity holds, and since December 31, 2021, has held, all Permits necessary for the lawful conduct of its business and the ownership, use, operation and maintenance of their assets as currently conducted, operated and maintained, and all such Permits are and have been valid, subsisting and in full force and effect; (ii) each NV5 Entity is, and since December 31, 2021 has been, in compliance with all such Permits and no event has occurred that, with or without notice or lapse of time or both, would be a default under or violation of any such Permit; (iii) there is no, and since December 31, 2021 has been no, Action pending or, to NV5’s Knowledge, threatened that asserts any violation of any such Permit or seeks the revocation, cancellation, suspension, limitation or adverse modification of any such Permit; and (iv) no NV5 Entity has, since December 31, 2021, received any written notice alleging that any NV5 Entity is not in compliance with, or has violated, any such Permit, notifying any NV5 Entity of the revocation or withdrawal of any such Permit or imposing any condition, limitation, modification, amendment, cancellation or termination of any such Permit.
(c)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect:
(i)    (A) the NV5 Entities and all of their respective officers, directors, and employees, are, and since December 31, 2021, have been, in compliance with all applicable Anti-Money Laundering Laws, International Trade Laws and Sanctions, (B) there are no, and since

December 31, 2021 have been no, Actions pending or threatened in writing against (or internal investigations by) any NV5 Entity or any officer, director, or employee thereof in his, her or its capacity as such, in each case, related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions, and (C) since December 31, 2021, the NV5 Entities have held all material Permits or other authorizations required for the export, re-export, transfer or import in accordance with the International Trade Laws and Sanctions;
(ii)    none of the NV5 Entities or any of their respective officers, directors or employees in his, her or its capacity as such, (A) is a Sanctioned Person or otherwise a Person with whom transactions are prohibited under any International Trade Laws or Sanctions, (B) has been organized, operated, or resided in, or had any transactions, business or financial dealings that benefited or involved, directly or indirectly, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, or any other country, territory, region or Person subject to Sanctions;
(iii)    since December 31, 2021, none of the NV5 Entities or any of their respective officers, directors, or employees in his, her or its capacity as such has offered or given money or a thing of value to (A) any official or employee of a Governmental Authority, any political party or official thereof or any candidate for political office or (B) any other Person, in each case, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority, any political party or official thereof or candidate for political office, in each case, in violation of any Anti-Bribery Law; and
(iv)    there are no, and since December 31, 2021 have been no, Actions pending or threatened in writing against (or internal investigations by) any NV5 Entity or any officer, director, or employee thereof in his, her or its capacity as such, in each case, related to any Anti-Bribery Laws.
Section 3.9    Employee Benefit Plans; ERISA.
(a)    Section 3.9(a) of the NV5 Disclosure Schedule lists all of the material NV5 Benefit Plans in effect as of the date hereof. For each material NV5 Benefit Plan, prior to the date hereof, NV5 has made available to Acuren correct and complete copies or forms of the following, as applicable: (i) all such NV5 Benefit Plans (including all amendments thereto) to the extent in writing; (ii) written summaries of any such NV5 Benefit Plan that is not in writing; (iii) all related trust agreements, insurance contracts or other funding vehicles; (iv) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service and two most recent actuarial reports and financial statements; (v) the non-discrimination testing results for the two most recently completed plan years; (vi) the most recent determination or opinion letter from the Internal Revenue Service; (vii) the most recent summary plan description and any summaries of material modification; and (viii) any non-routine material correspondence to and/or from any Governmental Authority with respect to any NV5 Benefit Plan within the past three years.
(b)    Each NV5 Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a NV5 Benefit Plan and intended to be tax-exempt under Section 501(a) of the Code, has received a favorable determination or opinion letter from the Internal Revenue Service regarding its tax-qualified status and tax-exemption, respectively, and to NV5’s Knowledge, nothing has occurred that would adversely affect any such qualification or tax exemption of any such NV5 Benefit

Plan or related trust. Each NV5 Benefit Plan and any related trust complies in all respects, and has been established and administered in compliance in all respects, with its terms and with ERISA, the Code and other applicable Laws, in each case, except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect.
(c)    Since December 31, 2021, none of the NV5 Entities nor any of its ERISA Affiliates have maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to): (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA; (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Pension Plan”); (iii) a multiple employer plan as described in Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No NV5 Entity has any current or contingent liability or obligation related to any “employee benefit plan” (as defined in Section 3(3) of ERISA) as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.
(d)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect, since December 31, 2021, (i) all contributions required to be made with respect to any Multiemployer Pension Plan on or prior to the Closing Date have been timely made, (ii) no NV5 Entity has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in sections 4203 and 4205 of ERISA, from any such Multiemployer Pension Plan (or any liability resulting therefrom has been satisfied in full), and (iii) no NV5 Entity has any contingent Liability under Section 4204 of ERISA.
(e)    None of the NV5 Entities or, to NV5’s Knowledge, any other Person has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to a NV5 Benefit Plan to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject NV5 or any of its ERISA Affiliates to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code, in each case, except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect.
(f)    No material NV5 Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of any NV5 Entity who reside or work outside of the United States on behalf of any NV5 Entity.
(g)    There are no pending or, to NV5’s Knowledge, threatened claims (except for routine claims for benefits) by, on behalf of or against any NV5 Benefit Plan or any trust related thereto, and no audit or other proceeding by a Governmental Authority is pending or, to NV5’s Knowledge, threatened related to any NV5 Benefit Plan, in each case, except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect.
(h)    Except as required by applicable Law or for any payment or reimbursement of COBRA premiums as part of a severance benefit, no NV5 Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and no NV5 Entity has any obligation to provide such benefits.
(i)    None of the execution and delivery hereof, stockholder or other approval hereof or the consummation of the Mergers could, either alone or in combination with another event, (i) entitle any NV5 Service Provider to any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount, of compensation due to any such NV5 Service Provider, (iii) directly or indirectly require NV5 to transfer or set aside any assets to fund any benefits under any NV5 Benefit Plan, (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any material NV5 Benefit Plan on or following the First Effective Time, or (v) result in the payment of any amount that could, individually or in combination with any other such payment, be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. NV5 has provided to Acuren prior to the date hereof a Section 280G analysis with respect to any and all potential parachute payments to be made or provided to each “disqualified individual” (as defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement, together with supporting calculations in reasonable detail (collectively, the “280G Analysis”). No NV5 Entity has any obligation to gross-up, indemnify or otherwise reimburse any NV5 Service Provider for any Tax incurred by such individual under Sections 409A or 4999 of the Code.
(j)    Each NV5 Entity and each of its ERISA Affiliates has complied in all material respects with (i) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (ii) the affordability and minimum essential coverage requirements, and all other requirements, of the Patient Protection and Affordable Care Act of 2010, in each case, with respect to each NV5 Benefit Plan that is a group health plan.
(k)    Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) with respect to any NV5 Service Provider and to which any NV5 Entity is a party or otherwise subject has been maintained and operated in compliance with, and the document(s) evidencing such arrangement comply with, the requirements of Section 409A of the Code and regulations and other guidance promulgated thereunder, except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect, and no additional Tax under Section 409A of the Code has been or could be incurred by any NV5 Service Provider.
Section 3.10    Labor Matters.
(a)    Section 3.10(a) of the NV5 Disclosure Schedule lists all Collective Bargaining Agreements to which a NV5 Entity is a party to or bound by and all Collective Bargaining Agreements that pertain to any of the employees of any NV5 Entity.
(b)    Since December 31, 2021, (i) there has been no actual or, to NV5’s Knowledge, threatened material arbitrations, material grievances, strikes, lockouts, slowdowns, picketing, work stoppages or material labor-related Actions or disputes (collectively, “Labor Disputes”) against or affecting any NV5 Entity or involving an employee of the NV5 Entities, and no such Labor Disputes are pending, (ii) none of the NV5 Entities or any of their employees have committed any unfair labor practice as defined in the National Labor Relations Act in connection with the operation of the businesses of the NV5 Entities, and (iii) no labor union, trade union, labor organization or group of employees of any NV5 Entity has made a pending demand (orally or in writing) for recognition or certification, and there are no union organizing attempts, card signing activity, representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect, each NV5 Entity (A) is in compliance with any Collective Bargaining Agreement or Law pertaining to labor, employment or employment practices including all Laws regarding worker classification, health and safety, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, immigration, worker authorization, plant closures and layoffs, affirmative action, employee leave issues, pay equity, unemployment insurance and workers’ compensation and (B) is not, and has not been since December 31, 2021, a party to any Action alleging a violation of any Collective Bargaining Agreement or Law pertaining to labor, employment or employment practices, nor, to NV5’s Knowledge, is any such Action pending or threatened.
(c)    To NV5’s Knowledge, no NV5 Service Provider is in material violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any NV5 Entity; or (ii) to a former employer of any such NV5 Service Provider, with respect to (A) the right of any such NV5 Service Provider to be employed or engaged by a NV5 Entity or (B) the knowledge or use of trade secrets or proprietary information in connection with such NV5 Service Provider’s employment or engagement by a NV5 Entity.
(d)    NV5 has made available to Acuren a true and complete list, as of the date hereof, of each employee of the NV5 Entities, including, for each employee, their respective names, titles, business location, employing entity, current annual salary or hourly rate, date of hire, classification as exempt or non-exempt under applicable state or federal overtime Laws, accrued but unused vacation, visa type (if any), and active or inactive status.
(e)    Each of the NV5 Entities is, and since December 31, 2021 has been, in material compliance, with all federal, state and other Laws respecting labor, employment, and employment practices including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, sexual misconduct, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, wage payment, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs, terminations, fair labor standards, family and medical leave, sick leave, or any other labor and employment-related matters. There are no material Actions against any of the NV5 Entities pending or to NV5’s Knowledge, threatened, and there have been no Actions against the NV5 Entities for the three (3)-year period ending on the date of this Agreement, under any Law relating to employees or employment practices or with respect to breaches of any such Law.
(f)    Within the last three (3) years, none of the NV5 Entities: (i) has been found in violation in any material respect of any Laws relating to employees or other labor-related matters; (ii) is or has been a party to, or otherwise bound by, any material consent decree with, or material citation by, any Governmental Authority relating to current or former employees, officers or directors or employment practices; and (iii) is or has been subject to any material audit or investigation by the National Labor Relations Board, the Equal Employment Opportunity Commission, Occupational Safety and Health Administration, the Department of Labor, U.S. Citizen and Immigration Services, or any comparable Governmental Authority, or subject to material fines, penalties, or assessments associated with such audits or investigations.
(g)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect, since December 31, 2021, each NV5 Entity (i) has fully and timely paid all earned and accrued wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that has come due and payable to their respective current or former employees and independent contractors under applicable Law, Contract or policy, (ii) has not incurred any liability as a result of any misclassification of any Person as an independent contractor rather than as an employee or as “exempt” or “nonexempt” from wages, hourly and withholding requirements under applicable Law, and (iii) to NV5’s Knowledge, is not delinquent in payments to any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid under applicable Law, Contract or policy.
(h)    Since December 31, 2021, none of the NV5 Entities has conducted any “mass layoff” or “plant closing” (each as defined under the WARN Act or any similar applicable state Law). Since December 31, 2021, there have been no layoffs, furloughs or salary or wage reductions by any of the NV5 Entities that triggered a requirement to provide notice under the WARN Act or any similar applicable state law.
(i)    In the last three (3) years, there has been no formal material allegation brought (internally or otherwise) by any current or former employee of, or any current or former independent contractor or consultant to, the NV5 Entities, or by any applicant for employment with the NV5 Entities, that an officer, director, or management employee of the NV5 Entities has engaged in sexual harassment, employment discrimination, or misconduct.
(j)    All employees of the NV5 Entities employed in the United States are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government. Since December 31, 2021, the NV5 Entities have not been the subject of an immigration compliance or employment visit from, been assessed any material fine or penalty by, or been the subject of any material order or directive of, the United States Department of Labor, the United States Department of Justice, the United States Department of Homeland Security, the U.S. Citizen and Immigration Services, or any other similar Governmental Authority.
Section 3.11    Environmental Matters.
(a)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect:
(i)    each NV5 Entity is, and since December 31, 2021 has been, in compliance with all applicable Environmental Laws, and no NV5 Entity has received any written communication (whether from a Governmental Authority, citizens group or other third party) alleging the non-compliance of any NV5 Entity with applicable Environmental Laws that remains unresolved;
(ii)    each NV5 Entity has obtained all Environmental Permits required for the operation of their businesses, operations and assets, all such Environmental Permits are in full force and effect, no appeal nor any other Action is pending or has been threatened in writing to revoke any such Environmental Permit, and each NV5 Entity is, and since December 31, 2021 has, complied with all terms and conditions of each such Environmental Permit;
(iii)    no Environmental Claim is pending or, to NV5’s Knowledge, threatened against any NV5 Entity, or any Person as to which a NV5 Entity has retained or assumed Liability for such Environmental Claim or provided an indemnity for such Environmental Claim, and no NV5 Entity has contractually agreed to assume from any other Person, or indemnify any other Person for, any Liabilities arising pursuant to Environmental Law;
(iv)    Hazardous Materials have not been released and are not present at, on, under, in, or about any of the properties currently or to NV5’s Knowledge, formerly owned, leased or operated by any NV5 Entity in a quantity, manner or condition which would reasonably be expected to (i) require investigation, removal, or remediation by any NV5 Entity under Environmental Laws or otherwise give rise to Liability of any NV5 Entity, (ii) interfere with any NV5 Entity’s continued operations or (iii) impair the fair saleable value of any property of a NV5 Entity;
(v)    all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently owned or operated by any NV5 Entity have been properly stored, handled, recycled, re-used or disposed of in a manner that has not caused, and would not reasonably be expected to cause, a NV5 Material Adverse Effect;
(vi)    to NV5’s Knowledge, there is no site to which any NV5 Entity has transported or arranged for the transport of Hazardous Materials that is the subject of any Environmental Claim or Liability for an Environmental Claim; and
(vii)    no NV5 Entity has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with Environmental Laws or any Liability for an Environmental Claim.
(b)    NV5 has made available to Acuren complete and correct copies of all Phase I and Phase II environmental site assessments and other material written reports, studies, inspections and audits in the possession of the NV5 Entities, in each case, relating to the current or former properties or operations of any NV5 Entity.
Section 3.12    Title to Assets; Real Property.
(a)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect, (i) each NV5 Entity owns good and valid marketable title to, or in the case of leased assets, has valid, binding, enforceable and subsisting leasehold interests in, all tangible, personal and real property assets used in the business of such NV5 Entity as currently conducted, free and clear of any Lien thereon (except for any Permitted Lien), and (ii) each NV5 Entity’s tangible, personal and real property assets (including NV5 Real Property), except for obsolescence in the Ordinary Course of Business, are in good condition, repair and operating condition (subject to ordinary wear and tear), have been maintained, repaired and refurbished in the Ordinary Course of Business and are useable or saleable in the Ordinary Course of Business.
(b)    No NV5 Entity owns, and has not owned at any time, any real property, or any interest in real property.
(c)    Prior to the date hereof, NV5 has made available to Acuren a complete and correct list of each material real property leased, subleased, sub-subleased, licensed or otherwise occupied, or used, by a NV5 Entity (the “NV5 Leased Real Property”), together with true, correct and complete copies of any and all material leases, subleases, sub-subleases, licenses, occupancy agreements, purchase options, lease guaranties, and related agreements and documents thereunder, and all material amendments, terminations and modifications thereof (collectively, the “NV5 Real Property Leases”). The applicable NV5 Entity has a valid, binding and enforceable leasehold interest under each of the NV5 Real Property Leases, and enjoys possession of the relevant NV5 Leased Real Property, in each case, free and clear of any Lien thereon (except for any Permitted Lien), and each of the NV5 Real Property Leases is in full force and effect. No security deposit or portion thereof deposited with respect to such NV5 Real Property Lease has been applied in respect of a breach or default under such NV5 Real Property Lease which has not been redeposited in full within the time period provided in such NV5 Real Property Lease. With respect to any NV5 Leased Real Property, (i) any leasehold interest in the NV5 Leased Real Property is not encumbered by a leasehold mortgage or by any subtenancy or other right to occupy or use any portion of the NV5 Leased Real Property or the NV5 Owned Improvements (as defined below) or personal property thereon, (ii) NV5 has not received written notice from any other Person of any default in the material performance of any obligations under any of the NV5 Real Property Leases or from any subtenant with respect to any sublease and (iii) to NV5’s Knowledge, there has been no act or omission or other circumstance that, if uncured, would ripen into a material breach or material default by NV5 or any other Person under the terms of any of the NV5 Real Property Leases or any sublease to which NV5 is a party. As of the date hereof, no party to any NV5 Real Property Lease has exercised any termination rights with respect thereto or given any notice to any landlord under any NV5 Real Property Lease indicating it will not be exercising any extension or renewal options under such NV5 Real Property Lease. The NV5 Real Property constitutes all of the material real property used in the businesses of the NV5 Entities as currently conducted. There are no parties other than a NV5 Entity occupying the NV5 Real Property, and none of the NV5 Entities has vacated or abandoned any of the NV5 Real Properties nor given notice of its intent to do the same.
(d)    All improvements, buildings, structures, fixtures, building systems and equipment (“Improvements”) included in the NV5 Leased Real Property (the “NV5 Owned Improvements” and, together with the NV5 Leased Real Property, collectively, the “NV5 Real Property”) have been maintained in the Ordinary Course of Business and are in satisfactory condition and repair in all material respects. The NV5 Real Property is in compliance in all material respects with all applicable Laws related to the business currently being conducted on such NV5 Real Property, and the NV5 Entities have all material certificates of occupancy and Permits of any Governmental Authority necessary for the current use and operation of each parcel of NV5 Real Property. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect, (i) there are currently in effect such insurance policies for the NV5 Real Property as are customarily maintained with respect to similar properties, and no damage or destruction has occurred with respect to any of the NV5 Real Property that would not be reasonably likely to be covered by an enforceable insurance policy, (ii) all premiums due on such insurance policies have been paid by the applicable NV5 Entity, (iii) none of the NV5 Entities have, since December 31, 2021, received any written notice or request from any insurance company requesting the performance of any work or alteration with respect to the NV5 Real Property or any portion thereof and, to NV5’s Knowledge, no such notice or request has been threatened and (iv) since December 31, 2021, none of the NV5 Entities has received any written notice from any insurance company concerning, and there are no defects or inadequacies in the NV5 Real Property that, if not corrected, would result in the termination of insurance coverage or increase its cost.
(e)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect: (i) there is no Action pending or, to NV5’s Knowledge, threatened with respect to the appropriation, condemnation or exercise of eminent domain with respect to any NV5 Real Property; (ii) there is no Action pending, initiated by or on behalf of any NV5 Entity to change or redefine the zoning or land use classification of any NV5 Real Property, and no NV5 Entity has received notice thereof; and (iii) there are no sales or other dispositions of such NV5 Real Property or any part thereof in lieu of any such Actions. There is no current material construction or capital improvement project on or with respect to any NV5 Real Property.
Section 3.13    Taxes. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect:

(a)    since December 31, 2017, each NV5 Entity has timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are true, complete and correct;
(b)    each NV5 Entity has timely paid to the proper Governmental Authority all Taxes, whether or not shown to be due on any Tax Return, required to be paid by it, except for Taxes being contested in good faith for which an adequate reserve has been established in the NV5 SEC Financial Statements in accordance with GAAP;
(c)    the NV5 Entities have (i) timely withheld, collected and paid all amounts required to have been withheld, collected and paid with respect to any amounts paid or owing to, or received from, any employee, creditor, independent contractor, stockholder, customer or other third party and (ii) otherwise complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements);
(d)    there is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or, to NV5’s Knowledge, threatened in writing with respect to any amount of Taxes or Tax Returns of any NV5 Entity or (ii) deficiency for an amount of Taxes that has been assessed by any Governmental Authority against any NV5 Entity with respect to any completed and settled examination or concluded litigation (and that has not been fully satisfied by payment);
(e)    no NV5 Entity has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax, which waiver or extension has not since expired, and no request for such an extension or waiver is currently pending;
(f)    there are no Liens for Taxes upon any property or assets of the NV5 Entities, except for Permitted Liens;
(g)    no NV5 Entity (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (except for a group the common parent of which is NV5 or a Subsidiary of NV5), (ii) is party to any Tax sharing, Tax allocation, Tax gross-up or Tax indemnity agreement or similar contract or arrangement (except for customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily related to Taxes, or any agreement solely between or among the NV5 Entities) or (iii) has any Liability for Taxes of any Person arising from the application of Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or non-U.S. Law) (except for a NV5 Entity that is a member of a consolidated group the common parent of which is NV5 or a Subsidiary of NV5), as a transferee or successor, by operation of Law, or otherwise;
(h)    no NV5 Entity has been a party to, or participated in, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);
(i)    in the past three (3) years (or otherwise as part of a plan (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated hereunder), no NV5 Entity has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code;
(j)    no claim has been made in writing by any Tax authority in a jurisdiction where NV5 or any NV5 Subsidiary has not filed Tax Returns or paid Taxes of a particular type that NV5 or any NV5

Subsidiary is or may be subject to Tax, or required to file Tax Returns with respect to Taxes, in such jurisdiction, which claim has not been resolved;
(k)    no NV5 Entity is bound by, or party to, with respect to the current or any future taxable period, any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to Taxes;
(l)    no NV5 Entity is or will be required to include any amount in income as a result of the application of Section 965 of the Code;
(m)    no NV5 Entity has or has had a permanent establishment (within the meaning of an applicable Tax treaty) in any jurisdiction other than its jurisdiction of formation and no NV5 Entity has or has had an office or fixed place of business in any jurisdiction other than its jurisdiction of formation;
(n)    no NV5 Entity has deferred any Taxes under Section 2302 of the CARES Act, claimed any Tax credit under Section 2301 of the CARES Act or otherwise taken any action to elect or avail itself of any provision of the CARES Act relating to Taxes;
(o)    no NV5 Entity has taken (or failed to take) or agreed to take (or to fail to take) any action or knows of any fact or circumstance that would reasonably be likely to prevent, cause a failure of, or impede the Intended Tax Treatment;
(p)    at all times since its formation, NV5 has been properly classified as a C corporation for U.S. federal and applicable U.S. state and local Tax purposes and no action has been taken by NV5 or any other Person to cause NV5 to cease to be classified as a C corporation for U.S. federal and applicable U.S. state and local Tax purposes; the U.S. federal and applicable U.S. state and local Tax classification of each of the NV5 Subsidiaries is set forth on Section 3.13(p) of the NV5 Disclosure Schedule;
(q)    no NV5 Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting requested or occurring on or prior to the Closing Date or use of the cash or hybrid method of accounting or an improper method of accounting on or prior to the Closing Date (including, for the avoidance of doubt, any adjustments under Section 481 of the Code relating to any of the foregoing or under any corresponding or similar provision of state, local or non-U.S. Law); (ii) agreement entered into with any Governmental Authority on or prior to the Closing Date (including a “closing agreement” under Section 7121 of the Code or any corresponding or similar provision of state, local or non-U.S. Law); (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Law) in existence or occurring on or prior to the Closing Date; (iv) installment sale made on or prior to the Closing Date governed by Section 453 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (v) deposit, advance payment, prepaid amount received or paid, or deferred revenue accrued, on or prior to the Closing Date and outside the Ordinary Course of Business; (vi) income arising or accruing prior to or on the Closing and includable after the Closing under Subchapter K or Sections 951, 951A, or 956 of the Code (or any corresponding provision of state, local or non-U.S. Law) with respect to any interest held by NV5 or any NV5 Subsidiary in a “controlled foreign corporation” or entity classified as a partnership; or (vii) transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local or non-U.S. Law);

(r)    the unpaid Taxes of the NV5 Entities (i) did not, as of the date of the most recent unaudited consolidated interim financial statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet of such unaudited consolidated interim financial statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past practice of the NV5 Entities in filing Tax Returns;
(s)    none of the NV5 Entities is or ever has been a “passive foreign investment company” within the meaning of Code Section 1297(a) (or any corresponding or similar provision of state, local or non-U.S. Law); no NV5 Entity formed outside of the United States is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Code Section 864(b), 882(a) or 887(b), or is, or at any time has been, classified as a “domestic corporation” pursuant to Code Section 7874(b); no NV5 Entity has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); and no NV5 Entity has made an election to be treated as a “domestic corporation” pursuant to Section 897(i) of the Code;
(t)    the method of allocating income, deductions, expenses and receipts among the NV5 Entities (or among the offices or permanent establishments of a single NV5 Entity, if required by applicable Law) complies in all respects with the principles set forth in Section 482 of the Code and Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of state, local or non-U.S. Law) and any other applicable Laws on transfer pricing, and all such arrangements comply in all respects with the requirements (including documentary, retention and filing requirements) of any such Law;
(u)    other than equity interests of other NV5 Entities, none of the assets of any NV5 Entity constitute an equity interest in another entity, including a joint venture, partnership or other arrangement or contract that could be treated as a partnership, trust or other pass-through entity for Tax purposes; and
(v)    no NV5 Entity holds property or obligations, including uncashed checks, that are required to be escheated or reported as unclaimed property to any Governmental Authority under any applicable escheatment or unclaimed property Laws.
Section 3.14    NV5 Material Contracts.
(a)    Except (x) for this Agreement or agreements filed as exhibits to the NV5 SEC Documents or (y) as set forth in Section 3.14(a) of the NV5 Disclosure Schedule, as of the date of this Agreement, no NV5 Entity is a party to, and none of them or their respective businesses, properties or assets is bound by, any Contract of a type described below (any Contract of the type described in this Section 3.14(a) or set forth on Section 3.14(a) of the NV5 Disclosure Schedule, whether entered into prior to, on or after the date hereof, a “NV5 Material Contract”):
(i)    any Contract that (A) provides for any most favored nation or similar preferential terms, exclusivity or similar obligations to which any NV5 Entity is subject, in each case, that is material to the NV5 Entities, taken as a whole, or (B) by its express terms would purport to limit the ability of, or to prohibit or restrict, any NV5 Entity or any Affiliate thereof (including, upon the consummation of the Mergers, the Surviving Entity or any Acuren Entity) from engaging or competing in any line of business or in any geographic area in any material respect;

(ii)    any Contract pursuant to which any NV5 Entity has (A) incurred or guaranteed any Indebtedness that is outstanding, (B) pledged or granted (or otherwise securing) a Lien on any of its material assets or (C) advanced or loaned money or otherwise extended credit, or provided credit support, to any Person (except for any wholly owned NV5 Subsidiary), in each case, in excess of $100,000 individually or $1,000,000 in the aggregate, except for intercompany accounts receivable and accounts payable and/or trade payables incurred or arising in the Ordinary Course of Business;
(iii)    any Contract pursuant to which any NV5 Entity has made capital contributions to, or other investments in, any Person (other than any Subsidiary of NV5 set forth on Section 3.1(b) of the NV5 Disclosure Schedule);
(iv)    any Contract related to any obligation to purchase, redeem, retire, defease or otherwise acquire for value any Equity Security of any NV5 Entity;
(v)    any lease or sublease related to leases of any material equipment, vehicles or other tangible personal property used or held by any NV5 Entity (other than NV5 Real Property Leases) that provides for annual payments in excess of $1,000,000 individually or $5,000,000 in the aggregate;
(vi)    any Contract under which any NV5 Entity (A) is granted any right, title or interest in or to Intellectual Property or IT Assets that is material to the business of the NV5 Entities, taken as a whole, from any third Person (excluding (1) any Contract concerning commercially available shrink-wrap or off-the-shelf Software, (2) any Contract for any Open Source Software or (3) proprietary information and invention assignment agreements with employees and independent contractors), or (B) transfers, licenses or otherwise grants to any third Person a right, title or interest in or to any NV5 Intellectual Property or NV5 IT Assets that is material to the business and is owned or purported to be owned by the NV5 Entities (excluding Contracts entered into with customers, employees, or service providers in the Ordinary Course of Business);
(vii)    any Contract that grants to any Person any right of first refusal, right of first offer, put, call or similar right or option related to any material assets or rights of any NV5 Entity;
(viii)    any Contract providing for the acquisition, disposition, transfer, or similar transaction by any NV5 Entity of any business or material assets, property or right (including Equity Securities of another Person), whether by merger, sale of stock, sale of assets, business combination or otherwise (other than sales or purchases of inventory or equipment in the Ordinary Course of Business), that is pending as of the date hereof or under which such NV5 Entity has any outstanding material obligations;
(ix)    any Contract relating to any hedge, swap, forward, futures, warrant, option or other material derivative transaction;
(x)    any Contract that resulted in payment to or from any NV5 Entity in excess of $10,000,000 in the aggregate during the fiscal year ended December 31, 2024 or that would reasonably be expected to result in payment to or from any NV5 Entity in excess of $10,000,000 in the aggregate during the fiscal year ending December 31, 2025;

(xi)    any Contract (A) providing for the employment of, or the performance of services by, any NV5 Service Provider that requires payment of compensation (including base salary, target incentive compensation and equity compensation) in excess of $500,000 on an annual basis or (B) the terms of which obligate, or may in the future obligate, any NV5 Entity to make any severance, retention, change in control, termination or similar payments to any NV5 Service Provider; and
(xii)    any Contract providing for the settlement, conciliation or similar agreement of any Action (A) under which any NV5 Entity has continuing monetary Liabilities in excess of $2,000,000 individually or $10,000,000 in the aggregate, or (B) which imposes, individually or in the aggregate, any material restrictions on the business of any NV5 Entity.
(b)    NV5 has filed as an exhibit to a NV5 SEC Document each NV5 Material Contract required to be filed by the NV5 under Item 601(b)(2), (4) or (10) of Regulation S-K under the Exchange Act, excluding, as of the date hereof, this Agreement. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect:
(i)    each NV5 Material Contract is in full force and effect and is valid and binding on each NV5 Entity party thereto and, to NV5’s Knowledge, each other party thereto, in each case, except as limited by the Bankruptcy and Equitable Exceptions;
(ii)    no NV5 Entity is in breach of, and no default has been declared under, any NV5 Material Contract;
(iii)    since December 31, 2021, no NV5 Entity has received written notice of any actual or alleged breach by any NV5 Entity of any NV5 Material Contract;
(iv)    no NV5 Entity has received any written notice of the intention of any party to a NV5 Material Contract to cancel, terminate, materially change the scope of rights under or fail to renew any NV5 Material Contract; and
(v)    no party to any NV5 Material Contract has provided written notice to any NV5 Entity requesting any indemnification or defense under such NV5 Material Contract.
(c)    Prior to the date hereof, NV5 has made available to Acuren complete and correct copies of all of the NV5 Material Contracts, as in effect as of the date of this Agreement.
Section 3.15    Government Contracts.
(a)    Section 3.15(a)(i) of the NV5 Disclosure Schedule lists all Government Contracts in effect as of the date hereof (x) between any NV5 Entity and any federal Governmental Authority, (y) under which any NV5 Entity is a prime contractor or (z) between any NV5 Entity and any state or local Governmental Authority that exceeds $5,000,000 in annual net revenues attributable to such Government Contract by the NV5 Entities, taken as a whole, during the fiscal year ended December 31, 2024 (the Government Contracts described in the foregoing clauses (x) through (z), collectively, the “NV5 Key Government Contracts”), setting forth for each such NV5 Key Government Contract, to the extent such information is known: (i) the contract number (including the order number and, if applicable, the prime contract number for task orders); (ii) the internal job number; (iii) the start and end date of the period of performance (including unexercised option periods); and (iv) the applicable total contract value. Section 3.15(a)(ii) of the NV5 Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of each country or jurisdiction in which (A) the applicable Governmental Authority or Governmental Authority-sponsored entity that is the counterparty to any Government Contract is located or operates or (B) in the case of Government Contracts that constitute subcontracts or other similar Contracts, goods and services are provided under such Government Contract for the ultimate benefit or use by such Governmental Authority or Governmental Authority-sponsored entity.
(b)    Each NV5 Key Government Contract is a legal, valid and binding obligation of the applicable party thereto and is in full force and effect as of the date hereof. Each NV5 Key Government Contract was awarded in compliance with applicable Laws. Substantially all of the Government Contracts are covered by the Service Contract Act. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect, (i) no Government Contract or Government Bid is the subject of any bid or award protest proceedings, and each NV5 Entity has complied with all terms and conditions of each Government Contract and the solicitation for such Government Contract, (ii) all representations and certifications executed by any NV5 Entity pertaining to any Government Contract or Government Bid were complete and correct as of their effective date, and each NV5 Entity has complied with all such representations and certifications, (iii) no NV5 Entity has violated any applicable ethical requirement pertaining to a Government Contract or Government Bid disclosed to such NV5 Entity in writing, nor has any NV5 Entity ever submitted any inaccurate, untruthful or misleading cost or pricing data, certification, bid, quote, proposal, report, invoice, claim, request for equitable adjustment, or other information to a Governmental Authority, prime contractor, subcontractor, vendor or any other Person relating to any Government Contract or Government Bid, (iv) there is, and since December 31, 2021 has been, no cancellation, termination for convenience, termination for default, suspension, stop work order, cure notice, or show cause notice pending or in effect or, to NV5’s Knowledge, threatened, in each case, pertaining to any such Government Contract, nor has there been any dispute between any NV5 Entity and any Governmental Authority or between any NV5 Entity and any prime contractor, subcontractor, vendor or other Person where the ultimate contracting party is a Governmental Authority, arising under or relating to any such Government Contract or Government Bid, and (v) since December 31, 2021, no NV5 Entity has received written notice of any adverse or negative government past performance evaluations or ratings in connection with any Government Contract, each NV5 Entity has complied in all material respects with applicable limitations on sub-contracting in connection with every Government Contract, and no NV5 Entity has been “affiliated” (as defined in Federal Acquisition Regulation (“FAR”) 2.101) with any entity. No NV5 Entity is currently a party to any government-approved mentor-protégé agreement.
(c)    Section 3.15(c) of the NV5 Disclosure Schedule lists all Government Contracts that were premised or awarded based on small business status. With respect to all Government Contracts other than those set forth on Section 3.15(c) of the NV5 Disclosure Schedule, (i) at the time of submission of such Government Contract, no NV5 Entity represented itself as a small business, a small disadvantaged business, a woman-owned small business, a service disabled veteran-owned small business, or a Small Business Administration Section 8(a) program participant, and (ii) each such representation about size status was accurate and complete and in compliance in all material respects with all applicable Laws.
(d)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect, (i) none of the NV5 Entities and, to NV5’s Knowledge, none of their respective directors, officers, employees or other Representatives is, or has during the past three (3) years been, under administrative, civil or criminal investigation or indictment by any Governmental Authority or subject to any audit or investigation by any NV5 Entity with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid, and (ii) during the past three (3) years, no NV5 Entity has conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged irregularity, act, misstatement or omission arising under or relating to a Government Contract or Government Bid.
(e)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect: (i) no NV5 Entity is in receipt or possession of any competitor (as to any Government Contract or Government Bid) or Governmental Authority’s proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized; (ii) no NV5 Entity is subject to any active administrative agreement pertaining to its eligibility for the award of Government Contracts or stop work order relating to any Government Contract that is still in effect; (iii) no NV5 Entity has been debarred, suspended or similarly disqualified from participation in the award of Contracts with any other Governmental Authority; and (iv) there are no facts or circumstances that would warrant the institution of suspension, debarment or other disqualification proceedings or the finding of non-responsibility or ineligibility on the part of any NV5 Entity or any director, officer, or employee thereof.
(f)    No NV5 Entity has any outstanding Government Bid that, if accepted or awarded a Contract relating thereto, would reasonably be expected to result in a material loss to any NV5 Entity. The NV5 Entities conduct, in a manner consistent with standard industry practices, an estimate to completion analysis of each Government Contract and, on the basis of such analyses, no NV5 Entity has reason to expect or anticipate that costs actually incurred in connection with Government Contracts will, at such time when performance thereunder concludes, materially exceed the price or any funding limitation or authorizations applicable to such Government Contract. Each NV5 Entity has complied in all material respects with the Truthful Cost or Pricing Data Act, FAR part 31, and any other cost allowability and allocability provisions applicable to the Government Contracts or Government Bids. The cost accounting and procurement systems, practices and procedures used by the NV5 Entities and the associated entries reflected in the financial records of the NV5 Entities with respect to Government Contracts and Government Bids are and have been in compliance in all material respects with all applicable Laws and such Contracts.
(g)    With respect to each material property, equipment, fixture and software that (i) was in the possession of, or directly acquired by, a Governmental Authority and (ii) is currently loaned, bailed or otherwise furnished to or held by any NV5 Entity (or any sub-contractor on its behalf) in connection with any Government Contract by or on behalf of any Governmental Authority (such property, equipment, fixtures and software herein referred to as “GFE”), each NV5 Entity has certified to the applicable Governmental Authority in a timely manner that all GFE is in good working order, reasonable wear and tear excepted, and otherwise meets the requirements of the applicable Government Contract and all applicable Laws. No outstanding loss, damage or destruction reports have been (or should have been) submitted to any Governmental Authority in respect of any material GFE.
(h)    Since December 31, 2021, no NV5 Entity has (i) received any payment of money or provision of value to a third party, or any receipt of money or value from a third party, in each case, that constitutes, or could reasonably be viewed or interpreted to be, a fee or compensation for the referral of a Contract, customer, business or business opportunity, (ii) assigned, granted a secured interest in, conveyed or transferred any material account receivable or other material rights arising under any Government Contracts,
(i)    Prior to the date hereof, NV5 has made available to Acuren a true and complete list, as of the date specified therein, of all facility security clearances (by category only) and access authorizations

(e.g., proscribed information) held by the NV5 Entities, to the extent such clearances are required in connection with a United States Government Contract or United States Government Bid. The employees of the NV5 Entities possess, and at all times during the applicable period of performance have possessed, all United States government personal security clearances required to perform all United States Government Contracts, and each NV5 Entity possesses and has possessed all facility security clearances required to perform all ongoing United States Government Contracts. To NV5’s Knowledge, the subcontractors and independent contractors of the NV5 Entities possess and have possessed all security clearances required to perform the ongoing United States Government Contracts. All requisite personal security clearances held by any continuing employee, and all facility security clearances held by the NV5 Entities, are valid and in full force and effect, and each NV5 Entity is in material compliance with all United States national security obligations and requirements, including those specified in the NISPOM. Each NV5 Entity holds and at all relevant times has held at least a “satisfactory” rating from DSS with respect to its facility security clearances. Since January 1, 2020, neither the NV5 Entities nor any of their employees, officers or directors has had a personal security clearance revoked, excluding terminations of such personal security clearances as may have occurred in the Ordinary Course of Business. Since December 31, 2021, the NV5 Entities have complied in all material respects with all applicable requirements under each United States Government Contract or United States Government Bid relating to the safeguarding of and access to classified or sensitive information. To NV5’s Knowledge, no facts currently exist that would reasonably be expected to give rise to the revocation of any security clearance of the NV5 Entities or any continuing employee.
Section 3.16    Intellectual Property; Software.
(a)    Section 3.16(a) of the NV5 Disclosure Schedule sets forth a true, correct and complete list of all material unregistered Marks included in the NV5 Intellectual Property.
(b)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect, (i) a NV5 Entity is the sole and exclusive owner of all NV5 Registered Intellectual Property and all other NV5 Intellectual Property (including the Intellectual Property created by employees within the scope of their employment by the NV5 Entities), free and clear of any Lien thereon (except for any Permitted Lien), (ii) all NV5 Registered Intellectual Property is subsisting and (iii) all issuances and registrations included in the NV5 Registered Intellectual Property are valid and enforceable. No prior or current employee or officer or any prior or current consultant or contractor of the NV5 Entities has asserted any ownership in any NV5 Intellectual Property.
(c)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect, a NV5 Entity owns, licenses or otherwise has, and since December 31, 2021, has owned, licensed, or otherwise had, the valid right to use all Intellectual Property used in, or held for use for, the operation of the NV5 Entities’ respective businesses. Any material Intellectual Property licensed by a NV5 Entity is validly licensed to the NV5 Entity pursuant to written, valid agreements. Neither the execution and delivery of this Agreement nor the consummation of the Mergers or other transactions contemplated by this Agreement will result in the termination or invalidity of any agreements pursuant to which the material Intellectual Property is licensed to the NV5 Entity.
(d)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect:

(i)    (A) the operation of the NV5 Entities’ respective businesses, as currently conducted and as conducted since December 31, 2021, is not infringing, misappropriating or otherwise violating, and has not infringed, misappropriated or otherwise violated, (1) any Patents or Marks of any other Person or (2) any other Intellectual Property of any other Person; and (B) since December 31, 2021, there has been no Action instituted or threatened in writing against any NV5 Entity alleging infringement, misappropriation or other violation of any Intellectual Property of another Person or challenging the ownership, validity or enforceability of any NV5 Intellectual Property;
(ii)    (A) no Person is infringing, misappropriating or otherwise violating, or since December 31, 2021, has infringed, misappropriated, or otherwise violated, any NV5 Intellectual Property and (B) since December 31, 2021, no NV5 Entity has instituted or threatened in writing any Actions against any Person alleging any infringement, misappropriation or other violation of any such NV5 Intellectual Property;
(iii)    each NV5 Entity takes and has taken commercially reasonable actions to protect the confidentiality of Trade Secrets included in the NV5 Intellectual Property;
(iv)    all current and former officers and employees of, and consultants and independent contractors to, the NV5 Entities whose duties to the NV5 Entities reasonably contemplate or contemplated access to Trade Secrets included in the NV5 Intellectual Property have executed a valid and enforceable written agreement with the applicable NV5 Entity agreeing to protect the confidentiality of Trade Secrets included in the NV5 Intellectual Property;
(v)    all current and former officers and employees of, and consultants and independent contractors to, the NV5 Entities whose duties to the NV5 Entities reasonably contemplate or contemplated the development of Intellectual Property (other than copyright rights in works of authorship authored by employees within the scope of their employment) have executed a valid and enforceable written agreement with the applicable NV5 Entity that assigns to such NV5 Entity all of such Person’s rights, title and interest in and to any and all NV5 Intellectual Property such Person contributed to the creation or development of, and, to the extent applicable, irrevocably waives such Person’s moral rights in, such Intellectual Property;
(vi)    no NV5 Intellectual Property is subject to any Contract containing any covenant or other provision that limits or restricts in any manner, taken as a whole, the ability of the NV5 Entities: (A) to make, use, import, sell, offer for sale or promote any products or services made available by or on behalf of the NV5 Entities, and any products or services currently being developed (or already developed) by or for the NV5 Entities, anywhere in the world; or (B) to use, exploit, assert or enforce any of the NV5 Intellectual Property anywhere in the world;
(vii)    (A) each NV5 Entity takes and has taken commercially reasonable actions to maintain the operation of NV5 Software and NV5 IT Assets, including by implementing written information security policies that comply with applicable Laws, reasonable disaster recovery incident response plans with respect to such NV5 IT Assets, and (B) since December 31, 2021, there has been no failure in, or disruptions of, any NV5 Software or any NV5 IT Assets that has not been fully remedied; and
(viii)    (A) the NV5 IT Assets are sufficient for the conduct of the businesses of the NV5 Entities, taken as a whole, as currently conducted, (B) no Software that is distributed as “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL) or GNU Affero General Public License (AGPL) (collectively, “Open Source Software”) is a component of, has been incorporated into, linked to or distributed with any NV5 Software by or on behalf of any NV5 Entity in a manner that would (1) either currently or upon its distribution, require any NV5 Software (in whole or in part) to be licensed, sold or disclosed in source code form, (2) grant the right to make modifications or derivative works of any NV5 Software (in whole or in part), or (3) impose a requirement or condition that any NV5 Software be redistributable at no charge, (C) the NV5 Software does not contain any device or feature that disrupts, disables, or otherwise impairs the functioning of any such NV5 Software (except as part of the intended functionality of such NV5 Software) or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access, use, disablement or erasure of such NV5 Software, NV5 IT Assets or information or other data (or all parts thereof) or other Software or information technology assets of duly authorized users of such NV5 Software, and (D) the NV5 IT Assets have been reasonably maintained and tested for vulnerabilities with necessary patches and updates applied where appropriate.
(e)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect, no source code for any NV5 Software (i) has been provided, licensed or made available to any customer, business partner, escrow agent or other Person except to employees and third-party Software developers of a NV5 Entity solely for use, modification, creation of derivative works and/or disclosure in connection with their employment or engagement with such NV5 Entity, or (ii) is subject to any duty or obligation (whether present, contingent, or otherwise) of any NV5 Entity to deliver, license, or make available any such source code to any customer, business partner, escrow agent or other Person.
Section 3.17    Data Protection and Privacy.
(a)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect:
(i)    each NV5 Entity maintains, and since December 31, 2021, has adopted, implemented and maintained a data privacy and security compliance program that complies with all applicable Privacy/Cybersecurity Requirements, that is designed to protect NV5 IT Assets and Personal Information against threats and hazards to their security and the unauthorized use or disclosure thereof, and that includes commercially reasonable plans, policies, procedures and administrative, technical and physical safeguards designed to protect such NV5 IT Assets, Personal Information, and other data;
(ii)    the NV5 Entities are, and since December 31, 2021, have been, in compliance with all Privacy/Cybersecurity Requirements;
(iii)    since December 31, 2021, (A) no Person has (1) gained unauthorized access, including any such access reportable to a Governmental Authority or affected Person under applicable Law, to any Personal Information transmitted to or from, processed by or stored on any NV5 IT Assets, or otherwise possessed or controlled by or for the NV5 Entities, or (2) used, accessed or disclosed any such Personal Information or NV5 IT Assets for any illegal or unauthorized purpose and (B) no NV5 Entity has received any written notice of any claims from, and there have been no Actions instituted or threatened in writing (including any investigation) by, any Governmental Authority or any other Person alleging any violation, breach or compromise of any Personal Information, or any violation or breach of any Privacy/Cybersecurity Requirements;
(iv)    without limiting the foregoing in this Section 3.17, since December 31, 2021, (A) no breach, unauthorized access or other noncompliance related to Privacy/Cybersecurity Requirements has occurred related to any Personal Information that is Processed or otherwise possessed by a NV5 Entity, (B) no information security or privacy breach event has occurred that has resulted in, or would require, notification by or on behalf of a NV5 Entity to any Governmental Authority or other Person under any Privacy/Cybersecurity Requirements, and (C) no NV5 Entity is or has been in violation, breach or default of any Contracts with respect to the Processing of NV5 IT Assets or Personal Information; and
(v)    since December 31, 2021, the NV5 Entities have not provided or authorized access or rights to any Personal Information Processed or otherwise possessed by or for the NV5 Entities to any Persons for use outside the Ordinary Course of Business.
(b)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect, (i) the consummation of the transactions contemplated hereby shall not cause the NV5 Entities to be in breach or other violation of any Privacy/Cybersecurity Requirements and (ii) NV5 is not subject to any Privacy/Cybersecurity Requirements that, after the Closing, would prohibit the NV5 Entities from receiving and/or using any Personal Information in substantially the same manner as prior to the Closing.
Section 3.18    Insurance. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect: (a) all NV5 Insurance Policies are in full force and effect, without material impairments of limits, and no NV5 Entity is in breach of or default under any NV5 Insurance Policy and no event has occurred that, with or without notice or lapse of time, or both, would be a breach of or a default under any NV5 Insurance Policy; (b) since December 31, 2021, each NV5 Entity has been continuously insured with recognized insurers or has self-insured in such amounts and related to such risks and losses as are required by applicable Law and any NV5 Material Contract and as are customary for comparable companies in the United States conducting the businesses conducted by such NV5 Entity; (c) since December 31, 2021, no NV5 Entity has received any written communication notifying it of any (i) cancellation or invalidation of any NV5 Insurance Policy, (ii) denial of any coverage or rejection of any claim under any NV5 Insurance Policy or (iii) adjustment in the amount of the premiums payable under any NV5 Insurance Policy; and (d) there is no Action pending by any NV5 Entity against any insurance carrier under any NV5 Insurance Policy. The assets and properties of the NV5 Entities are insured with financially sound and reputable insurance companies that are not Affiliates of any NV5 Entity, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable NV5 Entity operates.
Section 3.19    Key Vendors and Key Clients. Section 3.19(a) of the NV5 Disclosure Schedule lists the fifteen (15) largest vendors, service providers and other suppliers (including independent contractors) of the NV5 Entities, taken as a whole, measured by amounts paid by the NV5 Entities, taken as a whole, during the fiscal year ended December 31, 2024 (each, a “NV5 Key Vendor”). Section 3.19(b) of the NV5 Disclosure Schedule lists the fifteen (15) largest clients and customers of the NV5 Entities, taken as a whole (excluding the counterparty to the NV5 Key Government Contracts), measured by annual net revenues attributable to such clients by the NV5 Entities, taken as a whole, during the fiscal year ended December 31, 2024 (each, a “NV5 Key Client”). As of the date hereof, no NV5 Key Vendor or NV5 Key Client has notified any NV5 Entity (or any of their respective Representatives) in writing that it intends to terminate its business relationship with such NV5 Entity.
Section 3.20    Broker’s Fees. Except for Roth Capital Partners and Robert W. Baird Co. Incorporated (“Baird”), the fees and expenses of which shall be paid by NV5 under NV5’s engagement letter therewith, none of the NV5 Entities or their Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker or finder or incurred any Liability for any financial advisory, broker’s, agent’s, finders’ or other similar fees, commission or charge in connection with any transaction contemplated hereby.
Section 3.21    Opinion of Robert W. Baird Co. Incorporated. The NV5 Board has received the opinion of Baird that, as of the date of such opinion and subject to the assumptions and limitations therein, the Merger Consideration to be received by the holders of Converted Shares pursuant to this Agreement is fair, from a financial point of view, to such holders and, as of the date hereof, such opinion has not been modified or withdrawn. A signed copy of such opinion will be made available to Acuren solely for informational purposes on or promptly following the date of this Agreement (it being understood that Acuren and its Affiliates shall not be entitled to rely on such opinion).
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF ACUREN AND MERGER SUBS
Except as disclosed in (x) the Acuren SEC Documents filed with the SEC at least two (2) Business Days prior to the date hereof, to the extent reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (excluding, in each case, any risk factor disclosure that is contained solely in any “Risk Factors” section of any such Acuren SEC Document or any disclosure in any “qualitative and quantitative disclosure about market risk” section, any “forward-looking statements” or similar disclaimer or any other disclosure included in any such Acuren SEC Document that is predictive or forward-looking in nature), or (y) subject to Section 8.13(k), the Acuren Disclosure Schedule, Acuren and Merger Subs represent and warrant to NV5 as follows:
Section 4.1    Organization; Good Standing; Corporate Power; Acuren Subsidiaries.
(a)    Each of Acuren, Merger Sub I and Merger Sub II is a corporation duly incorporated, validly existing and in good standing in accordance with the Laws of the State of Delaware. Each of Acuren and each Merger Sub has the requisite entity power and authority to own or lease, as applicable, and operate its assets and to carry on its businesses as currently conducted. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede Acuren’s and Merger Subs’ ability to consummate the Mergers or any of the other transactions contemplated hereby, each of Acuren and each Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary.
(b)    Correct and complete copies of Acuren’s Constituent Documents that are in effect on the date hereof are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database, or have been made available to NV5, prior to the date hereof, and such Constituent Documents are in full force and effect and Acuren is not in violation, in any material respect, of any of its Constituent Documents.
(c)    Section 4.1(c) of the Acuren Disclosure Schedule lists all of Acuren’s Subsidiaries as of the date hereof (other than Merger Sub I and Merger Sub II), including each such Acuren Subsidiary’s jurisdiction of incorporation, formation or organization. Each such Acuren Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized or formed, is validly existing and in good standing in accordance with the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has the requisite corporate or other entity power and authority, as the case may be, to own, lease and operate its assets and to carry on its businesses as currently conducted, except where the failure to be so duly incorporated, duly organized or formed, validly existing and in good standing has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, an Acuren Material Adverse Effect. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect or would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede Acuren’s and Merger Subs’ ability to consummate the Mergers or any of the other transactions contemplated hereby, each such Acuren Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary.
(d)    Prior to the date hereof, Acuren has made available to NV5 correct and complete copies of each Acuren Subsidiary’s Constituent Documents that are in effect on the date hereof. Each Acuren Subsidiary’s Constituent Documents are in full force and effect, and no Acuren Subsidiary is in violation, in any material respect, of any of its Constituent Documents.
Section 4.2    Acuren and Merger Subs Capitalization; Operations of Merger Subs.
(a)    The authorized capital stock of Acuren consists of (i) 500,000,000 shares of Acuren Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Acuren Preferred Stock”). The authorized capital stock of Merger Sub I consists of 1,000 shares of Merger Sub I Common Stock, and the authorized capital stock of Merger Sub II consists of 1,000 shares of Merger Sub II Common Stock. Acuren owns all of the issued and outstanding shares of Merger Sub I Common Stock, free and clear of any Lien thereon, and Acuren owns all of the issued and outstanding Merger Sub II Common Stock, free and clear of any Lien thereon.
(b)    As of the close of business on the Capitalization Date, there were (i) 121,476,215 shares of Acuren Common Stock issued and outstanding, (ii) no shares of Acuren Common Stock owned by Acuren as treasury stock, (iii) 3,062,250 shares of Acuren Common Stock related to outstanding restricted stock units (RSUs), (iv) warrants (“Acuren Warrants”) to purchase an aggregate of 4,566,219 shares of Acuren Common Stock, (v) options (“Acuren Options”) to purchase an aggregate of 125,000 shares of Acuren Common Stock, and (vi) 1,000,000 shares of Acuren Preferred Stock, designated “Series A Preferred Stock” (the “Acuren Series A Preferred Stock”), issued or outstanding. Since the Capitalization Date through the date hereof, Acuren has not issued or granted any Acuren Equity Awards, and Acuren has not issued any shares of Acuren Preferred Stock or Acuren Common Stock, except in satisfaction of the vesting, exercise or settlement of (in each case, as required under their respective terms) any Acuren Equity Awards, Acuren Warrants or Acuren Options that were outstanding as of the close of business on the Capitalization Date (such shares of Acuren Common Stock, together with the outstanding Equity Securities of Acuren described by the foregoing clauses (i)–(vi), the “Outstanding Acuren Equity Securities”). All of the issued and outstanding shares of Acuren Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or other antidilutive rights. Except for the Outstanding Acuren Equity Securities, as of the Capitalization Date, no Equity Securities of Acuren are issued or outstanding. As of the date hereof, there are no accrued or declared, and unpaid, dividends or dividend equivalents on any Equity Securities of Acuren.
(c)    Except for acquisitions, or deemed acquisitions, of Acuren Common Stock or other Equity Securities of Acuren in connection with (i) required Tax withholding in connection with the vesting of Acuren Equity Awards and (ii) forfeitures of Acuren Equity Awards, no Acuren Entity has any obligation to repurchase, redeem or otherwise acquire any Equity Securities of any Acuren Entity.
(d)    There is no Indebtedness of any Acuren Entity providing any holder thereof with the right to vote (or convertible into, or exchangeable for, Equity Securities providing the holder thereof with the right to vote) on any matters on which any holder of Equity Securities of any Acuren Entity may vote. There are no stockholder agreements, voting trusts or similar Contracts, agreements or arrangements to which any Acuren Entity is a party or otherwise bound, governing, regulating, granting rights to, imposing restricting on, or otherwise relating to, voting of and/or investment in any shares or other Contracts governing, regulating, restricting or otherwise relating to the voting and/or disposition of any shares of Acuren Common Stock or other Equity Securities of any Acuren Entity.
(e)    Acuren owns, directly or indirectly through one or more Acuren Entities, all of the outstanding Equity Securities of each Acuren Subsidiary, in each case, free and clear of any Lien thereon (other than Permitted Liens). All outstanding Equity Securities of each Acuren Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or other antidilutive rights. Except for the outstanding Equity Securities of each Acuren Subsidiary, no Acuren Entity owns any Equity Securities of any Person (other than the Acuren Entities). No Acuren Entity is obligated to make any loan, capital contribution, guarantee, credit support or enhancement or other investment in any Person.
(f)    Since its date of incorporation, neither Merger Sub has carried on any business or conducted any operations except in connection herewith and with the transactions contemplated hereby.
Section 4.3    Authority; Execution and Delivery; Enforceability; State Takeover Statutes.
(a)    Each of Acuren and each Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform or comply with its covenants, obligations and agreements hereunder. Each of Acuren’s and each Merger Sub’s execution and delivery hereof, performance of and compliance with its covenants and agreements hereunder and consummation of the transactions contemplated hereby have been duly authorized by all necessary entity action on the part of Acuren (subject to obtaining the Acuren Stockholder Approval) and each Merger Sub (other than the adoption of this Agreement by Acuren, in its capacity as the sole stockholder of Merger Sub I and Merger Sub II). Each of Acuren and each Merger Sub has duly executed and delivered this Agreement and, assuming NV5’s respective due authorization, execution and delivery hereof, this Agreement is Acuren’s and Merger Subs’ respective legal, valid and binding obligation, enforceable against them in accordance with the terms hereof, except as limited by the Bankruptcy and Equitable Exceptions. Neither Acuren nor any of its “affiliates” or “associates” (as defined in Section 203 of the DGCL) is, or at any time during the three (3) years prior to and including the date hereof has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of NV5. No restrictions on business combinations in any Takeover Laws are applicable to the Mergers or the other transactions contemplated hereby. Acuren is not a party to any stockholder rights plan, “poison pill,” antitakeover plan or other similar agreement or device that is applicable to the First Merger.
(b)
(i)    The Acuren Board unanimously adopted resolutions (A) approving and declaring advisable this Agreement and the consummation of the Mergers, the Acuren Stock Issuance and the other transactions contemplated hereby, (B) determining that the terms hereof, the Mergers, the Acuren Stock Issuance and the other transactions contemplated hereby are fair to, and in the best interests of, Acuren and the Acuren Stockholders, and (C) recommending that the Acuren Stockholders approve the Acuren Stock Issuance (such recommendation, the “Acuren Recommendation”).
(ii)    The Merger Sub I Board unanimously adopted resolutions (A) approving and declaring advisable this Agreement and the consummation of the Mergers and the other transactions contemplated hereby, (B) determining that the terms hereof, the Mergers and the other transactions contemplated hereby are fair to, and in the best interests of, Merger Sub I and Acuren (in its capacity as sole stockholder of Merger Sub I), (C) directing that this Agreement be submitted to Acuren (in its capacity as sole stockholder of Merger Sub I) for adoption and (D) resolving to recommended that Acuren (in its capacity as sole stockholder of Merger Sub I) adopt this Agreement.
(iii)    The Merger Sub II Board unanimously adopted resolutions (A) approving and declaring advisable this Agreement and the consummation of the Second Merger and the other transactions contemplated hereby, (B) determining that the terms hereof, the Second Merger and the other transactions contemplated hereby are fair to, and in the best interests of, Merger Sub II and Acuren (in its capacity as sole stockholder of Merger Sub II), (C) directing that this Agreement be submitted to Acuren (in its capacity as sole stockholder of Merger Sub II) for adoption and (D) resolving to recommended that Acuren (in its capacity as sole stockholder of Merger Sub II) adopt this Agreement.
(iv)    Effective immediately following the execution and delivery hereof, Acuren, as the sole stockholder of Merger Sub I, has adopted this Agreement and approved the transactions contemplated hereby, including the Mergers. Acuren, as the sole stockholder of Merger Sub II, has adopted this Agreement and approved the transactions contemplated hereby, including the Second Merger, to become effective following the First Merger.

None of the resolutions referenced in this Section 4.3(b) have been rescinded, modified or withdrawn in any way as of the date hereof.
(c)    The approval by the affirmative vote of the holders of a majority of the shares of Acuren Common Stock entitled to vote thereon at the Acuren Stockholders Meeting (the “Acuren Stockholder Approval”) is the only approval of holders of any shares of capital stock of Acuren necessary to approve the Acuren Stock Issuance. The approval of Acuren, as the sole stockholder of Merger Sub I, is the only approval of holders of any shares of Merger Sub I Common Stock necessary to adopt this Agreement and approve the Mergers or the other transactions contemplated hereby. The approval of Acuren, as the sole stockholder of Merger Sub II, is the only approval of holders of any shares of Merger Sub II Common Stock necessary to adopt this Agreement and approve the Second Merger or the other transactions contemplated hereby. Other than the approvals in this Section 4.3, no approval or proceeding on the part of any holder of Acuren Common Stock or Acuren Entity is necessary to approve this Agreement, the Mergers or the Acuren Stock Issuance or consummate the transactions contemplated hereby.
Section 4.4    No Conflicts; Consents and Approvals.
(a)    Each of Acuren’s and each Merger Sub’s execution and delivery hereof does not, each of Acuren’s and each Merger Sub’s performance of its covenants, obligations and agreements hereunder will not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Constituent Documents of any Acuren Entity, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 4.4(b), obtaining the NV5 Stockholder Approval and the Acuren Stockholder Approval and Acuren’s adoption hereof, in its capacity as the sole stockholder of Merger Sub I and Merger Sub II, violate any applicable Law or Order or (iii) breach, violate, conflict with, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, vesting, cancellation or amendment of or a right of termination, cancellation or amendment under, accelerate the performance required by, constitute a change of control, require notice or consent or approval under, or result in the creation of any Lien on any of the respective properties or assets of an Acuren Entity under, any Contract or Permit to which any Acuren Entity is a party or by which any asset or property of an Acuren Entity is bound or affected, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, an Acuren Material Adverse Effect or otherwise prevent, materially delay or materially impede Acuren’s ability to consummate the First Merger or any of the other transactions contemplated hereby.
(b)    Each of Acuren’s and each Merger Sub’s execution and delivery hereof does not, each of Acuren’s and Merger Subs’ performance of and compliance with its covenants, obligations and agreements hereunder will not, and the consummation of the transactions contemplated hereby will not, require any Acuren Entity to make any Filing with or to, or to obtain any Consent of, any Governmental Authority, except: (i) the filing with the SEC of the Form S-4; (ii) the filing and recordation of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware; (iii) the Filings required by the Exchange Act, the Securities Act and the rules and regulations of Nasdaq and/or NYSE; (iv) the HSR Clearance and the Filings required by the HSR Act for the transactions contemplated hereby; and (v) any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, an Acuren Material Adverse Effect or otherwise prevent, materially delay or materially impede Acuren’s ability to consummate the First Merger or any of the other transactions contemplated hereby.
Section 4.5    SEC Documents; Financial Statements; Related-Party Transactions; Undisclosed Liabilities.
(a)    Since the date on which Acuren became subject to the periodic reporting requirements of the Exchange Act (the “Acuren SEC Registration Date”), Acuren has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by Acuren with the SEC since the Acuren SEC Registration Date, together with all certifications required pursuant to the Sarbanes-Oxley Act (together with any documents filed with or furnished to the SEC during such period by Acuren to the SEC on a voluntary basis, but excluding the Form S-4, the “Acuren SEC Documents”). As of its respective date or, if amended or supplemented, as of the date of the last such amendment or supplement, each Acuren SEC Document complied when filed or furnished (or, if applicable, when amended or supplemented) in all material respects with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and other rules and regulations of the SEC promulgated thereunder, and none of the Acuren SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended or supplemented) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Acuren Subsidiary is, or has at any time since the Acuren SEC Registration Date, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any report, schedule, form, statement, registration statement, prospectus or other document with the SEC.
(b)    The consolidated financial statements of Acuren included in the Acuren SEC Documents (including, in each case, any notes or schedules thereto) (the “Acuren SEC Financial Statements”) (i) have been prepared from the books and records of the Acuren Entities, which have been maintained in accordance with GAAP, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and (iii) present fairly, in all material respects, the Acuren Entities’ consolidated financial position as at the respective dates thereof and the Acuren Entities’ consolidated results of operations and consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act, including normal and recurring year-end adjustments). Except as required by GAAP and disclosed in the Acuren SEC Documents, since the Acuren SEC Registration Date through the date hereof, Acuren has not made or adopted any material change in its accounting methods, practices or policies.
(c)    Acuren is, and since the Acuren SEC Registration Date, has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Acuren is, and since the date on which the Acuren Common Stock was uplisted to NYSE (the “Acuren NYSE Uplisting Date”), has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE. Acuren has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance about the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acuren Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Acuren Entities are being made only in accordance with appropriate authorizations of Acuren’s management and the Acuren Board and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acuren Entities that could have a material effect on the financial statements. Acuren has established and maintains a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by Acuren in the Acuren SEC Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to Acuren’s management as appropriate to allow timely decisions about required disclosure and to make the certifications required pursuant to Section 302 and Section 906 of the Sarbanes-Oxley Act. Acuren has disclosed to Acuren’s outside auditors and the audit committee of the Acuren Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect Acuren’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Acuren’s management or other employees who have a significant role in Acuren’s internal control over financial reporting. There are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Acuren’s internal controls and procedures that would reasonably be expected to adversely affect Acuren’s ability to record, process, summarize and report financial data. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Acuren SEC Documents, there is no material correspondence between the SEC and Acuren since the Acuren SEC Registration Date that is not set forth in the Acuren SEC Documents or that has not otherwise been disclosed to NV5 prior to the date hereof, to Acuren’s Knowledge, none of the Acuren SEC Documents is the subject of ongoing SEC review and there are no internal investigations or, to Acuren’s Knowledge, any formal or informal SEC inquiries or investigations or other inquiries or investigations by Governmental Authorities that are pending or threatened in writing, in each case under this sentence, related to any accounting practices of any Acuren Entity.
(d)    Since December 31, 2024, no Acuren Entity or, to Acuren’s Knowledge, any of their respective Representatives has received any bona fide material complaint, allegation, assertion or claim, whether written or oral, related to the accounting or auditing practices, procedures, methodologies or methods of any Acuren Entity or their respective internal accounting controls, including any bona fide material complaint, allegation, assertion or claim that any Acuren Entity has engaged in questionable accounting or auditing practices.
(e)    No Acuren Entity is, or proposes to be, a party to any Contract, arrangement or transaction with (i) any Affiliate (except for any Acuren Entity), including any director or officer, of any Acuren Entity, or (ii) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, in each case, that is required to be disclosed by Acuren under Item 404 of Regulation S-K under the Exchange Act.
(f)    No Acuren Entity has any Liabilities, except (i) as disclosed and reflected or reserved against in the most recent audited balance sheet included in the Acuren SEC Financial Statements or the notes thereto, (ii) for any Liability (except for any Liability for any breach of Contract or breach of warranty, tort or violation of Law or related to any Action) incurred in the Ordinary Course of Business since the date of the most recent audited balance sheet included in the Acuren SEC Financial Statements, (iii) for Liabilities incurred in connection with the transactions contemplated by this Agreement, (iv) for any Liability incurred as expressly permitted or required under the terms of this Agreement, and (v) for any Liability that is not and would not reasonably be expected to result in, individually or in the aggregate, an Acuren Material Adverse Effect. No Acuren Entity is a party to, or has committed or undertaken to become party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement related to any transaction or relationship between or among any Acuren Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), in each case, that is required to be disclosed pursuant to Item 303(a) of Regulation S-K under the Exchange Act.
Section 4.6    Absence of Certain Changes or Events. Since December 31, 2024, through the date hereof, (a) except for Acuren’s negotiation of, and entry into, this Agreement, the Acuren Entities have conducted their businesses in the Ordinary Course of Business in all material respects, (b) none of the Acuren Entities has taken any action that would have required NV5’s consent pursuant to Section 5.2 had the covenant applied since December 31, 2024 and (c) neither an Acuren Material Adverse Effect nor any event, change, effect, development, state of facts, condition, circumstance or occurrence that would reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect has occurred.
Section 4.7    Actions. Except for Actions or Orders that have not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect or materially and adversely affect Acuren’s ability to perform or comply with its covenants, obligations and agreements hereunder or the consummation of the transactions contemplated hereby, (a) there are, and since December 31, 2021 have been, no Actions pending or, to Acuren’s Knowledge, threatened against any Acuren Entity or any officer or director thereof (solely in their respective capacity as such), whether at law or in equity, or before or by any Governmental Authority, and (b) none of the Acuren Entities or any of their respective officers or directors (solely in their respective capacity as such) are, and since December 31, 2021 have been, subject to any outstanding Order.
Section 4.8    Compliance with Laws; Permits.
(a)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect: (i) each Acuren Entity is, and since December 31, 2021 has been, in compliance with all applicable Laws; (ii) since December 31, 2021, no Acuren Entity has received any written notice alleging that any Acuren Entity has violated any applicable Law that has not been resolved; and (iii) no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default or violation by any Acuren Entity under any applicable Law.
(b)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect:
(i)    each Acuren Entity holds, and since December 31, 2021, has held, all Permits necessary for the lawful conduct of its business and the ownership, use, operation and maintenance of their assets as currently conducted, operated and maintained, and all such Permits are and have been valid, subsisting and in full force and effect;
(ii)    each Acuren Entity is, and since December 31, 2021, has been, in compliance with all such Permits, and no event has occurred that, with or without notice or lapse of time or both, would be a default under or violation of any such Permit;
(iii)    there is no, and since December 31, 2021, has been no, Action pending or, to Acuren’s Knowledge, threatened that asserts any violation of any such Permit or seeks the revocation, cancellation, suspension, limitation or adverse modification of any such Permit; and
(iv)    no Acuren Entity has, since December 31, 2021, received any written notice alleging that any Acuren Entity is not in compliance with, or has violated, any such Permit,

notifying any Acuren Entity of the revocation or withdrawal of any such Permit or imposing any condition, limitation, modification, amendment, cancellation or termination of any such Permit.
(c)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect:
(i)    (A) the Acuren Entities and all of their respective officers, directors, and employees, are, and since December 31, 2021, have been, in compliance with all applicable Anti-Money Laundering Laws, International Trade Laws and Sanctions, (B) there are no, and since December 31, 2021, have been no, Actions pending or, to Acuren’s Knowledge, threatened in writing against (or internal investigations by) any Acuren Entity or any officer, director, or employee thereof in his, her or its capacity as such, in each case, related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions, and (C) since December 31, 2021, the Acuren Entities have held all material Permits or other authorizations required for the export, re-export, transfer or import in accordance with the International Trade Laws and Sanctions;
(ii)    none of the Acuren Entities or any of their respective officers, directors or employees in his, her or its capacity as such, (A) is a Sanctioned Person or otherwise a Person with whom transactions are prohibited under any International Trade Laws or Sanctions, (B) has been organized, operated, or resided in, or had any transactions, business or financial dealings that benefited or involved, directly or indirectly, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, or any other country, territory, region or Person subject to Sanctions;
(iii)    since December 31, 2021, none of the Acuren Entities or any of their respective officers, directors, or employees in his, her or its capacity as such has offered or given money or a thing of value to (A) any official or employee of a Governmental Authority, any political party or official thereof or any candidate for political office or (B) any other Person, in each case, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority, any political party or official thereof or candidate for political office, in each case, in violation of any Anti-Bribery Law; and
(iv)    there are no, and since December 31, 2018, have been no, Actions pending or threatened in writing against (or internal investigations by) any Acuren Entity or any officer, director, or employee thereof in his, her or its capacity as such, in each case, related to any Anti-Bribery Laws.
Section 4.9    Employee Benefit Plans; ERISA.
(a)    Section 4.9(a) of the Acuren Disclosure Schedule lists all of the material Acuren Benefit Plans in effect as of the date hereof. For each material Acuren Benefit Plan, prior to the date hereof, Acuren has made available to NV5 correct and complete copies or forms of the following, as applicable: (i) all such Acuren Benefit Plans (including all amendments thereto) to the extent in writing; (ii) written summaries of any such Acuren Benefit Plan that is not in writing; (iii) all related trust agreements, insurance contracts or other funding vehicles; (iv) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service and two most recent actuarial reports and financial statements; (v) the non-discrimination testing results for the two most recently completed plan years; (vi) the most recent determination or opinion letter from the Internal Revenue Service; (vii) the most recent summary plan description and any summaries of material modification; and (viii) any non-routine material correspondence to and/or from any Governmental Authority with respect to any Acuren Benefit Plan within the past three years.
(b)    Each Acuren Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to an Acuren Benefit Plan and intended to be tax-exempt under Section 501(a) of the Code, has received a favorable determination or opinion letter from the Internal Revenue Service regarding its tax-qualified status and tax-exemption, respectively, and to Acuren’s Knowledge, nothing has occurred that would adversely affect any such qualification or tax exemption of any such Acuren Benefit Plan or related trust. Each Acuren Benefit Plan and any related trust complies in all respects, and has been established and administered in compliance in all respects, with its terms and with ERISA, the Code and other applicable Laws, in each case, except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect.
(c)    Since December 31, 2021, none of the Acuren Entities nor any of its ERISA Affiliates have maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to): (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA; (ii) a Multiemployer Pension Plan; (iii) a multiple employer plan as described in Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Acuren Entity has any current or contingent liability or obligation related to any “employee benefit plan” (as defined in Section 3(3) of ERISA) as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.
(d)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect, since December 31, 2021, (i) all contributions required to be made with respect to any Multiemployer Pension Plan on or prior to the Closing Date have been timely made, (ii) no Acuren Entity has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, from any such Multiemployer Pension Plan (or any liability resulting therefrom has been satisfied in full), and (iii) no Acuren Entity has any contingent Liability under Section 4204 of ERISA.
(e)    None of the Acuren Entities or, to Acuren’s Knowledge, any other Person has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to an Acuren Benefit Plan to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject Acuren or any of its ERISA Affiliates to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code, in each case, except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect.
(f)    No material Acuren Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of any Acuren Entity who reside or work outside of the United States on behalf of any Acuren Entity.
(g)    There are no pending or, to Acuren’s Knowledge, threatened claims (except for routine claims for benefits) by, on behalf of or against any Acuren Benefit Plan or any trust related thereto, and no audit or other proceeding by a Governmental Authority is pending or, to Acuren’s Knowledge, threatened related to any Acuren Benefit Plan, in each case, except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect.

(h)    Except as required by applicable Law or for any payment or reimbursement of COBRA premiums as part of a severance benefit, no Acuren Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and no Acuren Entity has any obligation to provide such benefits.
(i)    Each Acuren Entity and each of its ERISA Affiliates has complied in all material respects with (i) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (ii) the affordability and minimum essential coverage requirements, and all other requirements, of the Patient Protection and Affordable Care Act of 2010, in each case, with respect to each Acuren Benefit Plan that is a group health plan.
(j)    Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) with respect to any Acuren Service Provider and to which any Acuren Entity is a party or otherwise subject has been maintained and operated in compliance with, and the document(s) evidencing such arrangement comply with, the requirements of Section 409A of the Code and regulations and other guidance promulgated thereunder, except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect, and no additional Tax under Section 409A of the Code has been or could be incurred by any Acuren Service Provider.
Section 4.10    Labor Matters.
(a)    Section 4.10(a) of the Acuren Disclosure Schedule lists all Collective Bargaining Agreements to which an Acuren Entity is a party to or bound by and all Collective Bargaining Agreements that pertain to any of the employees of any Acuren Entity.
(b)    Since December 31, 2021, (i) there has been no actual or, to Acuren’s Knowledge, threatened Labor Disputes against or affecting any Acuren Entity or involving an employee of the Acuren Entities, and no such Labor Disputes are pending, (ii) none of the Acuren Entities or any of their employees have committed any unfair labor practice as defined in the National Labor Relations Act in connection with the operation of the businesses of the Acuren Entities, and (iii) no labor union, trade union, labor organization or group of employees of any Acuren Entity has made a pending demand (orally or in writing) for recognition or certification, and there are no union organizing attempts, card signing activity, representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect, each Acuren Entity (A) is in compliance with any Collective Bargaining Agreement or Law pertaining to labor, employment or employment practices including all Laws regarding worker classification, health and safety, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, immigration, worker authorization, plant closures and layoffs, affirmative action, employee leave issues, pay equity, unemployment insurance and workers’ compensation and (B) is not, and has not been since December 31, 2021, a party to any Action alleging a violation of any Collective Bargaining Agreement or Law pertaining to labor, employment or employment practices, nor, to Acuren’s Knowledge, is any such Action pending or threatened.
(c)    To Acuren’s Knowledge, no Acuren Service Provider is in material violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Acuren Entity; or (ii) to a former employer of any such Acuren Service Provider, with respect to (A) the right of any such Acuren Service Provider to be employed or engaged by an Acuren Entity or (B) the knowledge or use of trade secrets or proprietary information in connection with such Acuren Service Provider’s employment or engagement by an Acuren Entity.
(d)    Acuren has made available to NV5 a true and complete list, as of the date hereof, of each employee of the Acuren Entities, including, for each employee, their respective names, titles, business location, employing entity, current annual salary or hourly rate, date of hire, classification as exempt or non-exempt under applicable state or federal overtime Laws, accrued but unused vacation, visa type (if any), and active or inactive status.
(e)    Each of the Acuren Entities is, and since December 31, 2021 has been, in material compliance, with all federal, state and other Laws respecting labor, employment, and employment practices including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, sexual misconduct, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, wage payment, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs, terminations, fair labor standards, family and medical leave, sick leave, or any other labor and employment-related matters. There are no material Actions against any of the Acuren Entities pending or to Acuren’s Knowledge, threatened, and there have been no Actions against the Acuren Entities for the three (3)-year period ending on the date of this Agreement, under any Law relating to employees or employment practices or with respect to breaches of any such Law.
(f)    Within the last three (3) years, none of the Acuren Entities: (i) has been found in violation in any material respect of any Laws relating to employees or other labor-related matters; (ii) is or has been a party to, or otherwise bound by, any material consent decree with, or material citation by, any Governmental Authority relating to current or former employees, officers or directors or employment practices; and (iii) is or has been subject to any material audit or investigation by the National Labor Relations Board, the Equal Employment Opportunity Commission, Occupational Safety and Health Administration, the Department of Labor, U.S. Citizen and Immigration Services, or any comparable Governmental Authority, or subject to material fines, penalties, or assessments associated with such audits or investigations.
(g)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect, since December 31, 2021, each Acuren Entity (i) has fully and timely paid all earned and accrued wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that has come due and payable to their respective current or former employees and independent contractors under applicable Law, Contract or policy, (ii) has not incurred any liability as a result of any misclassification of any Person as an independent contractor rather than as an employee or as “exempt” or “nonexempt” from wages, hourly and withholding requirements under applicable Law, and (iii) to Acuren’s Knowledge, is not delinquent in payments to any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid under applicable Law, Contract or policy.
(h)    Since December 31, 2021, none of the Acuren Entities has conducted any “mass layoff” or “plant closing” (each as defined under the WARN Act or any similar applicable state Law). Since December 31, 2021, there have been no layoffs, furloughs or salary or wage reductions by any of the

Acuren Entities that triggered a requirement to provide notice under the WARN Act or any similar applicable state law.
(i)    In the last three (3) years, there has been no formal material allegation brought (internally or otherwise) by any current or former employee of, or any current or former independent contractor or consultant to, the Acuren Entities, or by any applicant for employment with the Acuren Entities, that an officer, director, or management employee of the Acuren Entities has engaged in sexual harassment, employment discrimination, or misconduct.
(j)    All employees of the Acuren Entities employed in the United States are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government. Since December 31, 2021, the Acuren Entities have not been the subject of an immigration compliance or employment visit from, been assessed any material fine or penalty by, or been the subject of any material order or directive of, the United States Department of Labor, the United States Department of Justice, the United States Department of Homeland Security, the U.S. Citizen and Immigration Services, or any other similar Governmental Authority.
Section 4.11    Environmental Matters.
(a)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect:
(i)    each Acuren Entity is, and since December 31, 2021 has been, in compliance with all applicable Environmental Laws, and no Acuren Entity has received any written communication (whether from a Governmental Authority, citizens group or other third party) alleging the non-compliance of any Acuren Entity with applicable Environmental Laws that remains unresolved;
(ii)    each Acuren Entity has obtained all Environmental Permits required for the operation of their businesses, operations and assets, all such Environmental Permits are in full force and effect, no appeal nor any other Action is pending or has been threatened to revoke any such Environmental Permit, and each Acuren Entity is, and since December 31, 2021 has, complied with all terms and conditions of each such Environmental Permit;
(iii)    no Environmental Claim is pending or, to Acuren’s Knowledge, threatened against any Acuren Entity, or any Person as to which an Acuren Entity has retained or assumed Liability for such Environmental Claim or provided an indemnity for such Environmental Claim, and no Acuren Entity has contractually agreed to assume from any other Person, or indemnify any other Person for, any Liabilities arising pursuant to Environmental Law;
(iv)    Hazardous Materials have not been released and are not present at, on, under, in, or about any of the properties currently or formerly owned, leased or operated by any Acuren Entity in a quantity, manner or condition which would reasonably be expected to (i) require investigation, removal, or remediation by any Acuren Entity under Environmental Laws or otherwise give rise to Liability of any Acuren Entity, (ii) interfere with any Acuren Entity’s continued operations or (iii) impair the fair saleable value of any property of an Acuren Entity;
(v)    all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently owned or operated by any Acuren Entity have been properly stored, handled, recycled, re-used or disposed of in a manner that has not caused, and would not reasonably be expected to cause, an Acuren Material Adverse Effect;
(vi)    there is no site to which any Acuren Entity has transported or arranged for the transport of Hazardous Materials that is the subject of any Environmental Claim or Liability for an Environmental Claim; and
(vii)    no Acuren Entity has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with Environmental Laws or any Liability for an Environmental Claim.
(b)    Acuren has made available to NV5 complete and correct copies of all Phase I and Phase II environmental site assessments and other material written reports, studies, inspections and audits in the possession of the Acuren Entities, in each case, relating to the current or former properties or operations of any Acuren Entity.
Section 4.12    Title to Assets; Real Property.
(a)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect, (i) each Acuren Entity owns good and valid marketable title to, or in the case of leased assets, has valid, binding, enforceable and subsisting leasehold interests in, all tangible, personal and real property assets used in the business of such Acuren Entity as currently conducted, free and clear of any Lien thereon (except for any Permitted Lien), and (ii) each Acuren Entity’s tangible, personal and real property assets (including Acuren Real Property), except for obsolescence in the Ordinary Course of Business, are in good condition, repair and operating condition (subject to ordinary wear and tear), have been maintained, repaired and refurbished in the Ordinary Course of Business and are useable or saleable in the Ordinary Course of Business.
(b)    Prior to the date hereof, Acuren has made available to NV5 a complete and correct list of the physical addresses of each material real property owned in fee simple by any Acuren Entity (together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, collectively, the “Acuren Owned Real Property”). Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect, the applicable Acuren Entity owns marketable fee simple title to each parcel of Acuren Owned Real Property, free and clear of any Liens thereon (except for any Permitted Liens).
(c)    Prior to the date hereof, Acuren has made available to NV5 a complete and correct list of each material real property leased, subleased, sub-subleased, licensed or otherwise occupied, or used, by an Acuren Entity (the “Acuren Leased Real Property” and, together with the Acuren Owned Real Property, collectively, the “Acuren Real Property”), together with true, correct and complete copies of any and all material leases, subleases, sub-subleases, licenses, occupancy agreements, purchase options, lease guaranties, and related agreements and documents thereunder, and all material amendments, terminations and modifications thereof (collectively, the “Acuren Real Property Leases”). The applicable Acuren Entity has a valid, binding and enforceable leasehold interest under each of the Acuren Real Property Leases, and enjoys possession of the relevant Acuren Leased Real Property, in each case, free and clear of any Lien thereon (except for any Permitted Lien), and each of the Acuren Real Property Leases is in full force and effect. No security deposit or portion thereof deposited with respect to such

Acuren Real Property Lease has been applied in respect of a breach or default under such Acuren Real Property Lease which has not been redeposited in full within the time period provided in such Acuren Real Property Lease. With respect to any Acuren Leased Real Property, (i) any leasehold interest in the Acuren Leased Real Property is not encumbered by a leasehold mortgage or by any subtenancy or other right to occupy or use any portion of the Acuren Leased Real Property or the Improvements (as defined below) or personal property thereon, (ii) Acuren has not received written notice from any other Person of any default in the material performance of any obligations under any of the Acuren Real Property Leases or from any subtenant with respect to any sublease and (iii) to Acuren’s Knowledge, there has been no act or omission or other circumstance that, if uncured, would ripen into a material breach or material default by Acuren or any other Person under the terms of any of the Acuren Real Property Leases or any sublease to which Acuren is a party. As of the date hereof, no party to any Acuren Real Property Lease has exercised any termination rights with respect thereto or given any notice to any landlord under any Acuren Real Property Lease indicating it will not be exercising any extension or renewal options under such Acuren Real Property Lease. The Acuren Real Property constitutes all of the material real property used in the businesses of the Acuren Entities as currently conducted. There are no parties other than an Acuren Entity occupying the Acuren Real Property, and none of the Acuren Entities has vacated or abandoned any of the Acuren Real Properties nor given notice of its intent to do the same.
(d)    All Improvements included in the Acuren Leased Real Property have been maintained in the Ordinary Course of Business and are in satisfactory condition and repair in all material respects. The Acuren Real Property is in compliance in all material respects with all applicable Laws related to the business currently being conducted on such Acuren Real Property, and the Acuren Entities have all material certificates of occupancy and Permits of any Governmental Authority necessary for the current use and operation of each parcel of Acuren Real Property. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect, (i) there are currently in effect such insurance policies for the Acuren Real Property as are customarily maintained with respect to similar properties, and no damage or destruction has occurred with respect to any of the Acuren Real Property that would not be reasonably likely to be covered by an enforceable insurance policy, (ii) all premiums due on such insurance policies have been paid by the applicable Acuren Entity, (iii) none of the Acuren Entities have, since December 31, 2021, received any written notice or request from any insurance company requesting the performance of any work or alteration with respect to the Acuren Real Property or any portion thereof and, to Acuren’s Knowledge, no such notice or request has been threatened and (iv) since December 31, 2021, none of the Acuren Entities has received any written notice from any insurance company concerning, and there are no defects or inadequacies in the Acuren Real Property that, if not corrected, would result in the termination of insurance coverage or increase its cost.
(e)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect: (i) there is no Action pending or, to Acuren’s Knowledge, threatened with respect to the appropriation, condemnation or exercise of eminent domain with respect to any Acuren Real Property; (ii) there is no Action pending, initiated by or on behalf of any Acuren Entity to change or redefine the zoning or land use classification of any Acuren Real Property, and no Acuren Entity has received notice thereof; and (iii) there are no sales or other dispositions of such Acuren Real Property or any part thereof in lieu of any such Actions. There is no current material construction or capital improvement project on or with respect to any Acuren Real Property or Improvements.
Section 4.13    Taxes. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect:

(a)    since December 31, 2017, each Acuren Entity has timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are true, complete and correct;
(b)    each Acuren Entity has timely paid to the proper Governmental Authority all Taxes, whether or not shown to be due on any Tax Return, required to be paid by it, except for Taxes being contested in good faith for which an adequate reserve has been established in the Acuren SEC Financial Statements in accordance with GAAP;
(c)    each Acuren Entity has (i) timely withheld, collected and paid all amounts required to have been withheld, collected and paid with respect to any material amounts paid or owing to, or received from, any employee, creditor, independent contractor, stockholder, customer or other third party and (ii) otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements);
(d)    there is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or, to Acuren’s Knowledge, threatened in writing with respect to any amount of Taxes or Tax Returns of any Acuren Entity or (ii) deficiency for an amount of Taxes that has been assessed by any Governmental Authority against any Acuren Entity with respect to any completed and settled examination or concluded litigation (and that has not been fully satisfied by payment);
(e)    no Acuren Entity has granted any extension or waiver of the limitation period applicable to the assessment or collection of any material Tax, which waiver or extension has not since expired, and no request for such an extension or waiver is currently pending;
(f)    there are no Liens for Taxes upon any property or assets of the Acuren Entities, except for Permitted Liens;
(g)    no Acuren Entity (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (except for a group the common parent of which is Acuren or a Subsidiary of Acuren), (ii) is party to any Tax sharing, Tax allocation, Tax gross-up or Tax indemnity agreement or similar contract or arrangement (except for customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily related to Taxes, or any agreement solely between or among the Acuren Entities) or (iii) has any Liability for Taxes of any Person arising from the application of Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or non-U.S. Law) (except for a Acuren Entity that is a member of a consolidated group the common parent of which is Acuren or a Subsidiary of Acuren), as a transferee or successor, by operation of Law, or otherwise;
(h)    no Acuren Entity has been a party to, or participated in, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);
(i)    in the past three (3) years (or otherwise as part of a plan (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated hereunder), no Acuren Entity has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code;
(j)    no claim has been made in writing by any Tax authority in a jurisdiction where Acuren or any Acuren Subsidiary has not filed Tax Returns or paid Taxes of a particular type that Acuren or any

Acuren Subsidiary is or may be subject to Tax, or required to file Tax Returns with respect to Taxes, in such jurisdiction, which claim has not been resolved;
(k)    no Acuren Entity is bound by, or party to, with respect to the current or any future taxable period, any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to Taxes;
(l)    no Acuren Entity is or will be required to include any amount in income as a result of the application of Section 965 of the Code;
(m)    no Acuren Entity has or has had a permanent establishment (within the meaning of an applicable Tax treaty) in any jurisdiction other than its jurisdiction of formation and no Acuren Entity has or has had an office or fixed place of business in any jurisdiction other than its jurisdiction of formation;
(n)    no Acuren Entity has deferred any Taxes under Section 2302 of the CARES Act, claimed any Tax credit under Section 2301 of the CARES Act or otherwise taken any action to elect or avail itself of any provision of the CARES Act relating to Taxes;
(o)    no Acuren Entity has taken (or failed to take) or agreed to take (or fail to take) any action or knows of any fact or circumstance that would reasonably be likely to prevent, cause a failure of, or impede the Intended Tax Treatment; and
(p)    at all times since its formation, Merger Sub I and Merger Sub II have been properly classified as C corporations for U.S. federal and applicable U.S. state and local Tax purposes and no action has been taken by Acuren or any other Person to cause Merger Sub I or Merger Sub II to cease to be classified as C corporations for U.S. federal and applicable U.S. state and local Tax purposes.
Section 4.14    Acuren Material Contracts.
(a)    Except (x) for this Agreement or agreements filed as exhibits to the Acuren SEC Documents or (y) as set forth in Section 4.14 of the Acuren Disclosure Schedule, as of the date of this Agreement, no Acuren Entity is a party to, and none of them or their respective businesses, properties or assets is bound by, any Contract of a type described below (any Contract of the type described in this Section 4.14(a) or set forth on Section 4.14(a) of the Acuren Disclosure Schedule, whether entered into prior to, on or after the date hereof, an “Acuren Material Contract”):
(i)    any Contract that (A) provides for any most favored nation or similar preferential terms, exclusivity or similar obligations to which any Acuren Entity is subject, in each case, that is material to the Acuren Entities, taken as a whole, or (B) by its express terms would purport to limit the ability of, or to prohibit or restrict, any Acuren Entity or any Affiliate thereof (including, upon the consummation of the Mergers, the Surviving Entity or any NV5 Entity) from engaging or competing in any line of business or in any geographic area in any material respect;
(ii)    any Contract pursuant to which any Acuren Entity has (A) incurred or guaranteed any Indebtedness that is outstanding, (B) pledged or granted (or otherwise securing) a Lien on any of its material assets or (C) advanced or loaned money or otherwise extended credit, or provided credit support, to any Person (except for any wholly owned Acuren Subsidiary), in each case, in excess of $100,000 individually or $1,000,000 in the aggregate, except for intercompany accounts receivable and accounts payable and/or trade payables incurred or arising in the Ordinary Course of Business;
(iii)    any Contract pursuant to which any Acuren Entity has made capital contributions to, or other investments in, any Person (other than Merger Sub I, Merger Sub II or any subsidiary of Acuren set forth on Section 4.1(c) of the Acuren Disclosure Schedule);
(iv)    any Contract related to any obligation to purchase, redeem, retire, defease or otherwise acquire for value any Equity Security of any Acuren Entity;
(v)    any lease or sublease related to leases of any material equipment, vehicles or other tangible personal property used or held by any Acuren Entity (other than Acuren Real Property Leases) that provides for annual payments in excess of $1,000,000 individually or $5,000,000 in the aggregate;
(vi)    any Contract under which any Acuren Entity (A) is granted any right, title or interest in or to Intellectual Property or IT Assets that is material to the business of the Acuren Entities, taken as a whole, from any third Person (excluding (1) any Contract concerning commercially available shrink-wrap or off-the-shelf Software, (2) any Contract for any Open Source Software or (3) proprietary information and invention assignment agreements with employees and independent contractors), or (B) transfers, licenses or otherwise grants to any third Person a right, title or interest in or to any Acuren Intellectual Property or Acuren IT Assets that is material to the business and is owned or purported to be owned by the Acuren Entities (excluding Contracts entered into with customers, employees, or service providers in the Ordinary Course of Business);
(vii)    any Contract that grants to any Person any right of first refusal, right of first offer, put, call or similar right or option related to any material assets or rights of any Acuren Entity;
(viii)    any Contract providing for the acquisition, disposition, transfer, or similar transaction by any Acuren Entity of any business or material assets, property or right (including Equity Securities of another Person), whether by merger, sale of stock, sale of assets, business combination or otherwise (other than sales or purchases of inventory or equipment in the Ordinary Course of Business), that is pending as of the date hereof or under which such Acuren Entity has any outstanding material obligations;
(ix)    any Contract relating to any hedge, swap, forward, futures, warrant, option or other material derivative transaction;
(x)    any Contract that resulted in payment to or from any Acuren Entity in excess of $10,000,000 in the aggregate during the fiscal year ended December 31, 2024 or that would reasonably be expected to result in payment to or from any Acuren Entity in excess of $10,000,000 in the aggregate during the fiscal year ending December 31, 2025;
(xi)    any Contract (A) providing for the employment of, or the performance of services by, any Acuren Service Provider that requires payment of base salary, target incentive compensation plus equity compensation in excess of $500,000 on an annual basis or (B) the terms of which obligate, or may in the future obligate, any Acuren Entity to make any severance, retention, change in control, termination or similar payments to any Acuren Service Provider; and

(xii)    any Contract providing for the settlement, conciliation or similar agreement of any Action (A) under which any Acuren Entity has continuing monetary Liabilities in excess of $2,000,000 individually or $10,000,000 in the aggregate, or (B) which imposes, individually or in the aggregate, any material restrictions on the business of any Acuren Entity.
(b)    Acuren has filed as an exhibit to an Acuren SEC Document each Acuren Material Contract required to be filed by the Acuren under Item 601(b)(2), (4) or (10) of Regulation S-K under the Exchange Act, excluding, as of the date hereof, this Agreement. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect:
(i)    each Acuren Material Contract is in full force and effect and is valid and binding on each Acuren Entity party thereto and, to Acuren’s Knowledge, each other party thereto, in each case, except as limited by the Bankruptcy and Equitable Exceptions;
(ii)    no Acuren Entity is in breach of, and no default has been declared under, any Acuren Material Contract;
(iii)    since December 31, 2021, no Acuren Entity has received written notice of any actual or alleged breach by any Acuren Entity of any Acuren Material Contract;
(iv)    no Acuren Entity has received any written notice of the intention of any party to an Acuren Material Contract to cancel, terminate, materially change the scope of rights under or fail to renew any Acuren Material Contract; and
(v)    no party to any Acuren Material Contract has provided written notice to any Acuren Entity requesting any indemnification or defense under such Acuren Material Contract.
(c)    Prior to the date hereof, Acuren has made available to NV5 complete and correct copies of all of the Acuren Material Contracts, as in effect as of the date of this Agreement.
Section 4.15    Government Contracts.
(a)    Section 4.15(a)(i) of the Acuren Disclosure Schedule lists all Government Contracts in effect as of the date hereof (x) between any Acuren Entity and any federal Governmental Authority, (y) under which any Acuren Entity is a prime contractor or (z) between any Acuren Entity and any state or local Governmental Authority that exceeds $5,000,000 in annual net revenues attributable to such Government Contract by the Acuren Entities, taken as a whole, during the fiscal year ended December 31, 2024 (the Government Contracts described in the foregoing clauses (x) through (z), collectively, the “Acuren Key Government Contracts”), setting forth for each such Acuren Key Government Contract, to the extent such information is known: (i) the contract number (including the order number and, if applicable, the prime contract number for task orders); (ii) the internal job number; (iii) the start and end date of the period of performance (including unexercised option periods); and (iv) the applicable total contract value.
(b)    Each Acuren Key Government Contract is a legal, valid and binding obligation of the applicable party thereto and is in full force and effect as of the date hereof. Each Acuren Key Government Contract was awarded in compliance with applicable Laws. Substantially all of the Government Contracts are covered by the Service Contract Act. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect, (i) no Government Contract or Government Bid is the subject of any bid or award protest proceedings, and each

Acuren Entity has complied with all terms and conditions of each Government Contract and the solicitation for such Government Contract, (ii) all representations and certifications executed by any Acuren Entity pertaining to any Government Contract or Government Bid were complete and correct as of their effective date, and each Acuren Entity has complied with all such representations and certifications, (iii) no Acuren Entity has violated any applicable ethical requirement pertaining to a Government Contract or Government Bid disclosed to such Acuren Entity in writing, nor has any Acuren Entity ever submitted any inaccurate, untruthful or misleading cost or pricing data, certification, bid, quote, proposal, report, invoice, claim, request for equitable adjustment, or other information to a Governmental Authority, prime contractor, subcontractor, vendor or any other Person relating to any Government Contract or Government Bid, (iv) there is, and since December 31, 2021 has been, no cancellation, termination for convenience, termination for default, suspension, stop work order, cure notice, or show cause notice pending or in effect or, to Acuren’s Knowledge, threatened, in each case, pertaining to any such Government Contract, nor has there been any dispute between any Acuren Entity and any Governmental Authority or between any Acuren Entity and any prime contractor, subcontractor, vendor or other Person where the ultimate contracting party is a Governmental Authority, arising under or relating to any such Government Contract or Government Bid, and (v) since December 31, 2021, no Acuren Entity has received written notice of any adverse or negative government past performance evaluations or ratings in connection with any Government Contract, each Acuren Entity has complied in all material respects with applicable limitations on sub-contracting in connection with every Government Contract, and no Acuren Entity has been “affiliated” (as defined in FAR 2.101) with any entity. No Acuren Entity is currently a party to any government-approved mentor-protégé agreement.
(c)    Section 4.15(c) of the Acuren Disclosure Schedule lists all Government Contracts that were premised or awarded based on small business status. With respect to all Government Contracts other than those set forth on Section 4.15(c) of the Acuren Disclosure Schedule, (i) at the time of submission of such Government Contract, no Acuren Entity represented itself as a small business, a small disadvantaged business, a woman-owned small business, a service disabled veteran-owned small business, or a Small Business Administration Section 8(a) program participant, and (ii) each such representation about size status was accurate and complete and in compliance in all material respects with all applicable Laws.
(d)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect, (i) none of the Acuren Entities and, to Acuren’s Knowledge, none of their respective directors, officers, employees or other Representatives is, or has during the past three (3) years been, under administrative, civil or criminal investigation or indictment by any Governmental Authority or subject to any audit or investigation by any Acuren Entity with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid, and (ii) during the past three (3) years, no Acuren Entity has conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged irregularity, act, misstatement or omission arising under or relating to a Government Contract or Government Bid.
(e)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect: (i) no Acuren Entity is in receipt or possession of any competitor (as to any Government Contract or Government Bid) or Governmental Authority’s proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized; (ii) no Acuren Entity is subject to any active administrative agreement pertaining to its eligibility for the award of Government Contracts or stop work order relating to any Government Contract that is still in effect; (iii) no Acuren Entity has been debarred, suspended or similarly disqualified from participation in the award of Contracts with any other

Governmental Authority; and (iv) there are no facts or circumstances that would warrant the institution of suspension, debarment or other disqualification proceedings or the finding of non-responsibility or ineligibility on the part of any Acuren Entity or any director, officer, or employee thereof.
(f)    No Acuren Entity has any outstanding Government Bid that, if accepted or awarded a Contract relating thereto, would reasonably be expected to result in a material loss to any Acuren Entity. The Acuren Entities conduct, in a manner consistent with standard industry practices, an estimate to completion analysis of each Government Contract and, on the basis of such analyses, no Acuren Entity has reason to expect or anticipate that costs actually incurred in connection with Government Contracts will, at such time when performance thereunder concludes, materially exceed the price or any funding limitation or authorizations applicable to such Government Contract. Each Acuren Entity has complied in all material respects with the Truthful Cost or Pricing Data Act, FAR part 31, and any other cost allowability and allocability provisions applicable to the Government Contracts or Government Bids. The cost accounting and procurement systems, practices and procedures used by the Acuren Entities and the associated entries reflected in the financial records of the Acuren Entities with respect to Government Contracts and Government Bids are and have been in compliance in all material respects with all applicable Laws and such Contracts.
(g)    With respect to each GFE that (i) was in the possession of, or directly acquired by, a Governmental Authority and (ii) is currently loaned, bailed or otherwise furnished to or held by any Acuren Entity (or any sub-contractor on its behalf) in connection with any Government Contract by or on behalf of any Governmental Authority, each Acuren Entity has certified to the applicable Governmental Authority in a timely manner that all GFE is in good working order, reasonable wear and tear excepted, and otherwise meets the requirements of the applicable Government Contract and all applicable Laws. No outstanding loss, damage or destruction reports have been (or should have been) submitted to any Governmental Authority in respect of any material GFE.
(h)    Since December 31, 2021, no Acuren Entity has (i) received any payment of money or provision of value to a third party, or any receipt of money or value from a third party, in each case, that constitutes, or could reasonably be viewed or interpreted to be, a fee or compensation for the referral of a Contract, customer, business or business opportunity, (ii) assigned, granted a secured interest in, conveyed or transferred any material account receivable or other material rights arising under any Government Contracts,
(i)    Prior to the date hereof, Acuren has made available to NV5 a true and complete list, as of the date specified therein, of all facility security clearances (by category only) and access authorizations (e.g., proscribed information) held by the Acuren Entities, to the extent such clearances are required in connection with a United States Government Contract or United States Government Bid. The employees of the Acuren Entities possess, and at all times during the applicable period of performance have possessed, all United States government personal security clearances required to perform all United States Government Contracts, and each Acuren Entity possesses and has possessed all facility security clearances required to perform all ongoing United States Government Contracts. To Acuren’s Knowledge, the subcontractors and independent contractors of the Acuren Entities possess and have possessed all security clearances required to perform the ongoing United States Government Contracts. All requisite personal security clearances held by any continuing employee, and all facility security clearances held by the Acuren Entities, are valid and in full force and effect, and each Acuren Entity is in material compliance with all United States national security obligations and requirements, including those specified in the NISPOM. Each Acuren Entity holds and at all relevant times has held at least a “satisfactory” rating from DSS with respect to its facility security clearances. Since January 1, 2020, neither the Acuren Entities nor any of their employees, officers or directors has had a personal security clearance revoked, excluding terminations of such personal security clearances as may have occurred in the Ordinary Course of Business. Since December 31, 2021, the Acuren Entities have complied in all material respects with all applicable requirements under each United States Government Contract or United States Government Bid relating to the safeguarding of and access to classified or sensitive information. To Acuren’s Knowledge, no facts currently exist that would reasonably be expected to give rise to the revocation of any security clearance of the Acuren Entities or any continuing employee.
Section 4.16    Intellectual Property; Software.
(a)    Section 4.16(a) of the Acuren Disclosure Schedule sets forth a true, correct and complete list of all material unregistered Marks included in the Acuren Intellectual Property.
(b)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect, (i) an Acuren Entity is the sole and exclusive owner of all Acuren Registered Intellectual Property and all other Acuren Intellectual Property (including the Intellectual Property created by employees within the scope of their employment by the Acuren Entities), free and clear of any Lien thereon (except for any Permitted Lien), (ii) all Acuren Registered Intellectual Property is subsisting and (iii) all issuances and registrations included in the Acuren Registered Intellectual Property are valid and enforceable. No prior or current employee or officer or any prior or current consultant or contractor of the Acuren Entities has asserted any ownership in any Acuren Intellectual Property.
(c)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect, an Acuren Entity owns, licenses or otherwise has, and since December 31, 2021, has owned, licensed, or otherwise had, the valid right to use all Intellectual Property used in, or held for use for, the operation of the Acuren Entities’ businesses. Any material Intellectual Property licensed by an Acuren Entity is validly licensed to the Acuren Entity pursuant to written, valid agreements. Neither the execution and delivery of this Agreement nor the consummation of the Mergers or other transactions contemplated by this Agreement will result in the termination or invalidity of any agreements pursuant to which the material Intellectual Property is licensed to the Acuren Entity.
(d)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect:
(i)    (A) the operation of the Acuren Entities’ respective businesses, as currently conducted and as conducted since December 31, 2021, is not infringing, misappropriating or otherwise violating, and has not infringed, misappropriated or otherwise violated, (1) any Patents or Marks of any other Person or (2) any other Intellectual Property of any other Person; and (B) since December 31, 2021, there has been no Action instituted or threatened in writing against any Acuren Entity alleging infringement, misappropriation or other violation of any Intellectual Property of another Person or challenging the ownership, validity or enforceability of any Acuren Intellectual Property;
(ii)    (A) no Person is infringing, misappropriating or otherwise violating, or since December 31, 2021, has infringed, misappropriated, or otherwise violated, any Acuren Intellectual Property and (B) since December 31, 2021, no Acuren Entity has instituted or threatened in writing any Actions against any Person alleging any infringement, misappropriation or other violation of any such Acuren Intellectual Property;
(iii)    each Acuren Entity takes and has taken commercially reasonable actions to protect the confidentiality of Trade Secrets included in the Acuren Intellectual Property;
(iv)    all current and former officers and employees of, and consultants and independent contractors to, the Acuren Entities whose duties to the Acuren Entities reasonably contemplate or contemplated access to Trade Secrets included in the Acuren Intellectual Property have executed a valid and enforceable written agreement with the applicable Acuren Entity agreeing to protect the confidentiality of Trade Secrets included in the Acuren Intellectual Property;
(v)    all current and former officers and employees of, and consultants and independent contractors to, the Acuren Entities whose duties to the Acuren Entities reasonably contemplate or contemplated the development of Intellectual Property (other than copyright rights in works of authorship authored by employees within the scope of their employment) have executed a valid and enforceable written agreement with the applicable Acuren Entity that assigns to such Acuren Entity all rights, title and interest in and to any and all Acuren Intellectual Property such Person contributed to the creation or development of, and, to the extent applicable, irrevocably waives such Person’s moral rights in, such Intellectual Property;
(vi)    no Acuren Intellectual Property is subject to any Contract containing any covenant or other provision that limits or restricts in any manner, taken as a whole, the ability of the Acuren Entities: (A) to make, use, import, sell, offer for sale or promote any products or services made available by or on behalf of the Acuren Entities, and any products or services currently being developed (or already developed) by or for the Acuren Entities, anywhere in the world; or (B) to use, exploit, assert or enforce any of the Acuren Intellectual Property anywhere in the world;
(vii)    (A) each Acuren Entity takes and has taken commercially reasonable actions to maintain the operation of Acuren Software and Acuren IT Assets, including by implementing written information security policies that comply with applicable Laws, reasonable disaster recovery incident response plans with respect to such Acuren IT Assets, and (B) since December 31, 2021, there has been no failure in, or disruptions of, any Acuren Software or any Acuren IT Assets that has not been fully remedied; and
(viii)    (A) the Acuren IT Assets are sufficient for the conduct of the businesses of the Acuren Entities, taken as a whole, as currently conducted, (B) no Software that is distributed as Open Source Software is a component of, has been incorporated into, linked to or distributed with any Acuren Software by or on behalf of any Acuren Entity in a manner that would (1) either currently or upon its distribution, require any Acuren Software (in whole or in part) to be licensed, sold or disclosed in source code form, (2) grant the right to make modifications or derivative works of any Acuren Software (in whole or in part), or (3) impose a requirement or condition that any Acuren Software be redistributable at no charge, (C), the Acuren Software does not contain any device or feature that disrupts, disables, or otherwise impairs the functioning of any such Acuren Software (except as part of the intended functionality of such Acuren Software) or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access, use, disablement or erasure of such

Acuren Software, Acuren IT Assets or information or other data (or all parts thereof) or other Software or information technology assets of duly authorized users of such Acuren Software, and (D) the Acuren IT Assets have been reasonably maintained and tested for vulnerabilities with necessary patches and updates applied where appropriate.
(e)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect, no source code for any Acuren Software (i) has been provided, licensed or made available to any customer, business partner, escrow agent or other Person except to employees and third-party Software developers of an Acuren Entity solely for use, modification, creation of derivative works and/or disclosure in connection with their employment or engagement with such Acuren Entity, or (ii) is subject to any duty or obligation (whether present, contingent, or otherwise) of any Acuren Entity to deliver, license, or make available any such source code to any customer, business partner, escrow agent or other Person.
Section 4.17    Data Protection and Privacy.
(a)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect:
(i)    each Acuren Entity maintains, and since December 31, 2021, has adopted, implemented and maintained a data privacy and security compliance program that complies with all applicable Privacy/Cybersecurity Requirements, that is designed to protect Acuren IT Assets and Personal Information against threats and hazards to their security and the unauthorized use or disclosure thereof, and that includes commercially reasonable plans, policies, procedures and administrative, technical and physical safeguards designed to protect such Acuren IT Assets, Personal Information, and other data;
(ii)    the Acuren Entities are, and since December 31, 2021, have been, in compliance with all Privacy/Cybersecurity Requirements;
(iii)    since December 31, 2021, (A) no Person has (1) gained unauthorized access, including any such access reportable to a Governmental Authority or affected Person under applicable Law, to any Personal Information transmitted to or from, processed by or stored on any Acuren IT Assets, or otherwise possessed or controlled by or for the Acuren Entities, or (2) used, accessed or disclosed any such Personal Information or Acuren IT Assets for any illegal or unauthorized purpose and (B) no Acuren Entity has received any written notice of any claims from, and there have been no Actions instituted or threatened (including any investigation) by, any Governmental Authority or any other Person alleging any violation, breach or compromise of any Personal Information, or any violation or breach of any Privacy/Cybersecurity Requirements;
(iv)    without limiting the foregoing in this Section 4.17, since December 31, 2021, (A) no breach, unauthorized access or other noncompliance related to Privacy/Cybersecurity Requirements has occurred related to any Personal Information that is Processed or otherwise possessed by an Acuren Entity, (B) no information security or privacy breach event has occurred that has resulted in, or would require, notification by or on behalf of an Acuren Entity to any Governmental Authority or other Person under any Privacy/Cybersecurity Requirements, and (C) no Acuren Entity is or has been in violation, breach or default of any Contracts with respect to the Processing of Acuren IT Assets or Personal Information; and

(v)    since December 31, 2021, the Acuren Entities have not provided or authorized access or rights to any Personal Information Processed or otherwise possessed by or for the Acuren Entities to any Persons for use outside the Ordinary Course of Business.
(b)    Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect, (i) the consummation of the transactions contemplated hereby shall not cause the Acuren Entities to be in breach or other violation of any Privacy/Cybersecurity Requirements and (ii) Acuren is not subject to any Privacy/Cybersecurity Requirements that, after the Closing, would prohibit the Acuren Entities from receiving and/or using any Personal Information in substantially the same manner as prior to the Closing.
Section 4.18    Insurance. Except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect: (a) all Acuren Insurance Policies are in full force and effect, without material impairments of limits, and no Acuren Entity is in breach of or default under any Acuren Insurance Policy and no event has occurred that, with or without notice or lapse of time, or both, would be a breach of or a default under any Acuren Insurance Policy; (b) since December 31, 2021, each Acuren Entity has been continuously insured with recognized insurers or has self-insured in such amounts and related to such risks and losses as are required by applicable Law and any Acuren Material Contract and as are customary for comparable companies in the United States conducting the businesses conducted by such Acuren Entity; (c) since December 31, 2021, no Acuren Entity has received any written communication notifying it of any (i) cancellation or invalidation of any Acuren Insurance Policy, (ii) denial of any coverage or rejection of any claim under any Acuren Insurance Policy or (iii) adjustment in the amount of the premiums payable under any Acuren Insurance Policy; and (d) there is no Action pending by any Acuren Entity against any insurance carrier under any Acuren Insurance Policy. The assets and properties of the Acuren Entities are insured with financially sound and reputable insurance companies that are not Affiliates of any Acuren Entity, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Acuren Entity operates.
Section 4.19    Key Vendors and Key Clients. Section 4.19(a) of the Acuren Disclosure Schedule lists the fifteen (15) largest vendors, service providers and other suppliers (including independent contractors) of the Acuren Entities, taken as a whole, measured by amounts paid by the Acuren Entities, taken as a whole, during the fiscal year ended December 31, 2024 (each, an “Acuren Key Vendor”). Section 4.19(b) of the Acuren Disclosure Schedule lists the fifteen (15) largest clients and customers of the Acuren Entities, taken as a whole (excluding the counterparty to the Acuren Key Government Contracts), measured by annual net revenues attributable to such clients by the Acuren Entities, taken as a whole, during the fiscal year ended December 31, 2024 (each, an “Acuren Key Client”). As of the date hereof, no Acuren Key Vendor or Acuren Key Client has notified any Acuren Entity (or any of their respective Representatives) in writing that it intends to terminate its business relationship with such Acuren Entity.
Section 4.20    Financing. Concurrently with the execution of this Agreement, Acuren has delivered to NV5 complete and correct copies of (i) an executed debt commitment letter, from the Debt Financing Sources (such commitment letter, together with any Fee Letter and all, exhibits and schedules thereto, collectively, the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources have agreed, subject to the terms and conditions therein, to provide debt financing for the Mergers and the other transactions contemplated hereby (the debt financing pursuant to the Debt Commitment Letter or otherwise shall be referred to herein as the “Debt Financing”), and (ii) any fee letter or letters associated with the Debt Commitment Letter (collectively, the “Fee Letter”); provided, however, that the fees and other commercially sensitive information in any fee letter (including provisions in such fee letter related solely to fees, “flex terms” and economic terms, in each case, that do not adversely affect the amount, conditionality or availability of the Debt Financing may have been redacted). As of the date of this Agreement, (A) the Debt Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Acuren, and, to Acuren’s Knowledge, each other party thereto, subject to the Bankruptcy and Equitable Exceptions, and (B) the Debt Commitment Letter has not been amended or modified and the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect, and to Acuren’s Knowledge, no such withdrawal, termination or rescission is contemplated. Subject to the terms and conditions in the Debt Commitment Letter, the aggregate proceeds of the Debt Financing, together with cash on hand, are in an aggregate amount sufficient to pay all obligations of Acuren and Merger Subs under this Agreement, including payment of the aggregate cash portion of the Merger Consideration and other amounts required to be paid under Article II at the Closing. All commitment and other fees required to be paid under the Debt Commitment Letter prior to the date hereof have been paid in full. As of the date hereof, neither Acuren nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Debt Financing contemplated by the Debt Commitment Letter, other than as set forth in the Debt Commitment Letter and the Fee Letter.
Section 4.21    Broker’s Fees. Except for Jefferies LLC (the “Acuren Financial Advisor”), the fees and expenses of which shall be paid by Acuren under Acuren’s engagement letters therewith, none of the Acuren Entities or their Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker or finder or incurred any Liability for any financial advisory, broker’s, agent’s, finders’ or other similar fees, commission or charge in connection with any transaction contemplated hereby.
ARTICLE V.
COVENANTS
Section 5.1    Conduct of NV5 Business Prior to the First Effective Time.
(a)    Except (i) as otherwise expressly required by the terms hereof or as may be required by applicable Law, (ii) as disclosed in Section 5.1(a) of the NV5 Disclosure Schedule or (iii) as consented to in writing by Acuren, prior to the First Effective Time or the earlier termination of this Agreement in accordance with Article VII, NV5 shall, and shall cause each NV5 Subsidiary to, use commercially reasonable efforts to conduct its businesses in the Ordinary Course of Business in all material respects and (A) preserve intact in all material respects its business organization and goodwill, (B) maintain in effect all material Permits necessary for the continued conduct of its businesses, (C) keep available the services of its executive officers and key employees on reasonable terms and (D) maintain reasonable relationships with its clients, vendors and other Persons having material business relationships with the NV5 Entities and with Governmental Authorities having jurisdiction over its businesses and operations.
(b)    Without limiting the generality of Section 5.1(a), except (x) as expressly required by the terms hereof or as may be required by applicable Law, (y) as disclosed in Section 5.1(b) of the NV5 Disclosure Schedule or (z) as consented to in writing by Acuren, prior to the First Effective Time, NV5 shall not, and shall cause each NV5 Subsidiary not to, directly or indirectly:
(i)    amend any of their respective Constituent Documents (in the case of any NV5 Subsidiary, in any material respect);

(ii)    issue, grant, sell, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, or otherwise encumber, any shares of NV5 Common Stock, NV5 Preferred Stock or any other Equity Securities of any NV5 Entity, except for shares of NV5 Common Stock issuable upon the vesting of NV5 Equity Awards that were outstanding on the Capitalization Date, as set forth on Section 5.1(b)(ii) of the NV5 Disclosure Schedule, in the Ordinary Course of Business, in connection with any Permitted Acquisition or as required under the terms of the NV5 Equity Plans or applicable award agreement;
(iii)    (A) enter into any Contract, or amend or terminate any existing Contract, related to the voting or disposition of any shares of capital stock or other Equity Securities of any NV5 Entity or (B) adopt or implement any stockholder rights plan or similar arrangement;
(iv)    (A) enter into any joint venture or partnership or (B) except for a Permitted Acquisition, make any investment in a non-wholly owned Subsidiary, in each case, material to the NV5 Entities, taken as a whole;
(v)    enter into any transactions, agreements, arrangements or understandings with any Affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;
(vi)    (A) redeem, purchase (or repurchase) or otherwise acquire any shares of NV5 Common Stock or other Equity Securities of any NV5 Entity, except for the acquisition of shares of NV5 Common Stock in order to satisfy any required Tax withholding associated with the vesting, forfeiture or settlement of outstanding NV5 Equity Awards, or (B) adjust, split, combine, subdivide, consolidate or reclassify any shares of NV5 Common Stock;
(vii)    declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, stock or other assets or any combination thereof), on any shares of NV5 Common Stock or other Equity Securities of any NV5 Entity or otherwise make any payments to any holder of Equity Securities of any NV5 Entity thereof (in its capacity as such), except for dividends and distributions by a direct or indirect wholly owned NV5 Subsidiary to NV5 or another direct or indirect wholly owned NV5 Subsidiary;
(viii)    (A) except for borrowings under the Existing NV5 Credit Facility in the Ordinary Course of Business, incur or otherwise acquire, or modify in any material respect the terms of, any Indebtedness for borrowed money or assume, guarantee, make a commitment for, or endorse or otherwise become responsible for any such Indebtedness of any other Person (except for Indebtedness owed to a wholly owned NV5 Subsidiary), (B) except in connection with a Permitted Acquisition, make any loans, advances or capital contributions to, or investments in, any other Person (except for a wholly owned NV5 Subsidiary or as required by the NV5 Entities’ respective Constituent Documents), (C) issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities in any NV5 Entity, enter into any “keep well”, credit support or other Contract to maintain any financial statement condition of any other Person (except for a wholly owned NV5 Subsidiary) or enter into any arrangement (including any capital lease) having the economic effect of the foregoing or (D) redeem, repurchase, prepay, defease or cancel any Indebtedness for borrowed money;
(ix)    sell, assign, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, otherwise encumber, allow to lapse or otherwise dispose of,

any material asset, property or right, including any NV5 Real Property, license, Intellectual Property, operation, right, product line, business or interest, except for (A) sales, non-exclusive license grants or other dispositions in the Ordinary Course of Business or (B) for dispositions solely among the NV5 Entities;
(x)    (A) merge or consolidate with any Person, (B) acquire any Equity Securities of, or otherwise invest in, any Person (or any business thereof) (except for a wholly owned NV5 Subsidiary), by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital, from any other Person (except for such transactions among the NV5 Entities) or (C) acquire all or a material portion of the assets of any Person (except for Equity Securities of an entity that is a wholly owned NV5 Subsidiary as of the date hereof), except, in the case of each of clause (A), (B) or (C), for the consummation of any acquisition (x) pursuant to an executed letter of intent or a binding definitive acquisition agreement that is set forth on Section 3.14(a)(viii) of the NV5 Disclosure Schedule in accordance with the terms thereof or (y) if the consideration payable by any NV5 Entity does not exceed $10,000,000 individually or $50,000,000 in the aggregate (provided, that a description of the material terms of such acquisition, in reasonable detail, has been made available to Acuren prior to the consummation thereof) (each, a “Permitted Acquisition”);
(xi)    other than capital expenditures contemplated by the capital expenditure budget of the NV5 Entities for the relevant fiscal year (which capital expenditure budget shall have been made available to Acuren prior to the date of this Agreement), make or authorize any payment of, or accrual or commitment for, capital expenditures in excess of $2,000,000 individually or $8,000,000 in the aggregate during such fiscal year;
(xii)    enter into, renew, materially modify or terminate any Contract that is or would be (if in effect as of the date hereof) a NV5 Material Contract (other than any that expire by their terms), or waive, release or assign any material rights or claims thereunder;
(xiii)    except as required by the terms of any NV5 Benefit Plan in effect on the date hereof, as set forth on Section 5.1(b)(ii) of the NV5 Disclosure Schedule, in the Ordinary Course of Business, or in connection with any Permitted Acquisition, (A) grant any equity or equity-based award (it being understood, for the avoidance of doubt, that, except in any case as otherwise set forth on Section 5.1(b)(ii) of the NV5 Disclosure Schedule, any equity or equity-based awards granted to the extent permitted hereunder will be on terms consistent with past practices and equity-based awards will not provide for automatic vesting upon the consummation of the transactions contemplated by this Agreement) or increase the compensation or benefits provided to any NV5 Service Provider, (B) grant or provide any severance or termination payments or benefits to any NV5 Service Provider, except for the payment of severance amounts or benefits in the Ordinary Course of Business pursuant to the terms of a NV5 Benefit Plan, (C) accelerate the time of payment or vesting of, or the lapsing of restrictions related to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any NV5 Service Provider, except for accelerating the time of payment or vesting of cash-based compensation in the Ordinary Course of Business, (D) establish, adopt, enter into, terminate or amend any material NV5 Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a material NV5 Benefit Plan if it were in existence as of the date hereof (it being agreed that any NV5 Benefit Plan providing for severance, change in control, retention, transaction bonus, or similar compensation, benefits and entitlements is a material NV5 Benefit Plan), (E) hire or engage any

Person to be a NV5 Service Provider, except for (1) replacing any Person below the level of Senior Vice President, Director, Chief Operation Officer, President, Executive Vice President or Vice President who leaves NV5 following the date hereof or (2) hiring or engaging employees with annual base pay or fees not in excess of $300,000, in each case, in the Ordinary Course of Business, (F) terminate (except for cause) the employment or engagement of any NV5 Service Provider with annual base pay or fees in excess of $300,000;
(xiv)    recognize or certify any labor union or group of employees of any NV5 Entity as the bargaining representative for any employees of any NV5 Entity, enter into or establish any new, or terminate or materially amend or modify, any Collective Bargaining Agreement, voluntary recognition agreement, card check agreement, neutrality agreement, union security agreement, project labor agreement, or relationship with any labor union, labor organization, works council or trade association or similar body, or enter into negotiations regarding any such agreement;
(xv)    implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger notice obligations under the WARN Act or any similar applicable state Law;
(xvi)    expressly waive or otherwise materially amend any restrictive covenant obligations of any NV5 Service Provider;
(xvii)    settle or compromise, or waive any claim or right related to, any Action or other dispute in excess of $2,000,000 individually or $10,000,000 in the aggregate;
(xviii)    cancel or fail to renew (upon expiration, on substantially the same terms as in effect on the date hereof) or fail to maintain compliance with the terms of, any material NV5 Insurance Policy;
(xix)    except as required by GAAP or any Governmental Authority with competent jurisdiction, as applicable, make any material change in financial accounting methods, principles or practices used by NV5;
(xx)    authorize or adopt, or publicly propose, a plan or agreement of reorganization, complete or partial liquidation or dissolution;
(xxi)    enter into a new line of business;
(xxii)    except as required by applicable Law, (A) make, change or revoke any material Tax election other than Tax elections in the Ordinary Course of Business in accordance with past practices, (B) file any income or other material amended Tax Return, (C) adopt or change any Tax accounting period, (D) settle or compromise any material Action related to Taxes, in excess of the amount of accrued reserves in the NV5 SEC Financial Statements related to such matter, (E) consent to any extension or waiver of any limitation period related to any claim or assessment for Taxes, (F) surrender any right to claim a refund of income or other material Taxes, (G) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or any other agreement relating to Taxes with any Governmental Authority, (H) request any material ruling from any Governmental Authority with respect to Taxes, or (I) file any income or other material Tax Return in a manner, or reflecting a position, materially inconsistent with past practice; or
(xxiii)    agree, resolve, authorize or commit to take any action prohibited by this Section 5.1(b).
(c)    Without limiting Section 5.1(a) or Section 5.1(b), nothing in this Section 5.1 shall give Acuren the right to control or direct the operations of any NV5 Entity prior to the First Effective Time.
Section 5.2    Acuren Conduct of Business Prior to the First Effective Time.
(a)    Except (i) as otherwise expressly required by the terms hereof or as may be required by applicable Law, (ii) as disclosed in Section 5.2(a) of the Acuren Disclosure Schedule or (iii) as consented to in writing by NV5, prior to the First Effective Time or the earlier termination of this Agreement in accordance with Article VII, Acuren shall, and shall cause each Acuren Subsidiary to, use commercially reasonable efforts to conduct its businesses in the Ordinary Course of Business in all material respects and (A) preserve intact its business organization and goodwill, (B) maintain in effect all material Permits necessary for the continued conduct of its businesses, (C) preserve reasonable relationships with customers, suppliers and any other Person having material business relationships with Acuren and with Governmental Authorities having jurisdiction over the businesses and operations of Acuren and (D) keep available the services of its executive officers and key employees on reasonable terms.
(b)    Without limiting the generality of Section 5.2(a), except (x) as contemplated or required hereby or by applicable Law, (y) as disclosed in Section 5.2(b) of the Acuren Disclosure Schedule or (z) as consented to in writing by NV5, prior to the First Effective Time, Acuren shall not, and shall cause each Acuren Subsidiary not to, directly or indirectly:
(i)    amend (A) the certificate of incorporation of Acuren or (B) the other Constituent Documents of any Acuren Entity in any material respect;
(ii)    declare, set aside, make or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, stock or other assets or any combination thereof), with respect to any shares of Acuren Common Stock or other Equity Securities of any Acuren Entity (other than the Acuren Series A Preferred Stock), except for dividends and distributions by a direct or indirect wholly owned Acuren Subsidiary to Acuren or another direct or indirect wholly owned Acuren Subsidiary;
(iii)    except as required by applicable Law, (A) make, change or revoke any material Tax election other than Tax elections in the Ordinary Course of Business in accordance with past practices, (B) file any income or other material amended Tax Return, (C) adopt or change any Tax accounting period, (D) settle or compromise any material Action related to Taxes, in excess of the amount of accrued reserves on the Acuren SEC Financial Statements related to such matter, (E) consent to any extension or waiver of any limitation period related to any claim or assessment for Taxes, (F) surrender any right to claim a refund of income or other material Taxes, (G) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or any other agreement relating to Taxes with any Governmental Authority, (H) request any material ruling from any Governmental Authority with respect to Taxes, or (I) file any income or other material Tax Return in a manner, or reflecting a position, materially inconsistent with past practice;

(iv)    adopt a plan of complete or partial liquidation, dissolution, merger or consolidation, other than internal restructuring transactions between or among any Acuren Entities;
(v)    issue, grant, sell, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, or otherwise encumber, any shares of Acuren Common Stock, Acuren Preferred Stock or any other Equity Securities of any Acuren Entity, except for (A) shares of Acuren Common Stock issuable upon the vesting, exercise or settlement of any Acuren Equity Awards that were outstanding on the Capitalization Date, as required under the terms of the Acuren Equity Incentive Plan or applicable award agreement, (B) Acuren Equity Awards granted to new employee hires in the Ordinary Course of Business pursuant to the Acuren Equity Incentive Plan, (C) the issuance of shares of Acuren Common Stock in the Ordinary Course of Business as required pursuant to the terms of the Acuren ESPP, (D) shares of Acuren Common Stock issuable upon the exercise of any warrants, options, purchase rights or any such other Equity Securities (other than Acuren Equity Awards) convertible into or exercisable or exchangeable for shares of Acuren Common Stock that were outstanding on the Capitalization Date, as required by the terms of such Equity Securities, or (E) shares of Acuren Common Stock issuable upon the payment of dividends or distributions declared on the Acuren Series A Preferred Stock pursuant to the terms thereof;
(vi)    sell, assign, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, otherwise encumber, allow to lapse or otherwise dispose of, any material asset, property or right, including any Acuren Real Property, license, Intellectual Property, operation, right, product line, business or interest in excess of $250 million, except for (A) sales, non-exclusive license grants or other dispositions in the Ordinary Course of Business or (B) dispositions solely among the Acuren Entities;
(vii)     (A) merge or consolidate with any Person, (B) acquire any Equity Securities of, or otherwise invest in, any Person (or any business thereof) (except for a wholly owned Acuren Subsidiary), by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital, from any other Person (except for such transactions among the Acuren Entities), or (C) acquire all or a material portion of the assets of any Person (except for Equity Securities of an entity that is a wholly owned Acuren Subsidiary as of the date hereof), except, in the case of each of clause (A), (B) or (C), for the consummation of any such acquisition (x) pursuant to a binding definitive acquisition agreement that is set forth on Section 4.14(a)(viii) of the Acuren Disclosure Schedule in accordance with the terms thereof or (y) if the consideration payable by any Acuren Entity does not exceed $10,000,000 individually or $50,000,000 in the aggregate (provided, that a description of the material terms of such acquisition, in reasonable detail, has been made available to NV5 prior to the consummation thereof);
(viii)    except as required by GAAP or any Governmental Authority with competent jurisdiction, as applicable, make any material change in financial accounting methods, principles or practices used by Acuren;
(ix)    (A) redeem, purchase (or repurchase) or otherwise acquire any shares of Acuren Common Stock or other Equity Securities of any Acuren Entity, except for the acquisition of shares of Acuren Common Stock in order to satisfy any required Tax withholding associated with the vesting, exercise, forfeiture or settlement of outstanding Acuren Equity Awards, or (B) adjust, split, combine, subdivide, consolidate or reclassify any shares of Acuren Common Stock, other than any such action taken by Acuren to satisfy, comply with or maintain (or re-gain) compliance with, applicable stock exchange rules and regulations (including initial and continued listing standards) or as required pursuant to applicable listing agreements;
(x)    enter into a new material line of business; or
(xi)    agree, resolve, authorize or commit to take any action prohibited by this Section 5.2(b).
(c)    Without limiting Section 5.2(a) or Section 5.2(b), nothing in this Section 5.2 shall give NV5 the right to control or direct the operations of any Acuren Entity.
(d)    During the period from the date hereof through the earlier of the First Effective Time and the termination of this Agreement, neither Merger Sub shall engage in any activities of any nature except as provided in or contemplated by this Agreement or in furtherance of the consummation of the transactions contemplated hereby.
Section 5.3    Preparation of the Form S-4 and the Joint Proxy Statement; Information Supplied; Stockholders Meetings.
(a)    As promptly as practicable following the date hereof, (i) Acuren shall prepare and file with the SEC a mutually acceptable registration statement on Form S-4 for the registration under the Securities Act of the Acuren Stock Issuance which will include as a part thereof, a joint proxy statement pursuant to Regulation 14A of the Exchange Act relating to matters submitted to the holders of NV5 Common Stock at the NV5 Stockholders Meeting and matters submitted to holders of Acuren Common Stock at the Acuren Stockholders Meeting (the “Joint Proxy Statement”) (such registration statement, together with the Joint Proxy Statement, the “Form S-4”), (ii) NV5, in consultation with Acuren, shall set a record date for the NV5 Stockholders Meeting and commence a broker search pursuant to Rule 14a-13 under the Exchange Act, and (iii) Acuren, in consultation with NV5, shall set a record date for the Acuren Stockholders Meeting and commence a broker search pursuant to Rule 14a-13 under the Exchange Act. NV5 shall cooperate in the preparation of the Form S-4 and provide to Acuren for inclusion in the Form S-4 all information related to NV5 required to be included in the Form S-4, including with respect to the NV5 Stockholders Meeting, promptly (but in no event later than ten (10) Business Days) after written request from Acuren or its Representatives (it being understood that Acuren shall be responsible for the preparation of any pro forma financial information or pro forma financial statements required pursuant to the Securities Act). NV5 and Acuren shall each use reasonable best efforts to (A) cause the Form S-4 to comply with the rules and regulations promulgated by the SEC, (B) cause the Form S-4 to become effective under the Securities Act promptly after the filing thereof and (C) keep the Form S-4 effective as long as is necessary to consummate the Mergers and the other transactions contemplated hereby. Each of Acuren and NV5 will advise the other promptly (but in any event no later than one (1) Business Day) after it receives any request by the SEC for amendment of the Form S-4 or any comments thereon and responses thereto or any request by the SEC for additional information, and Acuren shall prepare, and NV5 shall cooperate with Acuren in the preparation of, any response to such comments or requests as promptly as practicable following receipt of such comments or requests. Each of Acuren and NV5 agrees to permit the other (in each case, to the extent practicable), and their respective counsels, to participate in all meetings and conferences with the SEC. Each of Acuren and NV5 shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the transactions contemplated hereby to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.

Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Acuren will (1) provide NV5 with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), to which NV5 agrees to provide any comments promptly (but in no event later than five (5) Business Days) after receipt thereof by NV5, and NV5 further agrees to provide to Acuren responses (including revised disclosure) to any comments of the SEC applicable to NV5 for inclusion in the Form S-4 (or any amendment or supplement thereto) promptly (but in no event later than five (5) Business Days) after the receipt of such comments by NV5, and (2) include in such document or response all comments reasonably proposed by NV5. Notwithstanding the foregoing, prior to filing or mailing any documents other than the Joint Proxy Statement (or any amendment or supplement thereto) that is included in the Form S-4 or responding to any comments of the SEC with respect thereto, each of Acuren and NV5 agrees to provide the other Party with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), to which each party agrees to provide any comments promptly (but in no event later than five (5) Business Days) after receipt thereof and include in such document or response all comments reasonably proposed by the other Party and agrees not to file or mail such document or respond to the SEC prior to receiving the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed.
(b)    Subject to Section 5.3(a), Acuren and NV5 shall make all necessary filings with respect to the Mergers and the other transactions contemplated hereby under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each Party will advise the other, promptly (but in any event no later than one (1) Business Day) after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of the Acuren Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction. Each of Acuren and NV5 will use reasonable best efforts to file with the SEC and disseminate to the Acuren Stockholders and the NV5 Stockholders, respectively, a definitive Joint Proxy Statement as promptly as practicable (but in any event no later than five (5) Business Days) after the Form S-4 becomes effective. Acuren and NV5 shall use their reasonable best efforts to have any stop order or suspension lifted, reversed or otherwise terminated.
(c)    If, at any time prior to the First Effective Time, any information relating to Acuren and NV5, or any of their respective Affiliates, officers or directors, should be discovered by Acuren or NV5 that should be set forth in an amendment or supplement to the Form S-4, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be jointly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the Acuren Stockholders and the NV5 Stockholders, as promptly as practicable (but in any event no later than five (5) Business Days) thereafter.
(d)    NV5 shall take all action necessary in accordance with applicable Laws and NV5’s Constituent Documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the NV5 Stockholder Approval (together with any postponement or adjournment thereof, the “NV5 Stockholders Meeting”), to be held as promptly as practicable following the Form S-4 being declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within forty-five (45) days thereof); provided, that in no event shall NV5 be required to convene and hold the NV5 Stockholder Meeting on a date that is prior to the termination of the NV5 Go-Shop

Period. Unless there has been a NV5 Change of Recommendation in accordance with Section 5.4, the NV5 Board shall recommend that the NV5 Stockholders approve and adopt this Agreement at the NV5 Stockholders Meeting, and the NV5 Board shall use reasonable best efforts to solicit from the NV5 Stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Mergers (which reasonable best efforts shall include engaging a proxy solicitation firm reasonably acceptable to Acuren pursuant to a written engagement letter with customary terms (including with respect to compensation payable to the proxy solicitation firm) reasonably acceptable to Acuren), and shall include the NV5 Recommendation in the Joint Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, NV5 (i) shall be required to adjourn or postpone the NV5 Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the NV5 Stockholders or (B) if, as of the time for which the NV5 Stockholders Meeting is scheduled, there are insufficient shares of NV5 Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such NV5 Stockholders Meeting and (ii) will, at the request of Acuren, adjourn or postpone the NV5 Stockholders Meeting if, as of the time for which the NV5 Stockholders Meeting is scheduled, there are insufficient shares of NV5 Common Stock represented (either in person or by proxy) to obtain the NV5 Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the NV5 Stockholders Meeting shall not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the immediately preceding date for which the meeting was previously scheduled (it being understood that such NV5 Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such NV5 Stockholders Meeting will be adjourned or postponed no more than one time in the circumstances described in the foregoing clause (ii) exist); and provided further, that the NV5 Stockholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the Outside Date. If requested by Acuren, NV5 shall promptly provide Acuren with all voting tabulation reports relating to the NV5 Stockholders Meeting that have been prepared by NV5 or NV5’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Acuren reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the NV5 Stockholders with respect thereto. Unless there has been a NV5 Change of Recommendation in accordance with Section 5.4, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the NV5 Stockholders or any other Person to prevent the NV5 Stockholder Approval from being obtained. Once NV5 has established a record date for the NV5 Stockholders Meeting, NV5 shall not change such record date or establish a different record date for the NV5 Stockholders Meeting without the prior written consent of Acuren (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Constituent Documents or in connection with a postponement or adjournment of the NV5 Stockholders Meeting permitted hereunder. In the event of any postponement or adjournment in which there are insufficient shares of NV5 Common Stock represented (either in person or by proxy) to constitute a quorum or obtain the NV5 Stockholder Approval, NV5 shall use its reasonable best efforts to ensure such a quorum and approval at the NV5 Stockholders Meeting following such postponement or adjournment.
(e)    Acuren shall take all action necessary in accordance with applicable Laws and Acuren’s Constituent Documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Acuren Stockholder Approval (together with any postponement or adjournment thereof, the “Acuren Stockholders Meeting”), to be held as promptly as practicable following the Form S-4 being declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within forty-five (45) days thereof). Unless there has been an Acuren Change of Recommendation in accordance with Section 5.5, the Acuren Board shall recommend that the Acuren Stockholders approve the Acuren Stock Issuance and the Acuren Board shall solicit from the Acuren

Stockholders proxies in favor of the Acuren Stock Issuance, and shall include the Acuren Recommendation in the Joint Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, Acuren (i) shall be required to adjourn or postpone the Acuren Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the Acuren Stockholders or (B) if, as of the time for which the Acuren Stockholders Meeting is scheduled, there are insufficient shares of Acuren Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Acuren Stockholders Meeting and (ii) will, at the request of NV5, adjourn or postpone the Acuren Stockholders Meeting if, as of the time for which the Acuren Stockholders Meeting is scheduled, there are insufficient shares of Acuren Common Stock represented (either in person or by proxy) to obtain the Acuren Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Acuren Stockholders Meeting shall not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the immediately preceding date for which the meeting was previously scheduled (it being understood that such Acuren Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Acuren Stockholders Meeting will be adjourned or postponed no more than one time in the circumstances described in the foregoing clause (ii) exist); and provided further, that the Acuren Stockholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the Outside Date. If requested by NV5, Acuren shall promptly provide NV5 with all voting tabulation reports relating to the Acuren Stockholders Meeting that have been prepared by Acuren or Acuren’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep NV5 reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Acuren Stockholders with respect thereto. Unless there has been an Acuren Change of Recommendation in accordance with Section 5.5, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Acuren Stockholders or any other Person to prevent the Acuren Stockholder Approval from being obtained. Once Acuren has established a record date for the Acuren Stockholders Meeting, Acuren shall not change such record date or establish a different record date for the Acuren Stockholders Meeting without the prior written consent of NV5 (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Constituent Documents or in connection with a postponement or adjournment of the Acuren Stockholders Meeting permitted hereunder. In the event of any postponement or adjournment in which there are insufficient shares of Acuren Common Stock represented (either in person or by proxy) to constitute a quorum or obtain the Acuren Stockholder Approval, Acuren shall use its reasonable best efforts to ensure such a quorum and approval at the Acuren Stockholders Meeting following such postponement or adjournment.
(f)    The Parties shall cooperate and use their reasonable best efforts to hold the NV5 Stockholders Meeting and the Acuren Stockholders Meeting, as applicable, on the same day and at approximately the same time.
(g)    Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article VII, each of NV5 and Acuren agrees that its obligations to call, give notice of, convene and hold the NV5 Stockholders Meeting and the Acuren Stockholders Meeting, as applicable, pursuant to this Section 5.3 shall not be affected by the making of a NV5 Change of Recommendation or an Acuren Change of Recommendation, as applicable, and its obligations pursuant to this Section 5.3 shall not be affected by the commencement, announcement, disclosure, or communication to NV5 or Acuren, as applicable, of any NV5 Alternative Acquisition Proposal or Acuren Alternative Acquisition Proposal or other proposal (including, with respect to NV5, a NV5 Superior Proposal, or, with respect to Acuren, an Acuren Superior Proposal) or the occurrence or disclosure of any NV5 Intervening Event or Acuren Intervening Event.

Section 5.4    NV5 Non-Solicitation.
(a)    During the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on July 14, 2025 (the “NV5 Go-Shop Period”), the NV5 Entities and their Representatives shall have the right to: (i) solicit, initiate, facilitate or encourage the submission of an NV5 Alternative Acquisition Proposal, including by way of furnishing non-public information and other access to any Person pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement; provided, that NV5 shall provide to Acuren, substantially concurrently when provided to any such other Person, material non-public information with respect to NV5 or any of the NV5 Subsidiaries furnished to such Person that was not previously furnished to Acuren; and (ii) engage in, enter into or otherwise participate in any discussions or negotiations related to any NV5 Alternative Acquisition Proposal with any Persons or “group” (within the meaning of Section 13(d) under the Exchange Act).
(b)    Except as expressly permitted by this Section 5.4, NV5 and its officers and directors shall, and NV5 shall cause the NV5 Subsidiaries and their respective officers and directors to, and shall use reasonable best efforts to cause all other Representatives of the NV5 Entities to, at 12:01 a.m. (Eastern time) on July 15, 2025 (the “NV5 No-Shop Period Start Date”), immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted theretofore by the NV5 Entities and their Representatives related to any NV5 Alternative Acquisition Proposal, terminate all physical and electronic data room or analogous access previously granted to any such Person or its Representatives, and request that all confidential, proprietary or trade secret information previously furnished to any such Persons and its Representatives be returned and destroyed (with certification of the same) in accordance with the Acceptable Confidentiality Agreement.
(c)    Except as otherwise expressly provided in this Agreement, from and after the NV5 No-Shop Period Start Date until the earlier of the First Effective Time and the date (if any) on which this Agreement is validly terminated pursuant to Article VII, NV5 and its officers and directors shall not, and NV5 shall cause the NV5 Subsidiaries and their respective officers and directors not to, and shall use reasonable best efforts to direct and cause all other Representatives of the NV5 Entities not to, directly or indirectly:
(i)    initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a NV5 Alternative Acquisition Proposal;
(ii)    engage in, continue or otherwise participate in any discussions or negotiations with any Person with respect to, relating to, or in furtherance of any NV5 Alternative Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any NV5 Alternative Acquisition Proposal;
(iii)    furnish any non-public information regarding the NV5 Entities, or access to their properties, assets or employees, to any Person in connection with or in response to any NV5 Alternative Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any NV5 Alternative Acquisition Proposal;
(iv)    enter into any letter of intent or agreement in principle, or other agreement providing for any NV5 Alternative Acquisition Proposal (other than an Acceptable Confidentiality Agreement as provided in Section 5.4(f)(iii) entered into in compliance with Section 5.4(f)(iii)); or

(v)    submit any NV5 Alternative Acquisition Proposal to the vote of the NV5 Stockholders.
(d)    From and after the date of this Agreement, NV5 shall promptly (and in any event within forty-eight (48) hours) notify Acuren of the receipt by NV5 (directly or indirectly) of any NV5 Alternative Acquisition Proposal or any expression of interest, inquiry, proposal or offer with respect to any NV5 Alternative Acquisition Proposal, any request for information or data relating to NV5 or any NV5 Subsidiaries made by any Person in connection with any NV5 Alternative Acquisition Proposal, or any request for discussions or negotiations with any NV5 Entity or any of their Representatives relating to any NV5 Alternative Acquisition Proposal (including the identity of such Person), and NV5 shall provide to Acuren promptly (and in any event within forty-eight (48) hours) (i) an unredacted copy of any such expression of interest, inquiry, proposal or offer with respect to any NV5 Alternative Acquisition Proposal made in writing provided to any NV5 Entity or any of their Representatives or (ii) if any such expression of interest, inquiry, proposal or offer with respect to any NV5 Alternative Acquisition Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter, NV5 shall (A) keep Acuren reasonably informed, on a prompt basis (and in any event within forty-eight (48) hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and shall promptly (and in any event within forty-eight (48) hours) apprise Acuren of the status of each such discussion or negotiation and (B) provide to Acuren as soon as practicable after receipt or delivery thereof (and in any event within forty-eight (48) hours) copies of all material written correspondences and other material written materials provided to any NV5 Entity or any of their Representatives from any Person. Without limiting the foregoing, NV5 shall notify Acuren if NV5 determines to begin providing information or to engage in discussions or negotiations concerning any NV5 Alternative Acquisition Proposal, prior to providing any such information or engaging in any such discussions or negotiations.
(e)    Except as permitted by Section 5.4(f), the NV5 Board, or any committee thereof, and its officers and directors shall not, and NV5 shall cause the NV5 Subsidiaries and their respective officers and directors not to, and shall use reasonable best efforts to cause the other Representatives of the NV5 Entities not to, directly or indirectly:
(i)    withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, the NV5 Recommendation in a manner adverse to Acuren, either Merger Sub, or the Acuren Recommendation;
(ii)    fail to include the NV5 Recommendation in the Joint Proxy Statement;
(iii)    approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any NV5 Alternative Acquisition Proposal;
(iv)    publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than an Acceptable Confidentiality Agreement referred to in Section 5.4(f)(iii) entered into in compliance with Section 5.4(f)(iii)) relating to a NV5 Alternative Acquisition Proposal (a “NV5 Alternative Acquisition Agreement”);

(v)    in the case of any NV5 Alternative Acquisition Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of NV5 Common Stock (other than by Acuren or any Acuren Subsidiary), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date of the NV5 Stockholders Meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date of the NV5 Stockholders Meeting) or (B) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;
(vi)    if any NV5 Alternative Acquisition Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the NV5 Recommendation on or prior to the earlier of (A) five (5) Business Days after Acuren so requests in writing (provided, that Acuren may not make any such request on more than two (2) occasions with respect to each NV5 Alternative Acquisition Proposal, which for these purposes excludes any material revision, amendment, update or supplement to such NV5 Alternative Acquisition Proposal) or (B) three (3) Business Days prior to the date of the NV5 Stockholders Meeting (or promptly after announcement or disclosure of such NV5 Alternative Acquisition Proposal if announced or disclosed on or after the third Business Day prior to the date of the NV5 Stockholders Meeting); or
(vii)    cause or permit NV5 or any other NV5 Entity to enter into any NV5 Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v), and (vi), a “NV5 Change of Recommendation”).
(f)    Notwithstanding anything in this Agreement to the contrary:
(i)    prior to, but not after, the receipt of NV5 Stockholder Approval, NV5 and its Representatives may (1) inform any person that NV5 is party to this Agreement and inform such person of the restrictions that are set forth in this Section 5.4, (2) disclose factual information regarding the business, financial condition or results of operations of NV5 in the ordinary course of business to its investors, and (3) disclose the fact that a NV5 Alternative Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Joint Proxy Statement or otherwise; provided, that, in the case of the foregoing clauses (2) and (3), (I) the NV5 Board of Directors shall in good faith determine, after consultation with its outside legal counsel, that such information, facts, identity or terms are required to be disclosed under applicable U.S. federal securities Laws or that failure to make such disclosure would be inconsistent with the duties of the NV5 Board of Directors under applicable Law, and (II) in the case of the foregoing clause (3), NV5 complies with the obligations set forth in Section 5.4(e)(vi); provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the NV5 Recommendation, such disclosure shall be deemed to be a NV5 Change of Recommendation and Acuren shall have the right to terminate this Agreement pursuant to Section 7.1(d) (for the avoidance of doubt, it being agreed that the disclosure by NV5 of no more than the fact that such proposal has been made, the identity of the party making such proposal and the material terms thereof, shall not constitute a NV5 Change of Recommendation);
(ii)    the NV5 Board may, after consultation with its outside legal counsel, make such disclosures as the NV5 Board determines in good faith are necessary to comply with Rule 14d-9,

Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other disclosure required to be made in the Joint Proxy Statement by applicable U.S. federal securities Laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the NV5 Recommendation, such disclosure shall be deemed to be a NV5 Change of Recommendation and Acuren shall have the right to terminate this Agreement pursuant to Section 7.1(d) (for the avoidance of doubt, it being agreed that the issuance by NV5 of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a NV5 Change of Recommendation);
(iii)    prior to, but not after, the receipt of NV5 Stockholder Approval, NV5 and its Representatives may engage in the activities prohibited by Section 5.4(c)(ii) or Section 5.4(c)(iii) with any Person if NV5 receives a bona fide written NV5 Alternative Acquisition Proposal with respect to which NV5 has not materially breached any of its obligations set forth in this Section 5.4; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 5.4(c) may be furnished until NV5 receives from such Person an executed Acceptable Confidentiality Agreement, (B) any such non-public information has previously been made available to, or is made available to, Acuren prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 48 hours) after) the time such information is made available to such Person, (C) prior to taking any such actions, the NV5 Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such NV5 Alternative Acquisition Proposal is, or would reasonably be expected to lead to, a NV5 Superior Proposal, and (D) prior to taking such actions, the NV5 Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the NV5 Board to the NV5 Stockholders under applicable Law;
(iv)    prior to, but not after, the receipt of the NV5 Stockholder Approval, in response to a bona fide written NV5 Alternative Acquisition Proposal with respect to which NV5 has not materially breached any of its obligations set forth in this Section 5.4, the NV5 Board may effect a NV5 Change of Recommendation if: (A) the NV5 Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such NV5 Alternative Acquisition Proposal is a NV5 Superior Proposal; (B) the NV5 Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a NV5 Change of Recommendation in response to such NV5 Superior Proposal would be inconsistent with the fiduciary duties owed by the NV5 Board to the NV5 Stockholders under applicable Law; (C) NV5 provides Acuren written notice of such proposed action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that the NV5 Board intends to consider whether to take such action, specify the identity of the Person or “group” making such NV5 Alternative Acquisition Proposal, describe in reasonable detail the material terms and conditions of such NV5 Alternative Acquisition Proposal and include a copy of the NV5 Alternative Acquisition Proposal and any applicable transaction and financing documents; (D) after giving such notice and prior to effecting such NV5 Change of Recommendation, NV5 will make itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Acuren (to the extent Acuren wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement so that such NV5 Alternative Acquisition Proposal would cease to constitute a NV5 Superior Proposal; and (E) at the end of the five (5) Business Day period, prior to taking action to effect a NV5 Change of Recommendation, the NV5 Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Acuren in writing and any other information offered by Acuren in response to the notice, and determines in good faith, (1) after consultation with its financial advisor and outside legal counsel, that NV5 Alternative Acquisition Proposal remains a NV5 Superior Proposal, and (2) after consultation with outside legal counsel, that the failure to effect a NV5 Change of Recommendation in response to such NV5 Superior Proposal would be inconsistent with the fiduciary duties owed by the NV5 Board to the NV5 Stockholders under applicable Law; provided, that in the event of any material amendment or material modification to any NV5 Superior Proposal (it being understood that any amendment or modification to the economic terms of any such NV5 Superior Proposal shall be deemed material), NV5 shall be required to deliver a new written notice to Acuren and to comply with the requirements of this Section 5.4(f)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 5.4(f)(iv) shall be reduced to three (3) Business Days; provided further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period;
(v)    prior to, but not after, the receipt of the NV5 Stockholder Approval, in response to a bona fide written NV5 Alternative Acquisition Proposal that was received during the NV5 Go-Shop Period and with respect to which NV5 has not materially breached any of its obligations set forth in this Section 5.4, the NV5 Board may authorize NV5 to terminate this Agreement in order to enter into a NV5 Alternative Acquisition Agreement providing for the transaction contemplated by such NV5 Alternative Acquisition Proposal if: (A) the NV5 Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such NV5 Alternative Acquisition Proposal is a NV5 Superior Proposal; (B) the NV5 Board determines in good faith, after consultation with its outside legal counsel, that failure to terminate this Agreement in order to enter into a NV5 Alternative Acquisition Agreement providing for the transaction contemplated by such NV5 Alternative Acquisition Proposal would be inconsistent with the fiduciary duties owed by the NV5 Board to the NV5 Stockholders under applicable Law; (C) NV5 provides Acuren written notice of such proposed action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that the NV5 Board intends to consider whether to take such action, specify the identity of the Person or “group” making such NV5 Alternative Acquisition Proposal, describe in reasonable detail the material terms and conditions of such NV5 Alternative Acquisition Proposal and include a copy of the NV5 Alternative Acquisition Proposal and any applicable transaction and financing documents; (D) after giving such notice and prior to terminating this Agreement, NV5 will make itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Acuren (to the extent Acuren wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement so that such NV5 Alternative Acquisition Proposal would cease to constitute a NV5 Superior Proposal; and (E) at the end of the five (5) Business Day period, prior to taking action to effect a NV5 Change of Recommendation, the NV5 Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Acuren in writing and any other information offered by Acuren in response to the notice, and determines in good faith, (1) after consultation with its financial advisor and outside legal counsel, that NV5 Alternative Acquisition Proposal remains a NV5 Superior Proposal, and (2) after consultation with outside legal counsel, that the failure to terminate this Agreement in order to enter into a NV5 Alternative Acquisition Agreement providing for the transaction contemplated by such NV5 Alternative Acquisition Proposal would be inconsistent with the fiduciary duties owed by the NV5 Board to the NV5 Stockholders under applicable Law; provided, that in the event of any material amendment or material modification to any NV5 Superior Proposal (it being understood that any amendment or modification to the economic terms of any such NV5 Superior Proposal shall be deemed material), NV5 shall be required to deliver a new written notice to Acuren and to comply with the requirements of this Section 5.4(f)(v) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 5.4(f)(v) shall be reduced to three (3) Business Days; provided further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period; and
(vi)    prior to, but not after, the receipt of the NV5 Stockholder Approval, in response to a NV5 Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by NV5, the NV5 Board may effect a NV5 Change of Recommendation if: (A) the NV5 Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that a NV5 Intervening Event has occurred; (B) the NV5 Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a NV5 Change of Recommendation in response to such NV5 Intervening Event would be inconsistent with the fiduciary duties owed by the NV5 Board to the NV5 Stockholders under applicable Law; (C) NV5 provides Acuren written notice of such proposed action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that the NV5 Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the NV5 Intervening Event; (D) after giving such notice and prior to effecting such NV5 Change of Recommendation, NV5 will make itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Acuren (to the extent Acuren wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the NV5 Board not to effect a NV5 Change of Recommendation in response thereto; and (E) at the end of the five (5) Business Day period, prior to taking action to effect a NV5 Change of Recommendation, the NV5 Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Acuren in writing and any other information offered by Acuren in response to the notice, and determines in good faith, after consultation with outside legal counsel, that the failure to effect a NV5 Change of Recommendation in response to such NV5 Intervening Event would be inconsistent with the fiduciary duties owed by the NV5 Board to the NV5 Stockholders under applicable Law; provided, that in the event of any material changes regarding any NV5 Intervening Event, NV5 shall be required to deliver a new written notice to Acuren and to comply with the requirements of this Section 5.4(f)(vi) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 5.4(f)(vi) shall be reduced to three (3) Business Days; provided further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period.
(g)    During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the First Effective Time and termination of this Agreement in accordance with Article VII, NV5 shall not (and it shall cause the NV5 Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which NV5 or any NV5 Subsidiary is a party.
(h)    Notwithstanding anything to the contrary in this Section 5.4, any action, or failure to take action, that is taken by or at the direction of a director or officer of NV5 or any NV5 Subsidiary in violation of this Section 5.4 shall be deemed to be a breach of this Section 5.4 by NV5.
(i)    As used herein:

(i)    “Acceptable Confidentiality Agreement” means a confidentiality agreement that (A) contains provisions (limitations on the use and disclosure of non-public information) that are no less favorable in any material respect to NV5 or Acuren, as the case may be, than those under the Confidentiality Agreement, including standstill provisions that are no less favorable in any material respect to NV5 or Acuren, as applicable, than those under the Confidentiality Agreement (it being agreed that such confidentiality agreement between NV5 or Acuren, as applicable, and such person shall permit such person to make any NV5 Alternative Acquisition Proposal or Acuren Alternative Acquisition Proposal, as applicable, to such Party’s Board), and (B) in the case of NV5, does not contain standstill or other provisions that prohibit NV5 from providing any information to Acuren in accordance with this Section 5.4 or that otherwise prohibits NV5 from complying with the provisions of Section 5.4;
(ii)    “NV5 Alternative Acquisition Proposal” means a bona fide proposal or offer from any Person (except for Acuren or one of its Representatives) or “group,” within the meaning of Section 13(d) under the Exchange Act, for, in a single transaction or series of related transactions, any (A) acquisition of assets of the NV5 Entities equal to twenty percent (20%) or more of NV5’s consolidated assets or to which twenty percent (20%) or more of NV5’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of twenty percent (20%) or more of the outstanding NV5 Common Stock, (C) tender offer or exchange offer that, if consummated, would result in any Person owning twenty percent (20%) or more of the outstanding NV5 Common Stock or (D) issuance, sale or other disposition (including by way of merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction) of twenty percent (20%) or more of the outstanding NV5 Common Stock;
(iii)    “NV5 Intervening Event” means a material event, fact, circumstance, development or occurrence that was not known to the NV5 Board prior to NV5’s execution and delivery hereof (or if known, the consequences of which were not known or reasonably foreseeable), which event, fact, circumstance, development or occurrence, or any consequence thereof, becomes known to the NV5 Board after NV5’s execution and delivery hereof; provided, however, that in no event shall any of the following be a NV5 Intervening Event or be taken into account in determining whether a NV5 Intervening Event has occurred: (A) the receipt, existence or terms of a NV5 Alternative Acquisition Proposal; (B) any matter contemplated by Section 5.8, including any noncompliance with Section 5.8 or any consequence thereof; (C) any change, in and of itself, in the trading price or trading volume of Acuren Common Stock or NV5 Common Stock; or (D) any failure, in and of itself, by Acuren or NV5 to meet, or the exceeding by Acuren or NV5 of, internal or published estimates or forecasts of revenues, earnings or other financial metrics (provided, that, with respect to the foregoing clauses (C) and (D), any event, change, effect, development, state of facts, condition, circumstance or occurrence giving rise to or contributing to such change that is not otherwise excluded from the definition of NV5 Intervening Event may be a NV5 Intervening Event and may be taken into account in determining whether a NV5 Intervening Event has occurred);
(iv)    “NV5 Superior Proposal” means a bona fide, written NV5 Alternative Acquisition Proposal that is received after the date of this Agreement and that the NV5 Board determines, in its good-faith judgment, after consultation with its financial advisor and outside legal counsel, (A) would result in a transaction more favorable to the NV5 Stockholders from a financial point of view than the transactions contemplated hereby and (B) is reasonably likely to be consummated on the terms and timing proposed (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the NV5 Board considers relevant, any revisions to this Agreement proposed in writing by Acuren and such other factors that are deemed relevant by the NV5 Board in its good-faith judgment); provided, that, for purposes of the definition of “NV5 Superior Proposal,” the references to “twenty percent (20%)” in the definition of NV5 Alternative Acquisition Proposal shall be deemed to be references to “fifty and one-tenth percent (50.1%).”
Section 5.5    Acuren Non-Solicitation.
(a)    Except as expressly permitted by this Section 5.5, from and after the date of this Agreement and until the earlier of the First Effective Time and the earlier termination of this Agreement pursuant to Article VII, Acuren and its officers and directors shall, and Acuren shall cause the Acuren Subsidiaries and their respective officers and directors to, and shall use reasonable best efforts to cause all other Representatives of the Acuren Entities to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore by the Acuren Entities and their Representatives conducted theretofore related to any Acuren Alternative Acquisition Proposal, terminate all physical and electronic data room or analogous access previously granted to any such Person or its Representatives, and request that all confidential, proprietary or trade secret information previously furnished to any such Persons and its Representatives be returned and destroyed (with certification of the same) in accordance with the Acceptable Confidentiality Agreement.
(b)    Except as otherwise expressly provided in this Agreement, from and after the date of this Agreement and until the earlier of the First Effective Time and the date (if any) on which this Agreement is validly terminated pursuant to Article VII, Acuren and its officers and directors shall not, and Acuren shall cause the Acuren Subsidiaries and their respective officers and directors not to, and shall use reasonable best efforts to direct and cause all other Representatives of the Acuren Entities not to, directly or indirectly:
(i)    initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acuren Alternative Acquisition Proposal;
(ii)    engage in, continue or otherwise participate in any discussions or negotiations with any Person with respect to, relating to, or in furtherance of any Acuren Alternative Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acuren Alternative Acquisition Proposal;
(iii)    furnish any non-public information regarding the Acuren Entities, or access to their properties, assets or employees, to any Person in connection with or in response to any Acuren Alternative Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acuren Alternative Acquisition Proposal;
(iv)    enter into any letter of intent or agreement in principle, or other agreement providing for any Acuren Alternative Acquisition Proposal (other than an Acceptable Confidentiality Agreement as provided in Section 5.5(e)(iii) entered into in compliance with Section 5.5(e)(iii)); or
(v)    submit any Acuren Alternative Acquisition Proposal to the vote of the Acuren Stockholders.

(c)    From and after the date of this Agreement, Acuren shall promptly (and in any event within forty-eight (48) hours) notify NV5 of the receipt by Acuren (directly or indirectly) of any Acuren Alternative Acquisition Proposal or any expression of interest, inquiry, proposal or offer with respect to any Acuren Alternative Acquisition Proposal, any request for information or data relating to Acuren or any Acuren Subsidiaries made by any Person in connection with any Acuren Alternative Acquisition Proposal or any request for discussions or negotiations with any Acuren Entity or any of their Representatives relating to any Acuren Alternative Acquisition Proposal (including the identity of such Person), and Acuren shall provide to NV5 promptly (and in any event within forty-eight (48) hours) (i) an unredacted copy of any such expression of interest, inquiry, proposal or offer with respect to any Acuren Alternative Acquisition Proposal made in writing provided to any Acuren Entity or any of their Representatives or (ii) if any such expression of interest, inquiry, proposal or offer with respect to any Acuren Alternative Acquisition Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter, Acuren shall (A) keep NV5 reasonably informed, on a prompt basis (and in any event within forty-eight (48) hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and shall promptly (and in any event within forty-eight (48) hours) apprise NV5 of the status of each such discussion or negotiation and (B) provide to NV5 as soon as practicable after receipt or delivery thereof (and in any event within forty-eight (48) hours) copies of all material written correspondences and other material written materials provided to any Acuren Entity or any of their Representatives from any Person. Without limiting the foregoing, Acuren shall notify NV5 if Acuren determines to begin providing information or to engage in discussions or negotiations concerning any Acuren Alternative Acquisition Proposal, prior to providing any such information or engaging in any such discussions or negotiations.
(d)    Except as permitted by Section 5.5(e), the Acuren Board, or any committee thereof, and its officers and directors shall not, and Acuren shall cause the Acuren Subsidiaries and their respective officers and directors not to, and shall use reasonable best efforts to cause all other Representatives of the Acuren Entities not to, directly or indirectly:
(i)    withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, the Acuren Recommendation in a manner adverse to NV5 or the NV5 Recommendation;
(ii)    fail to include the Acuren Recommendation in the Joint Proxy Statement;
(iii)    approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Acuren Alternative Acquisition Proposal;
(iv)    publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than an Acceptable Confidentiality Agreement referred to in Section 5.5(e)(iii) entered into in compliance with Section 5.5(e)(iii)) relating to an Acuren Alternative Acquisition Proposal (an “Acuren Alternative Acquisition Agreement”);
(v)    in the case of any Acuren Alternative Acquisition Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Acuren Common Stock (other than by NV5 or any NV5 Subsidiary), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date of the Acuren Stockholders Meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date of the Acuren Stockholders Meeting) or (B) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;
(vi)    if any Acuren Alternative Acquisition Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Acuren Recommendation on or prior to the earlier of (A) five (5) Business Days after NV5 so requests in writing (provided, that NV5 may not make any such request on more than two (2) occasions with respect to each Acuren Alternative Acquisition Proposal, which for these purposes excludes any material revision, amendment, update or supplement to such Acuren Alternative Acquisition Proposal) or (B) three (3) Business Days prior to the date of the Acuren Stockholders Meeting (or promptly after announcement or disclosure of such Acuren Alternative Acquisition Proposal if announced or disclosed on or after the third Business Day prior to the date of the Acuren Stockholders Meeting); or
(vii)    cause or permit Acuren or any other Acuren Entity to enter into any Acuren Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v), and (vi), an “Acuren Change of Recommendation”).
(e)    Notwithstanding anything in this Agreement to the contrary:
(i)    the Acuren Board may after consultation with its outside legal counsel, make such disclosures as the Acuren Board determines in good faith are necessary to comply with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other disclosure required to be made in the Joint Proxy Statement by applicable U.S. federal securities Laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Acuren Recommendation, such disclosure shall be deemed to be an Acuren Change of Recommendation and NV5 shall have the right to terminate this Agreement as set forth in Section 7.1(c) (for the avoidance of doubt, it being agreed that the issuance by Acuren of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d- 9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute an Acuren Change of Recommendation);
(ii)    prior to, but not after, the receipt of Acuren Stockholder Approval, Acuren and its Representatives may engage in the activities prohibited by Section 5.5(b)(ii) or Section 5.5(b)(iii) with any Person if Acuren receives a bona fide written Acuren Alternative Acquisition Proposal with respect to which Acuren has not materially breached any of its obligations set forth in this Section 5.5; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 5.5(b) may be furnished until Acuren receives from such Person an executed Acceptable Confidentiality Agreement, (B) that any such non-public information has previously been made available to, or is made available to, NV5 prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 48 hours) after) the time such information is made available to such Person, (C) prior to taking any such actions, the Acuren Board determines in good faith, after consultation with the Acuren Financial Advisor and outside legal counsel, that such Acuren Alternative Acquisition Proposal is, or would reasonably be expected to lead to, an Acuren Superior Proposal, and (D) prior to taking such actions, the Acuren Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties owed by the Acuren Board to the Acuren Stockholders under applicable Law;
(iii)    prior to, but not after, the receipt of the Acuren Stockholder Approval, in response to a bona fide written Acuren Alternative Acquisition Proposal with respect to which Acuren has not materially breached any of its obligations set forth in this Section 5.5, the Acuren Board may effect an Acuren Change of Recommendation if: (A) the Acuren Board determines in good faith after consultation with the Acuren Financial Advisors and outside legal counsel that such Acuren Alternative Acquisition Proposal is an Acuren Superior Proposal; (B) the Acuren Board determines in good faith, after consultation with its outside legal counsel, that failure to effect an Acuren Change of Recommendation in response to such Acuren Superior Proposal would be inconsistent with the fiduciary duties owed by the Acuren Board to the Acuren Stockholders under applicable Law; and (C) Acuren provides NV5 written notice of such action and the basis thereof within two (2) Business Days, which notice shall set forth in writing that the Acuren Board intends to take such action, specify the identity of the Person or “group” making such Acuren Alternative Acquisition Proposal, describe in reasonable detail the material terms and conditions of such Acuren Alternative Acquisition Proposal and include a copy of the Acuren Alternative Acquisition Proposal and any applicable transaction and financing documents; and
(iv)    prior to, but not after, the receipt of the Acuren Stockholder Approval, in response to an Acuren Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by Acuren, the Acuren Board may effect an Acuren Change of Recommendation if: (A) the Acuren Board determines in good faith after consultation with the Acuren Financial Advisors and outside legal counsel that an Acuren Intervening Event has occurred; (B) the Acuren Board determines in good faith, after consultation with its outside legal counsel, that failure to effect an Acuren Change of Recommendation in response to such Acuren Intervening Event would be inconsistent with the fiduciary duties owed by the Acuren Board to the Acuren Stockholders under applicable Law; and (C) Acuren provides NV5 written notice of such action and the basis thereof within two (2) Business Days, which notice shall set forth in writing that the Acuren Board intends to take such action and includes a reasonably detailed description of the facts and circumstances of the Acuren Intervening Event.
(f)    During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the First Effective Time and termination of this Agreement in accordance with Article VII, Acuren shall not (and it shall cause the Acuren Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which Acuren or any Acuren Subsidiary is a party.
(g)    Notwithstanding anything to the contrary in this Section 5.5, any action, or failure to take action, that is taken by or at the direction of a director or officer of Acuren or any Acuren Subsidiary in violation of this Section 5.5 shall be deemed to be a breach of this Section 5.5 by Acuren.
(h)    As used herein:
(i)    “Acuren Alternative Acquisition Proposal” means a bona fide proposal or offer from any Person (except for NV5 or one of its Representatives) or “group,” within the meaning of Section 13(d) under the Exchange Act, for, in a single transaction or series of related transactions, any (A) acquisition of assets of the Acuren Entities equal to twenty percent (20%) or more of Acuren’s consolidated assets or to which twenty percent (20%) or more of Acuren’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of twenty percent (20%) or more of the outstanding Acuren Common Stock, (C) tender offer or exchange offer that, if consummated, would result in any Person owning twenty percent (20%) or more of the outstanding Acuren Common Stock, or (D) issuance, sale or other disposition (including by way of merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction) of twenty percent (20%) or more of the outstanding Acuren Common Stock;
(ii)    “Acuren Intervening Event” means a material event, fact, circumstance, development or occurrence that was not known to the Acuren Board prior to Acuren’s execution and delivery hereof (or if known, the consequences of which were not known or reasonably foreseeable), which event, fact, circumstance, development or occurrence, or any consequence thereof, becomes known to the Acuren Board after Acuren’s execution and delivery hereof; provided, however, that in no event shall any of the following be an Acuren Intervening Event or be taken into account in determining whether an Acuren Intervening Event has occurred: (A) the receipt, existence or terms of an Acuren Alternative Acquisition Proposal; (B) any matter contemplated by Section 5.8, including any noncompliance with Section 5.8 or any consequence thereof; (C) any change, in and of itself, in the trading price or trading volume of NV5 Common Stock or Acuren Common Stock; or (D) any failure, in and of itself, by NV5 or Acuren to meet, or the exceeding by NV5 or Acuren of, internal or published estimates or forecasts of revenues, earnings or other financial metrics (provided, that, with respect to the foregoing clauses (C) and (D), any event, change, effect, development, state of facts, condition, circumstance or occurrence giving rise to or contributing to such change that is not otherwise excluded from the definition of Acuren Intervening Event may be an Acuren Intervening Event and may be taken into account in determining whether an Acuren Intervening Event has occurred);
(iii)    “Acuren Superior Proposal” means a bona fide, written Acuren Alternative Acquisition Proposal that is received after the date of this Agreement and that the Acuren Board determines, in its good-faith judgment, after consultation with its financial advisor and outside legal counsel, (A) would result in a transaction more favorable to Acuren from a financial point of view than the transactions contemplated hereby and (B) is reasonably likely to be consummated on the terms and timing proposed (taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal and such other factors that the Acuren Board considers relevant in its good-faith judgment); provided, that, for purposes of the definition of “Acuren Superior Proposal,” the references to “twenty percent (20%)” in the definition of Acuren Alternative Acquisition Proposal shall be deemed to be references to “fifty and one-tenth percent (50.1%).”
Section 5.6    Notification of Certain Matters. Acuren and NV5 shall each give prompt notice to the other Party if it receives any notice or other communication from any Governmental Authority (except for any notice or communication contemplated by Section 5.8), the NYSE, Nasdaq or any customer or other Person having material business relations with any NV5 Entity or Acuren Entity, respectively, in each case, asserting that such Person’s Consent is required, or asserting that a Party is required to make a Filing with such Person, in connection with the Mergers or the other transactions contemplated hereby.
Section 5.7    Access to Information.

(a)    Upon reasonable advance notice, NV5 shall provide Acuren and its Representatives reasonable access, during normal business hours throughout the period prior to the earlier of the First Effective Time and the date (if any) on which this Agreement is validly terminated pursuant to Article VII, to the NV5 Entities’ properties, books, records and key personnel, and during such period, NV5 shall cause to be furnished promptly to Acuren, its Representatives and the Debt Financing Sources all reasonably available information concerning the NV5 Entities and their respective businesses (including financial information prepared for NV5’s management in the Ordinary Course of Business and information related to planned capital expenditures), as Acuren or the Debt Financing Sources may reasonably request, including copies of such information as is necessary for the operation, ownership and management of the NV5 Entities’ business or information as may be required to permit Acuren to satisfy its obligations to any Governmental Authority following the First Effective Time (but in the case of the Debt Financing Sources, only if relevant to the Debt Financing); provided, that NV5 shall not be required to provide any such access or information that in the reasonable, good-faith judgment of NV5 would (i) be reasonably likely to result in the disclosure of any trade secrets of third parties, the violation of any Law or any material Contract to which any NV5 Entity is a party or by which any NV5 Entity is bound (including any confidentiality obligation of any NV5 Entity), or the unreasonable disruption of the operations of any NV5 Entity (by such access); provided, that NV5 shall use commercially reasonable efforts to obtain the required consent of such third party to provide such access or disclosure to the extent permissible under applicable Law, or (ii) be reasonably likely to jeopardize or undermine protections afforded any NV5 Entity under any privilege or doctrine (including attorney-client privilege); provided, that NV5 shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of such privilege or doctrine; provided further, that (A) NV5 shall promptly notify Acuren in writing if any reason described in the foregoing clauses (i) or (ii) is applicable to any request for information and (B) if any such access or information is limited for the reasons described in the foregoing clauses (i) or (ii), Acuren and NV5 shall use their respective commercially reasonable efforts to establish a process that (through use of steps such as, without limitation, redactions, provision of information to counsel to review and summarize for Acuren or use of a “clean room” environment for analysis and review of information by joint integration teams in coordination with counsel and NV5) shall provide Acuren with timely access to the fullest extent possible to the substance of the information described in this Section 5.7(a). Notwithstanding anything to the contrary in this Section 5.7(a), from and after the date hereof, NV5 shall, upon Acuren’s written request, provide Acuren with all records related to the process conducted by the Special Committee that led to the execution of this Agreement (it being understood, for the avoidance of doubt, that following the Closing, all such records shall be owned by the Surviving Entity), subject to any exceptions above in this Section 5.7(a), for the avoidance of doubt, such exceptions to include any records reasonably likely to jeopardize or undermine protections afforded any NV5 Entity or the Special Committee under any privilege or doctrine (including attorney-client privilege). Any such access shall be subject to NV5’s reasonable security measures and shall not include the right of Acuren nor any of its Representatives to perform any invasive or subsurface assessment (including any Phase I or Phase II environmental site assessment or other invasive or subsurface testing, sampling, monitoring or analysis).
(b)    Upon reasonable advance notice, Acuren shall provide NV5 and its Representatives reasonable access, during normal business hours throughout the period prior to the First Effective Time, to the Acuren Entities’ properties, books, records and key personnel and during such period, Acuren shall cause to be furnished promptly to NV5 and its Representatives all reasonably available information concerning the Acuren Entities and their respective businesses (including financial information prepared for Acuren’s management in the Ordinary Course of Business and information related to planned capital expenditures), as NV5 may reasonably request, including copies of such information as is necessary for the operation, ownership and management of the Acuren Entities’ businesses or information as may be required to permit NV5 to satisfy its applicable obligations to any Governmental Authority (if any); provided, that Acuren shall not be required to provide any such access or information that in the reasonable, good-faith judgment of Acuren would (i) be reasonably likely to result in the disclosure of any trade secrets of third parties, the violation of any Law or any material Contract to which any Acuren Entity is a party or by which any Acuren Entity is bound (including any confidentiality obligation of any Acuren Entity) or the unreasonable disruption of the operations of any Acuren Entity; provided, that Acuren shall use commercially reasonable efforts to obtain the required consent of such third party to provide such access or disclosure to the extent permissible under applicable Law, or (ii) be reasonably likely to jeopardize or undermine protections afforded any Acuren Entity under any privilege or doctrine (including attorney-client privilege); provided, that Acuren shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of such privilege or doctrine; provided further, that (A) Acuren shall promptly notify NV5 in writing if any reason described in the foregoing clauses (i) or (ii) is applicable to any request for information and (B) if any such access or information is limited for the reasons described in the foregoing clauses (i) or (ii), NV5 and Acuren shall use their respective commercially reasonable efforts to establish a process that (through use of steps such as, without limitation, redactions, provision of information to counsel to review and summarize for NV5 or use of a “clean room” environment for analysis and review of information by joint integration teams in coordination with counsel and Acuren) shall provide NV5 with timely access to the fullest extent possible to the substance of the information described in this Section 5.7(b). Any such access shall be subject to Acuren’s reasonable security measures and shall not include the right of NV5 nor any of its Representatives to perform any invasive or subsurface assessment (including any Phase I or Phase II environmental site assessment or other invasive or subsurface testing, sampling, monitoring or analysis).
(c)    All information obtained by Acuren, NV5 and their respective Representatives under this Section 5.7 shall be treated as “Proprietary Information” for purposes of the Confidentiality Agreement. Notwithstanding anything herein to the contrary, nothing in this Section 5.7 shall limit any customary disclosures made by Acuren and its Affiliates to the Debt Financing Sources, rating agencies, prospective Debt Financing Sources, underwriters, initial purchasers, solicitation agents, existing lenders (and related agents) or otherwise in connection with efforts or activities by Acuren or the Debt Financing Sources to obtain the Debt Financing; provided, that the recipients of such information and any other information contemplated to be provided by NV5 pursuant to Section 5.7(a) agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda.
Section 5.8    Consents, Approvals and Filings; Other Actions.
(a)    Subject to the terms and conditions hereof, each Party shall use reasonable best efforts (i) to make all Filings to or with, and to obtain all Consents of, Governmental Authorities that are necessary, proper or advisable to consummate the Mergers and (ii) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by applicable Law, to cause the conditions in Article VI to be satisfied as promptly as reasonably practicable after the date hereof. In addition, each Party shall use reasonable best efforts to obtain all Consents of Persons other than Governmental Authorities that are necessary, proper or advisable to consummate the Mergers; provided, however, that (A) neither Party shall make, or commit or agree to make, any material concession or payment to, or incur any material Liability to, any such non-Governmental Authority third Person to obtain any such Consent without the other Party’s prior written consent and (B) no Party shall be required to make, or commit or agree to make, any such concession or payment to, or incur any

Liability that is not conditioned on the consummation of the Mergers or the other transactions contemplated hereby.
(b)    (i) As soon as reasonably practicable after the date hereof, taking into account the views and input, if any, from applicable Governmental Authorities, but in no event later than thirty (30) days after the date hereof, unless a later date is mutually agreed to by the Parties, each of Acuren and NV5 shall file a notification and report form for the transactions contemplated hereby under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”), and (ii) as soon as reasonably practicable after the date hereof, each of Acuren and NV5 shall make, or cause to be made, any other Filing thereby that may be required by any applicable Antitrust Law, in each case, that are necessary, proper or advisable to consummate the Mergers or the other transactions contemplated hereby. The Parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested in connection with any of the foregoing Filings.
(c)    Notwithstanding the foregoing, the reasonable best efforts of Acuren or NV5 under this Section 5.8 shall not require Acuren or NV5, in connection with the receipt of any regulatory approval, to offer or agree to (i) sell or hold separate and agree to sell, divest or to discontinue or limit, before or after the Closing, any assets, businesses, or interest in any assets or businesses of Acuren, NV5 or any of their respective Affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by Acuren or NV5, as the case may be, of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses, in either case, which could reasonably be expected, individually or in the aggregate, to (A) be materially adverse to NV5 and its Subsidiaries, taken as a whole, or Acuren and its Subsidiaries, taken as a whole, either before or after giving effect to the Mergers or the other transactions contemplated hereby, or (B) materially and adversely impact the economic, business or other benefits of the transactions contemplated hereby to such Party.
(d)    Each Party shall (i) consult and cooperate reasonably with the other Parties in connection with (A) any Filing contemplated by this Section 5.8 and any analysis, appearance, presentation, memorandum, brief, argument, response to questions from any Governmental Authority, opinion or proposal made or submitted in connection with any such Filing and (B) any Action related to the Mergers or the other transactions contemplated hereby, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other Party reasonably informed and on a reasonably timely basis of (A) any communication received by such Party from, or given by such Party to, any Governmental Authority in connection with the Mergers or the other transactions contemplated hereby, including the FTC, the Antitrust Division, and (B) any communication received or given by a private Person in connection with any governmental inquiry, investigation or proceeding, in each case, related to the Mergers or the other transactions contemplated hereby; provided, that no Party shall be required to share with any other Party any Personal Information. Except as may be prohibited by any Governmental Authority or by applicable Law, each Party shall permit authorized Representatives of the other Party (and the other Party’s outside counsel) to (1) participate at or in each substantive meeting, conference or telephone call with a representative of a Governmental Authority related to any such Filing or Action, (2) have reasonable access to and be consulted in connection with any material document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Filing or Action and (3) review prior to filing or submission any Filing with or submission to (including any response to questions from) any Governmental Authority submitted as required by Section 5.8(b). The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other Party under this Section 5.8 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient Party and shall not be disclosed by such outside legal counsel to any other Representatives of such recipient Party unless express permission is obtained in advance from the disclosing Party of the materials or its legal counsel. The Parties shall coordinate with respect to developing and implementing the overall strategy relating to the Antitrust Laws, including with respect to any Filings and communications with or to any Governmental Authority; provided, however, that Acuren shall have the right, so long as Acuren consults and considers in good faith the views of NV5, to take the lead in (w) coordinating and making, including (without prejudice to the requirements of Section 5.8(b)) determining the timing of, all Filings with Governmental Authorities in connection with the Mergers, (x) determining the strategy for, and making all material decisions related to (including determining the timing of proposing any, and the strategy for negotiating any, Regulatory Concessions) the Parties obtaining all Consents of a Governmental Authority contemplated by this Section 5.8 (including the HSR Clearance), (y) coordinating and communicating with Governmental Authorities related to the Parties obtaining all Consents of a Governmental Authority contemplated by this Section 5.8 and (z) resolving any Action related to any such Filing or Consent or the Mergers by any Governmental Authority, including any governmental inquiry, investigation or proceeding initiated by a private party.
(e)    Each of Acuren and NV5 agrees that, prior to the earlier of First Effective Time and the date of termination of this Agreement, it shall not, and shall ensure that none of its respective Subsidiaries shall, consummate or enter into any agreement providing for any investment, acquisition, divestiture, business combination or other transaction that would reasonably be expected to prevent the consummation of the Mergers from occurring prior to the Outside Date.
Section 5.9    Director and Officer Indemnification and Insurance.
(a)    The rights to indemnification, advancements and exculpation from liability for acts or omissions occurring at or prior to the First Effective Time in favor of any present or former director, officer, manager, employee or agent of NV5 or any of its Subsidiaries (each, a “NV5 Indemnified Person”) (i) as set forth in the Final Surviving Corporation’s Constituent Documents, (ii) existing immediately prior to the First Effective Time under each of NV5’s and each NV5 Subsidiary’s Constituent Documents or (iii) existing in any agreement in effect immediately prior to the First Effective Time between any NV5 Indemnified Person and NV5 or any NV5 Subsidiary shall survive the Closing and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years after the Closing Date. From and after the Closing Date, neither Acuren, any Acuren Subsidiary nor the Surviving Entity shall take any action to amend, modify, repeal or circumvent any obligations to any NV5 Indemnified Person under the first sentence of this Section 5.9(a) or any indemnification agreement, applicable Laws or otherwise that are in existence as of immediately prior to the First Effective Time. Without limiting the foregoing, from and after the Closing, Acuren and the Surviving Entity agree that the Surviving Entity will (and Acuren will cause the Surviving Entity to) indemnify and hold harmless each NV5 Indemnified Person against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the First Effective Time (including this Agreement and the transactions contemplated hereby)), by reason of the fact that such NV5 Indemnified Person is or was a director, officer, manager, employee or agent of NV5 and acting in such capacity at the relevant time or any NV5 Subsidiary or is or was serving at the request of NV5 or any NV5 Subsidiary as a director, officer, manager, employee or agent of another Person, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, each NV5 Indemnified

Person will be entitled to advancement of reasonable expenses incurred in the defense of any such claim, action, suit or proceeding prior to the final disposition thereof from Acuren or the Surviving Entity within thirty (30) days of receipt by the Acuren or the Surviving Entity from such NV5 Indemnified Person of a written claim therefor; provided, that the NV5 Indemnified Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or any applicable indemnification agreement, to repay such advances if it is ultimately determined by final non-appealable adjudication that such NV5 Indemnified Person is not entitled to indemnification.
(b)    The Surviving Entity shall purchase and the Surviving Entity shall (and Acuren shall cause the Surviving Entity to) maintain for at least six (6) years after the Closing the extended reporting period on the current policies of directors’ and officers’ liability insurance maintained by NV5 or any NV5 Subsidiary with respect to claims arising out of or relating to events which occurred before or at the First Effective Time; provided, however, that if the Surviving Entity is unable to purchase the extended reporting period on the insurance coverage required under the prior sentence, Acuren and the Surviving Entity shall, using the broker of Acuren’s choice, obtain comparable (and in any event no less favorable) insurance coverage available for each year within such six-year period. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by Acuren or the Surviving Entity on or prior to the First Effective Time, which policies provide coverage to all covered persons that is substantially similar in scope and amount to the coverage available to them under the policies currently in place (but excluding cyber ransomware coverage), for an aggregate period of six (6) years with respect to acts or omissions occurring or alleged to have occurred prior to the First Effective Time that were committed or alleged to have been committed by such covered persons. Prior to the Closing, Acuren and NV5 shall cooperate to obtain such “tail” coverage of at least the same coverage and amounts (but excluding cyber ransomware coverage) and containing terms and conditions (including coverage limits and deductibles) that are no less favorable with respect to claims arising out of or relating to events that occurred before or at the First Effective Time; provided, that Acuren and the Surviving Entity shall not be obligated to pay an aggregate premium for such “tail” coverage that would exceed an amount equal to the lesser of (x) 200% of the premium paid by NV5 for directors’ and officers’ liability insurance coverage for its last full fiscal year and (y) the premium for such “tail” coverage set forth in NV5’s current directors’ and officers’ liability insurance policy; and provided, further, that Acuren and NV5 shall cooperate to obtain such “tail” coverage at the lowest total premium available. If a “tail policy” is purchased, the Surviving Entity shall, and Acuren shall cause the Surviving Entity to, maintain such policies in full force and effect, and continue to honor the obligations thereunder, in accordance with the terms of this Section 5.9.
(c)    The provisions of this Section 5.9 are intended to be for the benefit of, and will survive and be enforceable by, each NV5 Indemnified Person and their respective heirs and representatives and such Persons will be third-party beneficiaries of this Section 5.9. The rights of each NV5 Indemnified Person shall be in addition to, and not in limitation of, any other rights such NV5 Indemnified Person may have under the Constituent Documents of NV5, any NV5 Subsidiary or the Surviving Entity, any other indemnification arrangement, or otherwise.
(d)    In the event Acuren, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Acuren or the Surviving Entity, as the case may be, shall assume the obligations of such party set forth in this Section 5.9. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance (or similar)

claims under any policy that is or has been in existence with respect to NV5 or any of its Subsidiaries or their respective officers, directors, employees or agents, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to, or in substitution for, any such claims under any such policies.
(e)    The obligations of Acuren and the Surviving Entity under this Section 5.9 shall not be terminated, amended or modified in any manner so as to adversely affect any covered Person (including their successors, heirs and legal representatives) to whom this Section 5.9 applies without the consent of such Person.
Section 5.10    Financing Assistance and Cooperation.
(a)    Prior to the Closing, NV5 shall, and shall cause the other NV5 Entities to, (I) furnish (or cause to be furnished) to Acuren, as promptly as reasonably practicable, any information reasonably requested by the Debt Financing Sources and (II) use their reasonable best efforts (and direct its and their respective Representatives) to provide such reasonable and customary assistance in connection with the arrangement of the Debt Financing as may be reasonably requested by Acuren. Such assistance shall include, but shall not be limited to, each NV5 Entity using its reasonable best efforts to:
(i)    cooperate with Acuren’s marketing efforts in connection with the Debt Financing, including by providing reasonable assistance to Acuren in its preparation of customary ratings agency presentations, bank books, confidential information memoranda, customary representation letters, marketing materials and other similar customary marketing documents (including a version of the marketing materials that does not contain any material non-public information with respect to the NV5 Entities), and (y) seek to provide the Debt Financing benefits from existing lending and investment banking relationships of NV5 and the other NV5 Entities, in each case of the foregoing subclauses (x) and (y), as reasonably required by Acuren or the Debt Financing Sources in connection with the Debt Financing;
(ii)    cause the NV5 Entities’ management teams, with appropriate seniority and expertise, to participate in a reasonable number of road shows, lender presentations, due diligence sessions and meetings with prospective lenders and ratings agencies (which may be conducted on a telephonic or on a video communications platform if reasonably acceptable to Acuren and the Debt Financing Sources);
(iii)    facilitate the taking of all corporate actions reasonably requested by Acuren or the Debt Financing Sources to permit the consummation of the Debt Financing Agreements;
(iv)    facilitate the cooperation of its independent auditors with the Debt Financing, including delivering to Acuren “comfort” letters, in form and substance reasonably satisfactory to Acuren, customary in scope and substance for letters delivered by independent public accountants in connection with transactions similar to those contemplated by this Agreement;
(v)    cause the NV5 Entities’ management teams, with appropriate seniority and expertise, to (x) cooperate and assist, and cause their Representatives to cooperate and assist, with the Debt Financing Sources’ due diligence, (y) assist in the negotiation of the principal Debt Financing Agreements, and to furnish customary information relating to the NV5 Entities to be included in any schedules, annexes or exhibits to the Debt Financing Agreements and (z) facilitate the execution and delivery at the Closing of the Debt Financing Agreements, including by causing appropriate post-Closing officers of the NV5 Entities to be available upon reasonable notice by Acuren or its counsel to execute and deliver the Debt Financing Agreements and related customary officer’s certificates (including a solvency certificate), secretary’s certificates and perfection certificates (in each case, to be held in escrow pending the Closing, with the effectiveness of such signatures conditioned upon the consummation of the Closing) in anticipation of the Closing;
(vi)    facilitate the pledging, granting of security interests in, and otherwise granting of liens on, the property and assets of the NV5 Entities, including delivery of possessory collateral (such as certificated equity and promissory notes) to the Debt Financing Sources at, and subject to the occurrence of, the Closing; and
(vii)    at least five (5) Business Days prior to the Closing, provide all documentation and other information about the NV5 Entities as is reasonably requested in writing by the Debt Financing Sources at least nine (9) Business Days prior to the Closing Date with respect to applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations (including, the Patriot Act and 31 C.F.R. § 1010.230);
provided, that, in the case of each of clauses (i) through (v) above, (A) no NV5 Entity nor any of its Representatives shall be required to pay (or agree to pay) any commitment or other fee, pay any expense, provide any indemnities or incur any Liability or enter into any agreement in connection with the Debt Financing, in each case, prior to the Closing, (B) the NV5 Entities and their respective officers and employees shall not be required to take any action that would unreasonably interfere with the operation of the businesses of the NV5 Entities, (C) it is understood that Acuren shall be responsible for the preparation of any pro forma financial information or pro forma financial statements required pursuant to the Securities Act or as may be customary in connection with such financing, (D) the NV5 Entities shall not be required to authorize, approve, execute or deliver any documents or instruments in connection with the Debt Financing (other than any authorization letters included in any payoff letters in accordance with Section 5.18(a)) prior to the Closing, except for the execution and delivery of such documents and instruments that are conditioned upon, and not effective until, the consummation of the Closing (and which execution and delivery shall be authorized and approved exclusively by the post-Closing directors, managers or members of the applicable governing body of such Person), (E) the NV5 Entities shall not be required to disclose any information that (1) constitutes non-financial trade secrets or non-financial proprietary information, (2) the disclosure of which is prohibited by applicable Law, (3) that is subject to attorney client or similar privilege or constitutes attorney work product or (4) the disclosure of which is restricted by any Contract existing on the date of this Agreement and not entered into for the purpose of qualifying for the exclusion in this clause (E), and (F) the NV5 Entities shall not be required to take any action that would reasonably be expected to result in any violation of any applicable Law or any NV5 Material Contract to which any NV5 Entity is a party as of the date of this Agreement or by which any of their respective properties or assets is bound as of the date of this Agreement (including any action to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article VI to fail to be satisfied or otherwise cause any breach of this Agreement).
(b)    The NV5 Entities hereby consent to the use of their logos in connection with the Debt Financing, subject to advance review of and consultation with respect to such use.
(c)    Acuren shall indemnify and hold harmless NV5, its Subsidiaries and their Representatives from and against any liability or obligation suffered or incurred by them in connection with the arrangement of the Debt Financing or the Alternative Financing and any information utilized in connection therewith (other than unmodified historical information relating to NV5 and its Subsidiaries provided by NV5 in writing specifically for use in the Debt Financing offering documents), except to the extent such liability or obligation is suffered or incurred as a result of any such Person’s bad faith, willful misconduct or fraud, as applicable, and, promptly upon request by NV5, shall reimburse NV5 for all reasonable and documented out-of-pocket costs incurred by NV5, any of its Subsidiaries or Representatives in connection with such cooperation pursuant to this Section 5.10. No action, liability or obligation of NV5, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to any financing (including any Debt Financing) will be effective until the First Effective Time, and neither NV5 nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the First Effective Time. Nothing in this Section 5.10 shall require (A) any officer (or equivalent) or Representative of NV5 or any of its Subsidiaries to deliver any certificate or take any other action under this Section 5.10 that could reasonably be expected to result in personal liability to such officer (or equivalent) or Representative; or (B) the NV5 Board to approve any financing or contracts related thereto prior to the First Effective Time (it being understood and agreed that all such certificates, opinions or resolutions shall be delivered by any officer or board members of the Surviving Entity immediately after the First Effective Time).
(d)    Notwithstanding anything to the contrary herein, the condition set forth in Section 6.2(b) as it applies to NV5’s obligations under Section 5.10(a), shall be deemed satisfied unless (i) NV5 has failed to satisfy its obligations under Section 5.10(a) in any material respect, (ii) Acuren has notified NV5 of such failure in writing a reasonably sufficient amount of time prior to the Closing Date to afford NV5 with a reasonable opportunity to cure such failure and (iii) such failure has been a proximate cause of Acuren’s failure to receive the proceeds of any financing. Acuren acknowledges and agrees that obtaining any financing is not a condition to its obligations under this Agreement. If any financing has not been obtained, Acuren shall continue to be obligated, until such time as the Agreement is terminated in accordance with Article VII and subject to the waiver or fulfillment of the conditions set forth in Article VI, to complete the transactions contemplated by this Agreement.
Section 5.11    NYSE Stock Exchange Listing; Blue-Sky Laws; Delisting.
(a)    Acuren shall use reasonable best efforts to cause the shares of Acuren Common Stock to be issued in connection with the First Merger to be listed on NYSE, subject to official notice of issuance, prior to the First Effective Time, and NV5 shall reasonably cooperate with Acuren in connection therewith, including by providing all information reasonably requested by Acuren in connection therewith. Acuren shall use reasonable best efforts to take all actions reasonably required to be taken under any applicable state securities Laws in connection with the Acuren Stock Issuance, except qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction.
(b)    Prior to the First Effective Time, NV5 shall cooperate with Acuren and use reasonable best efforts to take all actions necessary to be taken on its part prior to the First Effective Time to cause the delisting of the NV5 Common Stock from Nasdaq and the termination of NV5’s registration under the Exchange Act, in each case, as soon as reasonably practicable following the First Effective Time, subject to compliance with NV5’s obligations under the Exchange Act.
Section 5.12    Section 16 Matters. Prior to the First Effective Time, each of Acuren and NV5 shall use reasonable best efforts to cause any dispositions of NV5 Common Stock (including derivative securities related to NV5 Common Stock) or acquisitions of Acuren Common Stock (including derivative securities related to Acuren Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act related to NV5 or shall become subject to such reporting requirements related to Acuren, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.
Section 5.13    Employee Benefit Matters.
(a)    Until the first (1st) anniversary of the Closing Date (or, if earlier, the date of the termination of the applicable employee’s employment with the Surviving Entity or its Subsidiaries) (the “Continuation Period”), the Surviving Entity will provide to each individual who is employed by any of the NV5 Entities immediately preceding the First Effective Time (each, a “Continuing Employee”) Overall Compensation that is no less favorable in the aggregate than the Overall Compensation provided by the NV5 Entities immediately prior to the Closing, as determined by the Acuren Board in its reasonable good faith discretion based on such quantitative and qualitative factors as it may deem relevant. For purposes of this Section 5.13, “Overall Compensation” means a benefits and compensation package that includes (i) annual base salary, commission rate and hourly wage rate, (ii) cash incentive compensation opportunities (but only with respect to target performance levels and amounts) and (iii) employee benefits (including paid time off and vacation, but excluding retiree benefits, defined benefit pension benefits and accruals, equity and equity-based compensation and change in control or similar benefits).
(b)    Acuren shall, or shall cause the Surviving Entity to, credit Continuing Employees for service earned or credited on and prior to the Closing Date with the NV5 Entities, or their predecessors, in addition to service earned with Acuren and its Affiliates on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting, or the calculation of vacation, sick days, severance, layoff and similar benefits (but not for purposes of defined benefit plan benefit accruals or vesting under any equity or equity based compensation plans other than Replacement RSA Awards) under any retirement or other employee benefit plan, program, or arrangement of Acuren and its Affiliates or the Surviving Entity for the benefit of the Continuing Employees on or after the Closing Date and (ii) for such additional purposes as may be required by applicable Law; provided, that nothing herein shall result in a duplication of benefits with respect to the Continuing Employees.
(c)    Acuren shall use commercially reasonable efforts to cause the following, subject to the provisions of the applicable Acuren Benefit Plan and/or the applicable group insurance policy thereunder: (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Acuren Benefit Plans, to the extent such Acuren Benefit Plan is an “employee welfare benefit” plan within the meaning of 3(1) of ERISA and coverage under such Acuren Benefit Plan replaces coverage under a comparable NV5 Benefit Plan in which such Continuing Employee participated immediately before the replacement; and (ii) for purposes of each Acuren Benefit Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (A) all pre-existing condition exclusions and actively-at-work requirements of such Acuren Benefit Plan to be waived for such Continuing Employee and his or her covered dependents and (B) any eligible expenses incurred by such Continuing Employee and his or her covered dependents under an NV5 Benefit Plan during the portion of the plan year prior to the Closing Date to be taken into account under such Acuren Benefit Plan for purposes of satisfying all deductible, co-insurance, co-payment, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Acuren Benefit Plan.

(d)    Nothing in this Agreement shall be construed to confer on any Person, other than the Parties, their successors and permitted assigns, any right to enforce the provisions of this Section 5.13 or be construed as an amendment of any benefit plan or any employee benefit plan maintained by NV5, Acuren or their respective Affiliates. In addition, nothing expressed or implied in this Section 5.13 shall confer upon any of the employees or any other Person any additional rights or remedies, including any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.
Section 5.14    Stockholder Litigation. In the event that any Action related to this Agreement, the Mergers or the other transactions contemplated hereby is brought against NV5 or its directors or Acuren or its directors, as the case may be, by any holders of Equity Securities of NV5 or Acuren (“Stockholder Litigation”), such Party (a) shall promptly notify the other Party of such Stockholder Litigation and shall keep the other Party reasonably informed on a current basis of the status thereof, (b) shall give the other Party the opportunity to participate in the defense and settlement of such Stockholder Litigation (at such Party’s sole cost and expense) and (c) shall not settle such Stockholder Litigation without the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 5.15    Certain Tax Matters.
(a)    The Parties shall (and shall cause their Affiliates to) use their respective commercially reasonable efforts to take, and not fail to take, or to cause to be taken any action necessary (i) for the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) to obtain any tax opinions (A) required to be filed with the SEC in connection with the filing of the Form S-4 or (B) requested by either Party (from such Party’s counsel), including by executing letters of representation at such time or times as may be reasonably requested by counsel.
(b)    Acuren shall promptly notify NV5 if, at any time before the First Effective Time, Acuren becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment. NV5 shall promptly notify Acuren if, at any time before the First Effective Time, NV5 becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment.
(c)    During the period from the date hereof until to the Closing Date, the NV5 Entities shall: (i) properly prepare, in the Ordinary Course of Business, and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (the “Post-Signing Returns”); (ii) consult with Acuren with respect to all income and other material Post-Signing Returns and deliver drafts of such Post-Signing Returns to Acuren no later than twenty (20) Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed and incorporate any reasonable comments made by Acuren thereto and received by NV5 at least ten (10) Business Days prior to the date (including extensions) on which such Post-Signing Return is required to be filed; (iii) fully and timely pay all Taxes due and payable in respect of any Post-Signing Returns; (iv) properly reserve (and reflect such reserve in its books and records and financial statements), in the Ordinary Course of Business, for all material Taxes payable by the NV5 Entities for which no Post-Signing Return is due prior to the Closing Date; and (v) promptly notify Acuren of any inquiries, investigations, examinations, audits or other proceedings initiated against or with respect to the NV5 Entities in respect of any material Tax matter.

(d)    Any transfer, stamp, documentary, sales, use, registration, value added and other similar Taxes (including all applicable real estate transfer Taxes) (“Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby will be borne and paid one-half by Acuren, on the one hand, and one-half by NV5 when due. The Party required by applicable Law shall prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates, to join in the execution of any such Tax Returns and other documentation.
Section 5.16    NV5 Equity Award Schedule. No later than three (3) Business Days prior to the anticipated Closing Date (the “Equity Award Reference Date”), NV5 shall provide Acuren a list of all outstanding NV5 Equity Awards as of the close of business on the Capitalization Date, including (a) the employee identification number of the holder thereof, (b) the type of award and number of shares of NV5 Common Stock related thereto, (c) the name of the NV5 Equity Plan under which the award was granted and (d) the date of grant and vesting terms, in each case, as of the Equity Award Reference Date. Following such delivery, NV5 shall promptly (and in no event later than the day prior to the Closing Date) provide Acuren with a list of any changes occurring in such information since the Equity Award Reference Date.
Section 5.17    State Takeover Statutes. If any Takeover Law becomes, or purports to become, applicable to any Merger or the other transactions contemplated hereby, each Party shall grant any approvals and take any actions that are necessary so that such Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Mergers or the other transactions contemplated hereby.
Section 5.18    Financing Covenants of Acuren and Merger Subs; Payoff Letters.
(a)    Until the earliest to occur of (x) the Closing Date, (y) the valid termination of this Agreement in accordance with Article VII and (z) the consummation of alternative financing transactions or asset sales (subject to Section 5.2(b)(vi)) identified in writing to NV5 as “Alternative Funding Transactions” (“Alternative Funding Transactions”) generating net cash proceeds sufficient, when taken together with any other sources of funds immediately available to Acuren or any Acuren Entity, to pay all amounts payable in cash by Acuren or Merger Subs under this Agreement in connection with the transactions contemplated by this Agreement, Acuren shall (I) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing described in the Debt Commitment Letter on the terms and conditions described in the Debt Commitment Letter as promptly as practicable, including using reasonable best efforts to (A) maintain in full force and effect the Debt Commitment Letter and to negotiate and execute the Debt Financing Agreements with respect to the Debt Financing on the terms contained in the Debt Commitment Letter or on terms that, taken as a whole, are not materially less favorable to Acuren than the terms contained in the Debt Commitment Letter, in each case which terms shall not in any respect expand on the conditions to the funding of the Debt Financing that would reasonably be expected to delay or prevent the Closing (it being understood, for the avoidance of doubt, that Acuren may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof), or reduce the aggregate amount of the Debt Financing available to be funded on the Closing Date below the amount necessary (when taken together with any other sources of funds immediately available to Acuren or any Acuren Entity) to consummate the transactions contemplated by this Agreement and (B) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to Acuren in the Debt Commitment Letter and such Debt Financing Agreements that are to be satisfied by Acuren at or prior to the Closing and to consummate the Debt Financings thereunder at or prior to Closing, unless such Debt Commitment Letter and/or Debt Financing Agreements terminate in accordance with their terms upon the consummation of Alternative Funding Transactions generating net cash proceeds sufficient, when taken together with such other sources of immediately available funds, to pay all amounts payable in cash by Acuren under this Agreement in connection with the transactions contemplated by this Agreement, and (II) comply with their obligations under the Debt Commitment Letter and the Debt Financing Agreements, unless waived by the Debt Financing Sources. Acuren shall keep NV5 informed on a reasonably current basis in reasonable detail of any material developments concerning the status of the Debt Financing. Acuren shall provide NV5, upon reasonable request, with copies of any Debt Financing Agreements and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow NV5 to monitor the progress of such financing activities; provided, that only a redacted version of any fee letter (with such redactions to be reasonably acceptable to the Debt Financing Sources) may be disclosed to NV5.
(b)    In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (other than the consummation of Alternative Funding Transactions generating net cash proceeds sufficient, when taken together with such other sources of immediately available funds, to pay all amounts payable in cash by Acuren under this Agreement in connection with the transactions contemplated by this Agreement), Acuren and Merger Sub shall use their respective commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources in an amount sufficient, when added to the portion of the Debt Financing and other sources of immediately available funds that is available, to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses (“Alternative Financing”) as promptly as practicable following the occurrence of such event and to obtain, and when obtained, to provide NV5 with a copy of, a replacement financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). If applicable, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing”, any reference to “Debt Commitment Letter” shall include the “Alternative Financing Commitment Letter” and any references to “Debt Financing Agreements” shall include the definitive documentation relating to any such Alternative Financing.
(c)    Acuren shall promptly (and, in any event, within two (2) Business Days) notify NV5 in writing of the following (I) of any actual breach or default (or any event or circumstance that, with or without notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any other party to the Debt Commitment Letter or Debt Financing Agreement, (II) of the receipt by Acuren or any of its Representatives of any notice or other communication from any Debt Financing Source, any lender or any other Person with respect to any (A) actual, threatened or alleged breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Debt Financing Agreement or any provision of the Debt Financing contemplated pursuant to the Debt Commitment Letter or Debt Financing Agreements (including any proposal by any Debt Financing Source, or lender or other Person to withdraw, terminate or make a material change in the terms or the conditions of (including the amount of Debt Financing contemplated by) the Debt Commitment Letter), or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or any Debt Financing Agreement, (III) if for any reason Acuren believes in good faith that there is a material possibility that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the Debt Financing Agreements and (IV) of the termination or expiration of the Debt Commitment Letter or Debt Financing Agreement, in each case, that would result in, or is a result of, a Restricted Commitment Letter Amendment (as defined below); provided, that, with respect to clauses (I), (II) and (III), in no event shall Acuren be under any obligation to deliver or disclose any information that would reasonably be expected to waive the protection of attorney-client privilege or similar legal privilege or breach any duty of confidentiality. As soon as reasonably practicable, but in any event within two (2) business days after NV5 delivers to Acuren a written request, Acuren shall provide any information reasonably requested by NV5 relating to any of the circumstances referred to in this Section 5.18).
(d)    Acuren shall not permit or consent to, without the prior written consent of NV5 (which consent shall not be unreasonably delayed, conditioned or withheld), (I) any amendment, replacement, supplement or modification to be made to the Debt Commitment Letter if such amendment, replacement, supplement or modification would (A) materially change, expand or impose new conditions precedent to the funding of the Debt Financing from those set forth therein on the date hereof, (B) change the timing of the funding of the Debt Financing thereunder or reasonably be expected to impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement, (C) reduce the aggregate cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing), (D) adversely affect the ability of Acuren to enforce its rights against the other parties to the Debt Commitment Letter or (E) otherwise reasonably be expected to adversely affect the ability of Acuren to consummate the transactions contemplated by this Agreement or the timing of the Closing (collectively, the “Restricted Commitment Letter Amendments”) (provided, that, for the avoidance of doubt, subject to the limitations set forth in this Section 5.18(d), Acuren may amend the Debt Commitment Letter to make changes or corrections that are not prejudicial to the rights or interests of NV5, and add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof, but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Restricted Commitment Letter Amendment), (II) any waiver of any material provision or remedy available to Acuren under the Debt Commitment Letter or (III) early termination of the Debt Commitment Letter (other than in connection with an amendment or replacement of the Debt Commitment Letter in a manner that is not a Restricted Commitment Letter Amendment); provided, that, for the avoidance of doubt, the termination of, or reduction of commitments under, the Debt Commitment Letter pursuant to the terms thereof (including any amendment, modification or agreement to reflect such termination or reduction) as a result of the consummation of Alternative Funding Transactions generating net cash proceeds sufficient, when taken together with other sources of immediately available funds (including any remaining commitments under the Debt Commitment Letter), to pay all amounts payable by Acuren under this Agreement in connection with the transactions contemplated by this Agreement, shall not constitute a Restricted Commitment Letter Amendment or otherwise be prohibited under this Section 5.18(d). For all purposes of this Agreement, references to the “Debt Commitment Letter” shall include such document as permitted or required by this Section 5.18(d) to be amended, modified or waived, in each case from and after such amendment, modification or waiver.
(e)    At or prior to the Closing, NV5 shall deliver to Acuren, customary payoff letters executed by the holders of Indebtedness set forth in Section 5.18 of the NV5 Disclosure Schedule, a draft of which shall be provided to Acuren no less than three (3) Business Days (or such later time as Acuren may reasonably agree) prior to the anticipated Closing Date. Each payoff letter shall (a) be customary in form and substance, (b) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the applicable debt instrument as of the anticipated Closing Date and (c) provide that upon receipt of such payoff amount (i) such Indebtedness shall be repaid and satisfied in full and all related loan documents shall be terminated and (ii) all Liens and guarantees in connection therewith related to any NV5 Entity or any of their respective assets or properties shall be automatically released. At the Closing, Acuren shall pay or cause to be paid the amounts set forth in the payoff letters delivered pursuant to this Section 5.18 to the accounts identified therein, including, for the avoidance of doubt, any amounts to repay any NV5 Indebtedness to be repaid at the Closing.
Section 5.19    Obligations of Merger Sub and the Surviving Entity. Acuren shall take all action necessary to cause Merger Sub I, Merger Sub II and the Surviving Entity to perform their respective obligations under this Agreement.
ARTICLE VI.
CONDITIONS TO THE MERGERS
Section 6.1    Conditions to Obligations of Each Party. The respective obligations of Acuren and Merger Subs, on the one hand, and NV5, on the other hand, to consummate the Closing are subject to the satisfaction (or waiver by Acuren and NV5) prior to the Closing of the following conditions:
(a)    Stockholder Approvals. The NV5 Stockholder Approval and the Acuren Stockholder Approval shall have been obtained.
(b)    NYSE Stock Exchange Listing. The shares of Acuren Common Stock to be issued in connection with the First Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
(c)    No Legal Restraint. No Law, whether preliminary, temporary or permanent, shall be in effect that prevents, makes illegal or prohibits the Mergers, the Acuren Stock Issuance or any other transaction contemplated hereby, and there shall be no Action initiated by a Governmental Authority pending that seeks to prevent, make illegal or prohibit the Mergers, the Acuren Stock Issuance or any other transaction contemplated hereby (any such Law or Action, a “Legal Restraint”).
(d)    Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the Form S-4 shall have been issued by the SEC.
(e)    Antitrust and Foreign Direct Investment. The waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated hereby shall have expired or otherwise been terminated (the “HSR Clearance”). All Consents and Filings required under any applicable Antitrust Law or any Laws requiring foreign investment clearance to consummate the transactions contemplated hereby, including those set forth on Section 6.1(e) of the Disclosure Schedules, shall have been obtained or made.
Section 6.2    Conditions to Obligations of Acuren and Merger Subs. The obligations of Acuren and Merger Subs to consummate the Closing are subject to the satisfaction (or waiver by Acuren) prior to the Closing of the following conditions:
(a)    Representations and Warranties. (i) Each representation and warranty in Article III (except for the representations and warranties in Section 3.1(a), Section 3.2(a), the first and second sentences of Section 3.2(b), Section 3.2(e), Section 3.3, Section 3.6(c) and Section 3.20) shall be accurate in all respects (read, for purposes of this Section 6.2(a) only, without any qualification as to “material,” “in all material respects,” “NV5 Material Adverse Effect” or materiality, but in each case, after giving effect to the lead-in to Article III) as of the date hereof and as of the Closing as if made anew as of the

Closing (except to the extent any such representation or warranty expressly speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except for any failure of such representations and warranties to be accurate as would not reasonably be expected to result, individually or in the aggregate, in a NV5 Material Adverse Effect, (ii) each representation and warranty in Section 3.1(a), Section 3.2(e), Section 3.3 and Section 3.20 shall be accurate in all material respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date), (iii) each representation and warranty in Section 3.6(c) shall be accurate in all respects as of the date hereof and (iv) each representation and warranty in Section 3.2(a) and the first and second sentences of Section 3.2(b) shall be accurate in all but de minimis respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all but de minimis respects as of such date).
(b)    Covenants and Agreements. NV5 shall have performed or complied with in all material respects all of the covenants and agreements hereunder that this Agreement requires NV5 to perform or comply with at or prior to the Closing.
(c)    No NV5 Material Adverse Effect. Since the date hereof, no NV5 Material Adverse Effect shall have occurred that is continuing.
(d)    Bringdown Certificate. Acuren shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of NV5, certifying the satisfaction of all conditions in Section 6.2(a), Section 6.2(b) and Section 6.2(c).
Section 6.3    Conditions to Obligations of NV5. The obligation of NV5 to consummate the Closing is subject to the satisfaction (or waiver by NV5) prior to the Closing of the following conditions:
(a)    Representations and Warranties. (i) Each representation and warranty in Article IV (except for the representations and warranties in Section 4.1(a), Section 4.2(a), the first and second sentences of Section 4.2(b), Section 4.2(e), Section 4.3, Section 4.6(c) and Section 4.21) shall be accurate in all respects (read, for purposes of this Section 6.3(a) only, without any qualification as to “material,” “in all material respects,” “Acuren Material Adverse Effect” or materiality but in each case, after giving effect to the lead-in to Article IV) as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except for any failure of such representations and warranties to be accurate as would not reasonably be expected to result, individually or in the aggregate, in an Acuren Material Adverse Effect, (ii) each representation and warranty in Section 4.1(a), Section 4.2(e), Section 4.3 and Section 4.21 shall be accurate in all material respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date), (iii) each representation and warranty in Section 4.6(c) shall be accurate in all respects as of the date hereof and (iv) each representation and warranty in Section 4.2(a) and the first and second sentences of Section 4.2(b), shall be accurate in all but de minimis respects as of the date hereof and as of the Closing as if made anew as of the Closing (except to the extent any such representation or warranty expressly speaks as of any other specific date, in which case such representation or warranty shall have been accurate in all but de minimis respects as of such date).

(b)    Covenants and Agreements. Each of Acuren and each Merger Sub shall have performed or complied with in all material respects all of the covenants and agreements hereunder that this Agreement requires Acuren or Merger Subs to perform or comply with at or prior to the Closing.
(c)    No Acuren Material Adverse Effect. Since the date hereof, no Acuren Material Adverse Effect shall have occurred that is continuing.
(d)    Bringdown Certificate. NV5 shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of Acuren, certifying the satisfaction of all conditions in Section 6.3(a), Section 6.3(b) and Section 6.3(c).
(e)    Acuren Tax Opinion. NV5 shall have received a written opinion of counsel from Greenberg Traurig, LLP, in form reasonably satisfactory to NV5 (the “Acuren Tax Opinion”), to the effect that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such Acuren Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Acuren and NV5 reasonably satisfactory in form and substance to such counsel.
ARTICLE VII.
TERMINATION
Section 7.1    Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated hereby may be abandoned at any time prior to the First Effective Time, whether (except as expressly set forth below) before or after the Acuren Stockholder Approval or the NV5 Stockholder Approval has been obtained:
(a)    by mutual written consent of Acuren and NV5;
(b)    by either Acuren or NV5 upon written notice to the other Party:
(i)    if any Governmental Authority having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the Mergers and such order, decree, ruling or injunction or other action shall have become final and non-appealable, or if there shall be adopted any Law that permanently makes consummation of any of the Mergers illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any Party whose failure to fulfill any covenant or agreement under this Agreement has been the primary cause of or resulted in the action or event described in this Section 7.1(b)(i) occurring;
(ii)    if the Mergers shall not have been consummated on or before 5:00 p.m. on October 3, 2025 (the “Outside Date”) ; provided, that if all of the conditions to Closing, other than the conditions set forth in Section 6.1(e), shall have been satisfied or waived or shall be capable of being satisfied at such time (other than those conditions that by their nature are to be satisfied at the Closing), the Outside Date shall automatically be extended to the date that is November 3, 2025, which date shall thereafter be deemed to be the Outside Date; and provided further, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any Party whose failure to fulfill any covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Mergers to occur on or before such date;

(iii)    in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) or Section 6.3(a) or Section 6.3(b), as applicable, if it was continuing as of the Closing (and such breach is either not curable prior to the Outside Date or, if curable prior to the Outside Date, has not been cured by the breaching Party by the earlier of (A) thirty (30) days after the giving of written notice to the breaching Party of such breach and (B) two (2) Business Days prior to the Outside Date) (a “Terminable Breach”); provided, however, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement;
(iv)    if (A) the Acuren Stockholder Approval shall not have been obtained upon a vote held at a duly held and concluded Acuren Stockholders Meeting (including any adjournments or postponements thereof) or (B) the NV5 Stockholder Approval shall not have been obtained upon a vote at a duly held and concluded NV5 Stockholders Meeting (including any adjournments or postponements thereof);
(c)    by NV5, prior to, but not after, the time the Acuren Stockholder Approval is obtained, if the Acuren Board (or a committee thereof) shall have effected an Acuren Change of Recommendation (whether or not such Acuren Change of Recommendation is permitted by this Agreement);
(d)    by Acuren, prior to, but not after, the time the NV5 Stockholder Approval is obtained, if the NV5 Board (or a committee thereof) shall have effected a NV5 Change of Recommendation (whether or not such NV5 Change of Recommendation is permitted by this Agreement);
(e)    by NV5, prior to, but not after, the time the NV5 Stockholder Approval is obtained, if (i) NV5 has received a NV5 Superior Proposal and (ii) the NV5 Board has authorized NV5 to enter into a NV5 Alternative Acquisition Agreement to consummate the transaction contemplated by such NV5 Superior Proposal pursuant to Section 5.4(f)(v) and in compliance in all material respects with the provisions of Section 5.4; provided that a termination pursuant to this Section 7.1(e) shall not be effective unless NV5 has paid, or has caused to be paid, to Acuren the Termination Fee prior to or concurrently with such termination in accordance with Section 7.3(g); or
(f)    by NV5, if Acuren has not obtained the Debt Financing and consummated the Closing by the fifth (5th) Business Day following NV5’s confirmation in writing to Acuren that each of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and that were capable of being satisfied if the Closing would occur).
Section 7.2    Notice of Termination; Effect of Termination.
(a)    A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and, if made in accordance with this Agreement, any termination shall be effective immediately upon delivery of such written notice to the other Party.
(b)    In the event of termination of this Agreement by any Party pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party; provided, that this Section 7.2, Section 7.3 and Article VIII (and the definitions (but no other terms) contained in provisions that substantively define any related defined terms not substantively defined in Article VIII) and the Confidentiality Agreement shall survive such termination; provided further, however, that, notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful Breach of this Agreement or Fraud.
Section 7.3    Expenses and Other Payments.
(a)    Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions hereby, whether or not the Mergers shall be consummated, except that all filing fees paid in respect of the filings under the HSR Act and other applicable Antitrust Laws in connection with the Mergers and other related transactions contemplated hereby shall be borne equally by Acuren and NV5.
(b)    If Acuren terminates this Agreement pursuant to Section 7.1(d), then NV5 shall pay Acuren a termination fee equal to $48,552,038 (the “Termination Fee”), in cash by wire transfer of immediately available funds to an account designated by Acuren, no later than three (3) Business Days after notice of termination of this Agreement; provided, that if Acuren terminates this Agreement pursuant to Section 7.1(d) and NV5 enters into a NV5 Alternative Acquisition Agreement with (i) any Person at any time prior to the expiration of the NV5 Go-Shop Period or (ii) any Excluded Party within five (5) Business Days following the expiration of the NV5 Go-Shop Period, the Termination Fee shall mean an amount equal to $24,276,019.
(c)    If NV5 terminates this Agreement pursuant to Section 7.1(c) or Section 7.1(f), then Acuren shall pay NV5 the Termination Fee, in cash by wire transfer of immediately available funds to an account designated by NV5, no later than three (3) Business Days after notice of termination of this Agreement.
(d)    if (A) Acuren or NV5 terminates this Agreement pursuant to Section 7.1(b)(ii) or (B) Acuren or NV5 terminates this Agreement pursuant to Section 7.1(b)(i) (if the order, decree, ruling or injunction or Law giving rise to such termination right relates to any Consent of any Governmental Authority that are necessary, proper or advisable to consummate the Mergers) and, in each case, at the time of such termination, (1) one or more of the conditions set forth in Section 6.1(c), only if the order, decree, ruling or injunction or Law giving rise to such condition not having been satisfied relates to any Consents of any Governmental Authority that are necessary, proper or advisable to consummate the Mergers or Section 6.1(e) shall not have been satisfied, and (2) the other conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing; provided, that those conditions would have been capable of being satisfied if the Closing were to occur on such Termination Date), then Acuren shall pay, or cause to be paid, to NV5 an amount equal to NV5’s expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions hereby, in cash by wire transfer of immediately available funds to an account designated by NV5, no later than three (3) Business Days after notice of termination of this Agreement.
(e)    If (i)(A) Acuren or NV5 terminates this Agreement pursuant to Section 7.1(b)(iv)(B) and (B) a NV5 Alternative Acquisition Proposal shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least five (5) Business Days prior to the NV5 Stockholders Meeting and (ii) within twelve (12) months after the date of such termination, NV5 enters into a definitive agreement with respect to a NV5 Alternative Acquisition Proposal (or publicly approves or recommends to the NV5 Stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a NV5 Alternative Acquisition Proposal) or consummates a NV5 Alternative Acquisition Proposal, then NV5 shall pay Acuren the Termination Fee within three (3) Business Days after the consummation of such NV5 Alternative Acquisition Proposal. For purposes of this Section 7.3(e), any reference to “twenty percent (20%)” in the definition of NV5 Alternative Acquisition Proposal shall be deemed to be a reference to “more than fifty percent (50%)”.
(f)    If (i)(A) Acuren or NV5 terminates this Agreement pursuant to Section 7.1(b)(iv)(A) and (B) an Acuren Alternative Acquisition Proposal shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least five (5) Business Days prior to the Acuren Stockholders Meeting, and (ii) within twelve (12) months after the date of such termination, Acuren enters into a definitive agreement with respect to an Acuren Alternative Acquisition Proposal (or publicly approves or recommends to the Acuren Stockholders or otherwise does not oppose, in the case of a tender or exchange offer, an Acuren Alternative Acquisition Proposal) or consummates an Acuren Alternative Acquisition Proposal, then Acuren shall pay NV5 the Termination Fee within three (3) Business Days after the earlier to occur of (x) the consummation of such Acuren Alternative Acquisition Proposal or (y) entering into a definitive agreement relating to such Acuren Alternative Acquisition Proposal. For purposes of this Section 7.3(f), any reference to “twenty percent (20%)” in the definition of Acuren Alternative Acquisition Proposal shall be deemed to be a reference to “more than fifty percent (50%)”.
(g)    If NV5 terminates this Agreement pursuant to Section 7.1(e), then NV5 shall pay Acuren the Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Acuren, prior to or concurrently with notice of termination of this Agreement; provided, that if NV5 terminates this Agreement pursuant to Section 7.1(e) and enters into an NV5 Alternative Acquisition Agreement with (i) any Person at any time prior to the expiration of the NV5 Go-Shop Period or (ii) any Excluded Party within five (5) Business Days following the expiration of the NV5 Go-Shop Period, the Termination Fee shall mean an amount equal to $24,276,019.
(h)    In no event shall Acuren or NV5, respectively, be entitled to receive more than one payment of the Termination Fee. The Parties agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby and that, without these agreements, the Parties would not enter into this Agreement. If a Party fails to promptly pay all or any portion of the Termination Fee payable by it pursuant to this Section 7.3, then interest shall accrue on such unpaid amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment, at the rate of eight percent (8%) per annum. If, in order to obtain such payment, the other Party commences an Action that results in a judgment in favor of such Party for such amount, the defaulting Party shall pay the other Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Action.
(i)    Notwithstanding anything herein to the contrary, if this Agreement is terminated under circumstances in which NV5 is required to pay the Termination Fee, (i) payment by NV5 of the Termination Fee, together with any costs and expenses owed by NV5 under Section 7.3(h), shall be Acuren’s sole and exclusive remedy for any Actions, liabilities, losses, damages, judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Acuren or any of its Representatives that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (ii) upon payment of such amount, together with any costs and expenses owed by NV5 under Section 7.3(h), none of NV5 or any of its Affiliates or Representatives shall have any further liability that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (iii) Acuren shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, and (iv) the maximum aggregate liability of NV5 that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, shall not exceed the Termination Fee, together with any costs and expenses owed by NV5 under Section 7.3(h), and Acuren and its Representatives shall not seek to recover monetary damages in excess of such amount; provided, however, that the foregoing shall not relieve NV5 from liability for any damages for a Willful Breach of this Agreement or Fraud.
(j)    Notwithstanding anything herein to the contrary, if this Agreement is terminated under circumstances in which Acuren is required to pay the Termination Fee, (i) payment by Acuren of the Termination Fee, together with any costs and expenses owed by Acuren under Section 7.3(h), shall be NV5’s sole and exclusive remedy for any Actions, liabilities, losses, damages, judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by NV5 or any of its Representatives that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (ii) upon payment of such amount, together with any costs and expenses owed by Acuren under Section 7.3(h), none of Acuren, any of its Affiliates or Representatives, or any Debt Financing Sources shall have any further liability that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (iii) NV5 shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, and (iv) the maximum aggregate liability of Acuren and Merger Subs that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, shall not exceed the Termination Fee, together with any costs and expenses owed by Acuren under Section 7.3(h), and NV5 and its Representatives shall not seek to recover monetary damages in excess of such amount; provided, however, that the foregoing shall not relieve Acuren from liability for any damages for a Willful Breach of this Agreement or Fraud.
ARTICLE VIII.
MISCELLANEOUS
Section 8.1    Amendment and Modification. This Agreement may be amended, changed and supplemented in any and all respects, whether before or after the NV5 Stockholder Approval and/or the Acuren Stockholder Approval is obtained, only by the written agreement of the Parties.
Section 8.2    Extension; Waiver. At any time prior to the First Effective Time, each Party may (a) extend the time for the performance of any obligation or other act of the other Parties, (b) waive any inaccuracies in the representations and warranties hereunder of the other Parties or (c) waive compliance with any covenant or agreement hereunder of the other Parties or any of its conditions to the Closing in Article VI; provided, that any such extension or waiver shall be in an instrument in writing signed on behalf of such extending or waiving Party. Except as required by applicable Law, no waiver hereof shall require the approval of the NV5 Stockholders and/or the Acuren Stockholders, as the case may be. The failure of any Party to assert any of its rights hereunder or otherwise shall not be a waiver of such rights, and no single or partial exercise by any Party of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder.
Section 8.3    No Other Representations or Warranties; No Survival of Representations and Warranties.
(a)    Except for the representations and warranties in Article III, Acuren and Merger Subs acknowledge and agree that (i) none of NV5 or any of its Affiliates or Representatives makes, or has made, any other express or implied representation or warranty in connection with or related to the transactions contemplated hereby and (ii) Acuren and Merger Subs have relied solely upon such representations and warranties set forth in Article III and their own independent investigation, and have not relied on, or been induced by, any other representation, warranty or other statement of NV5 or any of its Affiliates or Representatives, in making their respective determination to enter into this Agreement and proceed with the transactions contemplated hereby. Without limiting the foregoing, Acuren and Merger Subs acknowledge and agree that NV5 has not made and is not making any representations or warranties whatsoever regarding (A) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Acuren or Merger Subs or to any of their Representatives, or otherwise (including in certain “data rooms” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of NV5 or any Subsidiary of NV5 or the future business and operations of NV5 or any Subsidiary of NV5 or (B) except for the representations and warranties in Article III, any oral or written information made available to Acuren or Acuren’s Affiliates or Representatives in the course of their due diligence investigation of NV5, the negotiation hereof or in the course of the transactions contemplated hereby.
(b)    Except for the representations and warranties in Article IV, NV5 acknowledges and agrees that (i) none of Acuren, Merger Subs or any of their respective Affiliates or Representatives makes, or has made, any other express or implied representation or warranty in connection with or related to the transactions contemplated hereby and (ii) NV5 has relied solely upon such representations and warranties set forth in Article IV and its own independent investigation, and has not relied on, or been induced by, any other representation, warranty or other statement of Acuren, Merger Subs or any of their respective Affiliates or Representatives, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby. Without limiting the foregoing, NV5 acknowledges and agrees that Acuren has not made and is not making any representations or warranties whatsoever regarding (A) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to NV5 or to any of its Representatives, or otherwise (including in certain “data rooms” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Acuren or any Subsidiary of Acuren or the future business and operations of Acuren or any Subsidiary of Acuren or (B) except for the representations and warranties in Article IV, any oral or written information made available to NV5 or NV5’s Affiliates or Representatives in the course of their due diligence investigation of Acuren, the negotiation hereof or in the course of the transactions contemplated hereby.
(c)    Any inaccuracies in the representations and warranties herein are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(d)    None of the representations and warranties herein or in any schedule, instrument or other document delivered hereunder shall survive the First Effective Time. Nothing herein, including this Section 8.3, shall eliminate or limit any Party’s available remedies for, or any Person’s liability for, Fraud.
Section 8.4    Non-Recourse. This Agreement may only be enforced against, and any Action or cause of action that may be based on this Agreement, arise out of this Agreement or related hereto or the negotiation, execution, performance or subject matter hereof may only be brought against, the Parties. No past, present or future Affiliate or Representative of any Party shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any Party hereunder for any such Action or cause of action.
Section 8.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by non-automatic means, whether electronic or otherwise), (b) when received by email or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this provision):
(a)    if to Acuren or Merger Subs, to:
Acuren Corporation
14434 Medical Complex Drive, Suite 100
Tomball, Texas 77377
Attention: Fiona E. Sutherland
Email: Fiona.Sutherland@acuren.com
with a copy (which shall not constitute notice) to:
Greenberg Traurig, PA
333 S.E. 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention: Alan I. Annex, Esq.
Email: Alan.Annex@gtlaw.com
(b)    if to NV5, to:
NV5 Global, Inc.
200 South Park Road
Suite 350
Hollywood, FL 33021
Attention: Richard Tong, Esq.
Email: Richard.Tong@nv5.com
with a copy (which shall not constitute notice) to:
Loeb & Loeb LLP
345 Park Avenue

New York, New York 10154
Attention: Mitchell S. Nussbaum, Esq.
Email: mnussbaum@loeb.com
Section 8.6    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be one (1) and the same instrument. Delivery of an executed counterpart hereof by electronic transmission (including email or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be effective as delivery of an original counterpart hereof.
Section 8.7    Entire Agreement; Third-Party Beneficiaries. This Agreement (together with the Disclosure Schedules), the NV5 Support Agreement and the Confidentiality Agreement (a) are the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties related to the subject matter hereof and thereof; provided, that, to the fullest extent permitted by Section 268 of the DGCL, any exhibit, schedule, or other document or instrument delivered in connection with this Agreement (including the Disclosure Schedules) shall not be deemed part of this Agreement for purposes of any provision of the DGCL but shall have the effects provided in this Agreement; and (b) are not intended to confer any rights, benefits, remedies or liabilities on any Person other than the Parties and their respective successors and permitted assigns, except (i) following the First Effective Time, the rights of the holders of Converted Shares to receive the Merger Consideration in accordance with Article II, any cash in lieu of fractions of shares under Section 2.2 and any dividends or other distributions payable under Section 2.4(d) and the rights of holders of NV5 RSAs and NV5 Executive RSAs to receive the consideration provided in Section 2.6 in accordance with the terms and conditions thereof, and (ii) as provided in Section 5.9. Notwithstanding the foregoing, the Debt Financing Sources are intended third-party beneficiaries of, and may enforce, this Section 8.7, Section 8.11(c) and Section 8.15.
Section 8.8    Severability. If any term, provision, covenant or restriction hereof is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 8.9    Assignment. Neither this Agreement nor any of the rights, interests, covenants or agreements hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void, except that (a) either Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Acuren, and (b) Acuren and either Merger Sub may assign its rights, but not its obligations, hereunder as collateral security to any Person (including any Debt Financing Sources) providing financing (or refinancing) to Acuren or its Affiliates. This Agreement shall be binding on, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 8.10    Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and all Actions and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), that may be based on this Agreement, arise out of this Agreement or relate to this Agreement or the negotiation, execution, performance or subject matter hereof (including any Action or cause of action based upon, arising out of, or related to any transaction contemplated by this Agreement, any representation or warranty made in or in connection with this Agreement, or as an inducement to enter into this Agreement) (a “Dispute”), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, including its statutes of limitations, without giving effect to principles of conflicts of law that would result in the application of any law other than the Laws of the State of Delaware. For any Dispute, each Party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (b) agrees that all Disputes shall be heard and determined exclusively under the foregoing clause (a), (c) waives any objection to laying venue in any Dispute in such courts, (d) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (e) agrees that service of process upon such Party in any Dispute shall be effective if such process is given as a notice under Section 8.5. Each Party irrevocably waives any and all right to trial by jury in any “Dispute” (as defined in this Agreement).
Section 8.11    Remedies.
(a)    The Parties acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed under their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, subject to Section 8.11(b), at any time prior to the termination hereof under Article VII, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof and to enforce specifically the performance of terms and provisions hereof, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.
(b)    NV5 shall be entitled to specific performance to cause Acuren to consummate the Closing only if: (i) all of the conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied (other than conditions that either (A) by their terms, are to be satisfied at the Closing (and which are capable of being satisfied) or (B) the failure of which to be satisfied is attributable, in whole or part, to a breach by Acuren of its representations, warranties, covenants or agreements contained in this Agreement); (ii) the proceeds of the Debt Financing (or the Alternative Financing) are available to Acuren; and (iii) Acuren has failed to consummate the Closing on or prior to the date required pursuant to Section 1.1. In each case of this Section 8.11(b), in no event shall NV5 be entitled to receive both (x) a grant of specific performance that results in the occurrence of the Closing, on the one hand, and (y) payment of all or any portion of the Termination Fee, on the other hand.
(c)    Notwithstanding anything to the contrary herein, no Debt Financing Source shall have any liability for any obligations or liabilities of the Parties or for any action, cause of action, claim, cross-claim or third-party claim of any kind or description whether in law or in equity, whether in tort, contract or otherwise, based on, in respect of, or by reason of, this Agreement, the transactions contemplated hereby, the Debt Financing, any of the Debt Financing Agreements or any of the transactions contemplated thereby or the performance of any services thereunder or in respect of any oral representations made or alleged to be made in connection herewith or therewith. In no event shall NV5 or any of its Affiliates or Representatives (i) seek the remedy of specific performance of this Agreement in any action, cause of action, claim, cross-claim or third party claim involving any Debt Financing Source or seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source in connection with this Agreement, or (ii)

seek to enforce the commitments against, make any claims for breach of the commitments of such Debt Financing Source against, or seek to recover monetary damages from, or otherwise sue, any Debt Financing Source in connection with this Agreement or the commitments of such Debt Financing Source or the obligations of such Debt Financing Source thereunder. Nothing in this Section 8.11(c) shall affect the rights of Acuren or, from and after the Closing, the Surviving Entity, under the Debt Commitment Letter and any Debt Financing Agreements.
Section 8.12    Publicity. Each Party shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment on (and reasonably consider such comments), any press release or any public statement primarily related to this Agreement or the transactions contemplated hereby, in each case, except for (a) any action pursuant to and in compliance with Section 5.4 or Section 5.5, as the case may be, (b) any press release or other public statement that is consistent in all material respects with previous press releases or public statements made by a Party as permitted by this Section 8.12, including in investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents or (c) as such Party may reasonably determine is required by applicable Law or the rules of NYSE or Nasdaq (provided, that, to the extent not prohibited by applicable Law or the rules of NYSE or Nasdaq and reasonably practicable, the disclosing Party under this clause (c) shall provide the non-disclosing Parties a reasonable opportunity to review any such disclosure). Notwithstanding the foregoing, Acuren and NV5 shall issue a mutually acceptable initial joint press release announcing this Agreement. For the avoidance of doubt, neither the foregoing nor any other provision hereof shall limit any customary disclosure made by Acuren and its Affiliates to the Debt Financing Sources, rating agencies, existing lenders (and related agents) or otherwise in connection with efforts or activities by Acuren to obtain the Debt Financing.
Section 8.13    Construction.
(a)    No Strict Construction. The Parties have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any applicable Law, holding or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions hereof.
(b)    Time. When calculating the period of time prior to which, within which or after which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Unless specified otherwise herein, any reference herein to a specific time shall be to such time in the North American Eastern Time Zone.
(c)    Dollars. Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.
(d)    Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(e)    Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section hereof unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.
(f)    Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”
(g)    Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.
(h)    Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(i)    Contracts; Laws. (i) Any Contract referred to herein or in the Disclosure Schedule (including the Constituent Documents of any Person) means such Contract as from time to time amended, modified or supplemented prior to the Closing, unless otherwise specifically indicated, and (ii) any Law defined or referred to herein means (A) such Law as from time to time amended, modified or supplemented prior to the date hereof, unless otherwise specifically indicated, and (B) any rules and regulations promulgated under such Law by a Governmental Authority.
(j)    Persons. References to a Person are also to its successors and permitted assigns.
(k)    Exhibits and Disclosure Schedules. The Exhibits hereto and the Disclosure Schedules are “facts ascertainable” as that term is used in Section 251(b) of the DGCL and are an integral part hereof. The Disclosure Schedules shall be organized into sections that correspond to the Sections hereof. Any information disclosed in any section of a Disclosure Schedule corresponding to a Section in Article III or Article IV shall qualify such Section and any other Section in Article III or Article IV, as applicable, if such information’s relevance to such other Section is reasonably apparent on its face. Each capitalized term used in any Exhibit or in the Disclosure Schedules but not otherwise defined therein has the meaning given to such term herein. The Disclosure Schedules may include items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Schedules, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise.
(l)    Assets; Ownership of Equity Securities. Unless the context otherwise requires, (i) any reference herein to “assets” shall include tangible assets (including real property) and intangible assets and (ii) any reference herein to the ownership of Equity Securities shall refer to both record ownership and Beneficial Ownership of such Equity Securities.
(m)    Made Available. Any document or information shall be deemed to have been “made available” to Acuren or NV5, as applicable, only if such document or information (i) has been uploaded to the electronic data room folders hosted by the applicable Party in connection with the transactions contemplated hereby (including any “clean room” folders of such data room) and is viewable to the other Party at least two (2) days prior to the date hereof or (ii) has been filed with the SEC and is publicly accessible on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database at least two (2) Business Days prior to the date hereof.
Section 8.14    Definitions. As used herein, each of the following underlined and capitalized terms has the meaning specified in this Section 8.14:

“Action” means any suit, action, litigation, proceeding, arbitration, mediation, audit, hearing, inquiry, dispute, investigation or subpoena, civil investigative demand or other request for information (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Acuren Benefit Plan” means any Benefit Plan (i) to which any Acuren Entity is a party or (ii) sponsored, maintained or contributed to, or required to be maintained or contributed to by any Acuren Entity or under which any Acuren Entity has any Liability.
“Acuren Board” means the board of directors of Acuren, including any committee thereof, as applicable.
“Acuren Closing VWAP” means the VWAP of the Acuren Common Stock for the ten (10) full consecutive trading days ending on and including the Business Day prior to the Closing Date.
“Acuren Common Stock” means the common stock, par value $0.0001 per share, of Acuren.
“Acuren Disclosure Schedule” means the disclosure schedule delivered to NV5 concurrently with Acuren’s execution and delivery hereof.
“Acuren Entities” means Acuren and the Acuren Subsidiaries.
“Acuren Equity Awards” means time-based restricted stock awards, time-based restricted stock units, performance-based restricted stock units, deferred stock units and stock options granted under the Acuren Equity Plans or otherwise.
“Acuren Equity Plans” means the Acuren 2024 Equity Incentive Plan (the “Acuren Equity Incentive Plan”) and the Acuren 2025 Employee Stock Purchase Plan (the “Acuren ESPP”).
“Acuren Insurance Policy” means any insurance policy naming any Acuren Entity or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee for which any Acuren Entity is obligated to pay all or part of the premiums as of the date of this Agreement.
“Acuren Intellectual Property” means any Intellectual Property owned or purported to be owned by the Acuren Entities.
“Acuren IT Assets” means all IT Assets that are owned or purported to be owned by any Acuren Entity or that are licensed, leased or used as a service (e.g., IaaS, PaaS and SaaS offerings) by, on behalf of or for the benefit of any Acuren Entity and within the possession and control of an Acuren Entity.
“Acuren Material Adverse Effect” means any material adverse change in or a material adverse effect upon, the business, condition (financial or otherwise), liabilities (actual or contingent) or results of operations of the Acuren Entities, taken as a whole; provided, however, that any change arising out of any of the following shall not be such an Acuren Material Adverse Effect or be taken into account in determining whether such an Acuren Material Adverse Effect has occurred or would reasonably be expected to occur:
(i)    any change or development in general U.S. or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions;

(ii)    any change or development in the general conditions of any industry or industries in which any Acuren Entity operates;
(iii)    any change or development in general regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction;
(iv)    any change in or adoption, implementation, promulgation, repeal, reinterpretation or proposal in of applicable Law or GAAP (or authoritative interpretations thereof) after the date hereof;
(v)    any change or development in geopolitical conditions, the outbreak, continuation or escalation of hostilities or military action, any acts of war (whether or not declared), sabotage or terrorism, declaration of martial law or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism;
(vi)    natural disasters, earthquakes, floods, hurricanes, tornadoes, weather conditions or other acts of nature or God (including outbreaks or continued presence of epidemics, pandemics, disease outbreaks, other public health event, contagious disease, epidemic, pandemic) or other public health event, and the governmental responses thereto, or any worsening of such conditions threatened or existing as of the date hereof;
(vii)    (A) the public announcement and pendency of this Agreement or the anticipated consummation of the Mergers or any other transaction contemplated hereby or (B) the taking of any action at the written request of or with the prior written consent of NV5; or
(viii)    (A) any decline, in and of itself, in the trading price or trading volume of the Acuren Common Stock, (B) any failure, in and of itself, by Acuren to meet public estimates or forecasts of revenues, earnings or other financial metrics or (C) any failure, in and of itself, to meet any internal or published projections, forecasts, budgets, plans, estimates, expectations or predictions of revenues, earnings or other financial or operating metrics performance, or results for any period or (D) any reduction, in and of itself, in the credit rating of Acuren or any of the Acuren Subsidiaries (provided, that any event, change, effect, development, state of facts, condition, circumstance and occurrence giving rise to or contributing to such decline, failure or reduction that is not otherwise excluded from the definition of Acuren Material Adverse Effect may be taken into account in determining whether an Acuren Material Adverse Effect has occurred or whether an Acuren Material Adverse Effect would reasonably be expected to occur);
provided, however, that any event, change, effect, development, state of facts, condition or occurrence referred to in the foregoing clauses (i)–(vi) may be taken into account in determining whether an Acuren Material Adverse Effect has occurred or whether an Acuren Material Adverse Effect would reasonably be expected to occur, in each case, to the extent that such fact, circumstance, occurrence, effect, development, change or condition has a disproportionate adverse effect on the Acuren Entities, taken as a whole, relative to the adverse effects thereof on other companies operating in the industries in which the Acuren Entities operate (provided, that only such disproportionate effect shall be taken into account in determining whether an Acuren Material Adverse Effect has occurred or would reasonably be expected to occur).

“Acuren Registered Intellectual Property” means all Acuren Intellectual Property that is currently registered or subject to a pending application for registration with a Governmental Authority throughout the world.
“Acuren Service Provider” means each current or former director, officer, employee, independent consultant or sub-consultant or other natural person service provider of any Acuren Entity.
“Acuren Software” means all Software that is used or held for use in the conduct of the business of the Acuren Entities as currently conducted, in each instance that is owned or purported to be owned by an Acuren Entity.
“Acuren Stock Issuance” means the issuance of shares of Acuren Common Stock in connection with the First Merger.
“Acuren Stockholders” means the holders of Acuren Common Stock.
“Acuren Subsidiary” means any Subsidiary of Acuren (excluding the NV5 Entities).
“Affiliate” means, for any Person, another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such first Person; provided, that “control” (including the terms “controlled by” and “under common control with”), for the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.
“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).
“Anti-Money Laundering Laws” means all applicable Laws related to the prevention of money laundering or countering the financing of terrorism, including the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act.”
“Antitrust Laws” means, collectively, the Sherman Antitrust Act of 1980, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, state antitrust Laws and any and all other federal, state, local, foreign, multinational or supranational Laws issued by a Governmental Authority that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to regulate, prohibit or prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly (including acts, decrees, statutes, ordinances, codes, rules, regulations, published guidelines, constitutional provisions, orders, decrees judgments, arbitration awards, treaties and the common law).
“Beneficially Own” means, for any Person with respect to any Equity Security, such Person having or sharing, directly or indirectly, through any Contract, relationship or otherwise, (i) the power to vote, or to direct the voting of, such Equity Security, (ii) the power to dispose of, or to direct the disposition of, such Equity Security or (iii) the ability to profit or share in any profit derived from a transaction in such Equity Security, and shall otherwise be interpreted consistent with the term “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act; provided, that “Beneficial Ownership” and “Beneficially Owned” shall have correlative meaning.
“Benefit Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) bonus, stock option, stock purchase, restricted stock, equity or equity-based award, incentive, deferred compensation, retirement, pension, profit sharing, retiree medical, life insurance, supplemental retirement, vacation, medical, dental, vision, prescription or fringe benefit, relocation or expatriate benefit, perquisite, disability or sick leave benefit, employee assistance, supplemental unemployment benefit or other benefit plans, programs or arrangements and (iii) employment, termination, severance, change in control, salary continuation, transaction bonus or retention Contracts, in each case whether written or oral.
“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or the banking institutions in New York, New York are authorized or required by Law to be closed.
“Code” means the Internal Revenue Code of 1986.
“Collective Bargaining Agreement” means any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, trade union, labor organization or other employee representative body.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated February 12, 2025, between Acuren and NV5.
“Constituent Documents” means, for any Person, the charter, the certificate or articles of incorporation or formation, bylaws, limited liability company or operating agreement or comparable organizational documents of such Person, as the same may be amended, supplemented or otherwise modified from time to time.
“Contract” means any legally binding written or oral note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other legally binding contract, agreement, commitment, instrument, understanding or obligation.
“Debt Financing Agreements” means the definitive financing agreements and related documents entered into in respect of the Debt Financing.
“Debt Financing Sources” means, collectively, each lender and each other Person (including each agent and each arranger) that have committed to provide or otherwise entered into, or in the future will commit to provide or otherwise enter into, agreements in connection with the Debt Financing (including the parties to the Debt Commitment Letter) or alternative financings in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements (or similar definitive financing documents) entered into pursuant thereto or relating thereto, together with their respective former, current and future Affiliates and Representatives, and their respective successors and assigns.
“Disclosure Schedules” means the NV5 Disclosure Schedule or the Acuren Disclosure Schedule.
“Environmental Claim” means any Action alleging liability related to or arising out of any Environmental Law or Environmental Permit, including those related to an actual or alleged Release of, or exposure to, any Hazardous Materials or violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means all Laws related to pollution or protection of the environment, human health and safety, or natural resources, including laws related to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including air, surface water, groundwater, land, surface and subsurface strata).
“Environmental Permit” means any Permit required or issued pursuant to applicable Environmental Laws.
“Equity Securities” means, for any Person, any (i) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person, (ii) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person or a payment from such Person based on or resulting from the value or price of any of the interests in the foregoing clause (i), (iii) subscriptions, calls, warrants, options, market stock units, stock performance units, restricted stock units, derivative contracts, forward sale contracts or commitments of any kind or character related to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (i) and (ii) from such Person, or (iv) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (i)–(iii).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Ratio” shall mean the quotient obtained by dividing (i) $13.00 by (ii) the Acuren Closing VWAP; provided, however, that (i) if the Acuren Closing VWAP is greater than or equal to $11.65, then the Exchange Ratio shall be equal to 1.1157 shares of Acuren Common Stock, or (ii) if the Acuren Closing VWAP is less than or equal to $9.53, then the Exchange Ratio shall be equal to 1.3636 shares of Acuren Common Stock.
“Existing NV5 Credit Facility” means that certain Second Amended & Restated Credit Agreement, originally dated as of December 7, 2016, as amended through August 13, 2021, among NV5, certain NV5 Subsidiaries guarantor thereunder, Bank of America, N.A., as the administrative agent, swingline lender and letter of credit issuer thereunder, and the other lenders party thereto.
“Excluded Party” means any Person (i) who submits a NV5 Alternative Acquisition Proposal to NV5 (including, for the avoidance of doubt, to the Special Committee) or any of its Representatives after the date hereof and prior to the NV5 No-Shop Period Start Date and (ii) whose NV5 Alternative Acquisition Proposal is determined by the NV5 Board, in good faith, prior to the start of the NV5 No-Shop Period Start Date (after consultation with its financial advisor and outside legal counsel), to be, or would reasonably be expected to lead to, a NV5 Superior Proposal; provided, however, that any Person shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if (1) such NV5 Alternative Acquisition Proposal is withdrawn by such Person, (2) such NV5 Alternative Acquisition Proposal, in the good faith determination of the NV5 Board (after consultation with its financial advisor and outside legal counsel), no longer is or would no longer be reasonably expected to lead to a NV5 Superior Proposal or (3) such

NV5 Alternative Acquisition Proposal is not determined by the NV5 Board, in good faith (after consultation with its financial advisor and outside legal counsel), to be a NV5 Superior Proposal within three (3) Business Days following the NV5 No-Shop Period Start Date.
“Fraud” means intentional common law fraud under Delaware law in the making of a representation or warranty set forth in Article III or Article IV. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.
“GAAP” means generally accepted accounting principles in the United States.
“Government Bid” means a bid, quote, tender, offer or proposal which, if accepted or awarded, would result in a Government Contract.
“Government Contract” means, with respect to any NV5 Entity or Acuren Entity, as applicable, any (i) Contract, including an individual task order, delivery order, purchase order, blanket purchase agreement, basic ordering agreement, teaming agreement, joint venture agreement and letter contract, between such NV5 Entity or Acuren Entity, as applicable, and any Governmental Authority or Governmental Authority-sponsored entity and (ii) any subcontract or other Contract by which (A) such NV5 Entity or Acuren Entity, as applicable, has agreed to provide goods or services of any type to a prime contractor or to a higher-tier subcontractor to a Governmental Authority (in its capacity as such) or (B) a subcontractor (of any tier) or vendor has agreed to provide goods or services to such NV5 Entity or Acuren Entity, as applicable, where, in the case of (A) and (B) above, such goods or services ultimately will benefit or be used by a Governmental Authority, including, in each case, any such Contract as to which the period of performance has ended but right of a Governmental Authority or a higher-tier contractor to review, audit or investigate has not expired.
“Governmental Authority” means any U.S. or foreign federal, state, provincial or local governmental authority, including any national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, local governmental jurisdiction of any nature, or any government, quasi-governmental or self-regulatory organization, bureau, court, commission, office, arbitrator (public or private), tribunal or organization or any regulatory, administrative or other agency, or any political or other division, department, branch, subdivision, or other instrumentality, or part of any of the foregoing.
“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances (PFAS), radioactive materials and radon gas or (ii) any chemicals, materials or substances defined by any applicable Environmental Law as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means, without duplication, for any Person, (i) the aggregate indebtedness for borrowed money, including any accrued interest, fees and cost or penalty associated with prepaying such indebtedness and any such obligations evidenced by bonds, debentures, notes or similar obligations, (ii) obligations under any deferred purchase price arrangements, (iii) capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP, (iv) obligations under any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet), (v) obligations related to hedging, swaps or similar arrangements, (vi)

obligations related to the face amount of all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person, (vii) any securities or other equity instruments that under the body of accounting principles applicable to such Person are characterized as debt, (viii) all guarantee obligations of such Person for obligations of the kind referred to in the foregoing clauses (i)–(vii), and (ix) all obligations of the kind referred to in the foregoing clauses (i)–(viii) secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any security interest on property (including accounts and contract rights) of such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, owed by such Person.
“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing (collectively, “Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing (collectively, “Marks”), (iii) works of authorship, copyrights, copyrightable subject matter, databases and database rights, rights in collections of data, mask work rights, whether or not registered and all applications, registrations, renewals, extensions and reversions of any of the foregoing, (iv) trade secrets and other confidential or proprietary information, ideas, know-how, inventions, proprietary processes, formulae, models and methodologies (collectively, “Trade Secrets”), and (v) Software.
“International Trade Laws” means (i) all trade, import, customs, export control, and anti-boycott regulations imposed, administered or enforced from time to time by relevant Governmental Authorities, including, but not limited to, those administered under, or orders issued by, the U.S. Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Internal Revenue Service, the U.S. Department of Homeland Security, the U.S. Customs and Border Protection, and the U.S. Department of the Treasury and (ii) all trade, import, customs, and export control regulations under any laws or regulations in any country or jurisdiction outside of the United States in which any of the Acuren Entities and the NV5 Entities is located, operates or does business.
“IT Assets” means computers, servers, workstations, routers, hubs, switches, data communications lines, networks, and all other information technology equipment and systems.
“Knowledge” means the actual knowledge, after reasonable inquiry of such individual’s direct reports, of the individuals listed on (i) for Acuren, Section 8.14(a) of the Acuren Disclosure Schedule and (ii) for NV5, Section 8.14(a) of the NV5 Disclosure Schedule.
“Laws” means any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirements of a Governmental Authority, including all Antitrust Laws and Environmental Laws.
“Lien” means any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, voting trusts or agreements, hypothecation, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge, deposit arrangement or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any restriction on the voting interest of any security, any restriction on the transfer of any security (except for those imposed by applicable securities Laws) or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Merger Sub I Board” means the board of directors of Merger Sub I, including any committee thereof, as applicable.
“Merger Sub I Common Stock” means the common stock, par value $0.01 per share, of Merger Sub I.
“Merger Sub II Board” means the board of directors of Merger Sub II, including any committee thereof, as applicable.
“Merger Sub II Common Stock” means the common stock, par value $0.01 per share, of Merger Sub II.
“Nasdaq” means the Nasdaq Global Select Market.
“NV5 Benefit Plan” means any Benefit Plan (i) to which any NV5 Entity is a party or (ii) sponsored, maintained or contributed to, or required to be maintained or contributed to by any NV5 Entity or under which any NV5 Entity has any Liability.
“NV5 Board” means the board of directors of NV5, including any committee thereof, as applicable.
“NV5 Common Stock” means the common stock, par value $0.01 per share, of NV5.
“NV5 Disclosure Schedule” means the disclosure schedule delivered to Acuren by NV5 concurrently with NV5’s execution and delivery hereof.
“NV5 Equity Award” means each NV5 RSA and NV5 Executive RSA.
“NV5 Equity Plans” means the NV5 2023 Equity Incentive Plan (the “NV5 Equity Incentive Plan”) and the NV5 Employee Stock Purchase Plan (the “NV5 ESPP”).
“NV5 Executive RSA” means (i) each restricted stock unit granted to any nonemployee member of the NV5 Board pursuant to the NV5 Equity Incentive Plan and (ii) any restricted stock award granted to the NV5 executives set forth on Section 2.6(a)(ii) of the NV5 Disclosure Schedule.
“NV5 Insurance Policy” means any insurance policy naming any NV5 Entity or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee for which any NV5 Entity is obligated to pay all or part of the premiums as of the date of this Agreement.
“NV5 Intellectual Property” means any Intellectual Property owned or purported to be owned by the NV5 Entities.
“NV5 IT Assets” means all IT Assets that are owned or purported to be owned by any NV5 Entity or that are licensed, leased or used as a service (e.g., IaaS, PaaS and SaaS offerings) by, on behalf of or for the benefit of any NV5 Entity and within the possession and control of a NV5 Entity.

“NV5 Material Adverse Effect” means any material adverse change in or material adverse effect upon, the business, condition (financial or otherwise), liabilities (actual or contingent) or results of operations of the NV5 Entities, taken as a whole; provided, however, that any change arising out of any of the following shall not be such a NV5 Material Adverse Effect or be taken into account in determining whether such a NV5 Material Adverse Effect has occurred or would reasonably be expected to occur:
(i)    any change or development in general U.S. or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions;
(ii)    any change or development in the general conditions of any industry or industries in which any NV5 Entity operates;
(iii)    any change or development in general regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction;
(iv)    any change in or adoption, implementation, promulgation, repeal, reinterpretation or proposal in of applicable Law or GAAP (or authoritative interpretations thereof) after the date hereof;
(v)    any change or development in geopolitical conditions, the outbreak, continuation or escalation of hostilities or military action, any acts of war (whether or not declared), sabotage or terrorism, declaration of martial law or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism;
(vi)    natural disasters, earthquakes, floods, hurricanes, tornadoes, weather conditions or other acts of nature or God (including outbreaks or continued presence of epidemics, pandemics disease outbreaks, other public health event, contagious disease, epidemic, pandemic) or other public health event, and the governmental responses thereto, or any worsening of such conditions threatened or existing as of the date hereof;
(vii)    (A) the public announcement and pendency of this Agreement or the anticipated consummation of the Mergers or any other transaction contemplated hereby or (B) the taking of any action at the written request of or with the prior written consent of Acuren, Merger Sub I or Merger Sub II; or
(viii)    (A) any decline, in and of itself, in the trading price or trading volume of the NV5 Common Stock, (B) any failure, in and of itself, by NV5 to meet public estimates or forecasts of revenues, earnings or other financial metrics or (C) any failure, in and of itself, to meet any internal or published projections, forecasts, budgets, plans, estimates, expectations, or predictions of revenues, earnings or other financial or operating metrics performance, or results for any period or (D) any reduction, in and of itself, in the credit rating of NV5 or any of the NV5 Subsidiaries (provided, that any event, change, effect, development, state of facts, condition, circumstance and occurrence giving rise to or contributing to such decline, failure or reduction that is not otherwise excluded from the definition of NV5 Material Adverse Effect may be taken into account in determining whether a NV5 Material Adverse Effect has occurred or whether a NV5 Material Adverse Effect would reasonably be expected to occur);
provided, however, that any event, change, effect, development, state of facts, condition or occurrence referred to in the foregoing clauses (i)–(vi) may be taken into account in determining whether a NV5

Material Adverse Effect has occurred or whether a NV5 Material Adverse Effect would reasonably be expected to occur, in each case, to the extent that such fact, circumstance, occurrence, effect, development, change or condition has a disproportionate adverse effect on the NV5 Entities, taken as a whole, relative to the adverse effects thereof on other companies operating in the industries in which the NV5 Entities operate (provided, that only such disproportionate effect shall be taken into account in determining whether a NV5 Material Adverse Effect has occurred or would reasonably be expected to occur).
“NV5 Preferred Stock” means the preferred stock, par value $0.01 per share, of NV5.
“NV5 Registered Intellectual Property” means all NV5 Intellectual Property that is currently registered or subject to a pending application for registration with a Governmental Authority throughout the world.
“NV5 RSA” means each restricted stock award granted pursuant to the NV5 Equity Incentive Plan.
“NV5 Service Provider” means each current or former director, officer, employee, independent consultant or sub-consultant or other natural person service provider of any NV5 Entity.
“NV5 Software” means all Software that is used or held for use in the conduct of the business of the NV5 Entities as currently conducted, in each instance that is owned or purported to be owned by a NV5 Entity.
“NV5 Stockholders” means the holders of NV5 Common Stock.
“NYSE” means either the New York Stock Exchange and/or the NYSE American.
“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by, with or under any Governmental Authority (in each case, whether temporary, preliminary or permanent).
“Ordinary Course of Business” means the ordinary and usual course of operations of the businesses of the NV5 Entities or Acuren Entities, as applicable, consistent with past practice; provided, that no action or omission that would constitute a breach of Contract, violation of Law or any tort (including negligence) shall be an action or omission in the Ordinary Course of Business.
“Permit” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization or similar right issued, granted or obtained by or from any Governmental Authority.
“Permitted Lien” means (i) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) Liens or imperfections of title related to Liabilities reflected in (A) for any NV5 Entity, the NV5 SEC Financial Statements, or (B) for any Acuren Entity, the Acuren SEC Financial Statements, in each case, publicly filed prior to the date hereof, (iii) for any NV5 Leased Real Property, ordinary course Liens granted under applicable leases or zoning, building and other land use Laws and restrictions regulating the occupancy of such NV5 Leased Real Property, or the activities conducted thereon to the extent that any violation of which would not (A) interfere, individually or in the aggregate, in any material respect with the present use of or occupancy of such real property, (B) have a material effect on the use of such real property, or (C) constitute a NV5 Material Adverse Effect, (iv) variances, covenants, restrictive covenants, declarations, rights of way, encumbrances, encroachments, easements and minor irregularities, and other matters of record, in each case other than as to Intellectual Property, that do not, (A) individually or in the aggregate, interfere in any material respect with the present use or occupancy of the assets (including NV5 Leased Real Property) of any NV5 Entity or the rights under the leases, or (B) have a material effect on the use of any such real property, (v) nonexclusive, revocable licenses of Intellectual Property in the Ordinary Course of Business, (vi) Liens that will be terminated in connection with or prior to the Closing, (vii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the Ordinary Course of Business or arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (viii) Lien which is imposed on the underlying fee or other interest in real property subject to a NV5 Leased Real Property, or (ix) (A) with respect any NV5 Entity, any Liens that are not material to the NV5 Entities, taken as a whole, or (B) with respect any Acuren Entity, any Liens that are not material to the Acuren Entities, taken as a whole.
“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Personal Information” means any data or other information (i) included in “personal data,” “personal information,” “nonpublic personal information,” “personally identifiable information,” “PII” or similar terms as defined under applicable Laws or by NV5, Acuren or their respective Affiliates in any of their respective privacy policies or privacy notices or Contracts or (ii) related to an identified or identifiable natural person.
“Privacy/Cybersecurity Requirements” means all applicable Laws, directives, Contracts, policies, standards, rules, public statements, or guidance, in each case as amended, consolidated, re-enacted or replaced from time to time, including internal and public-facing privacy policies and terms of use and any rules of self-regulatory, industry or other organizations related to Personal Information or cybersecurity applicable to (i) privacy or Personal Information, (ii) the Processing of Personal Information or (iii) cybersecurity.
“Processed” or “Processing” means any operation or set of operations performed upon any data or Personal Information or sets of data or Personal Information, whether or not by automated means, such as collection, recording, organization, creating, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, distribution, transfer, import, export, protection (including security measures), dissemination, or otherwise making available, alignment or combination, restriction, retention, disposal, erasure, or destruction.
“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including air, surface water, ground water, land surface or subsurface strata).
“Representatives” means, with respect to any Person, such Person’s stockholders, controlling Persons, officers, directors, members, managers, general and limited partners, employees, advisors (including financial advisors, investment bankers, counsel, accountants, consultants and other professional advisors), agents and representatives.

“Sanctioned Person” means any Person that is the target of Sanctions, including, (i) any Person listed in any restricted party list of designated Persons maintained by OFAC, the U.S. Department of State, or the U.S. Department of Commerce, by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (ii) any Person located, organized or resident in a country, territory, or region subject to Sanctions, or (iii) any Person directly or indirectly owned or controlled by any such Person or Persons (individually or in the aggregate) described in the foregoing clauses (i) and (ii).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Authorities, including, but not limited to, those administered by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Software” means all computer programs (whether in source code, object code or other form), including any and all implementations, data, databases and collections and compilations thereof.
“Subsidiary” means, for any Person, any corporation, limited liability company, partnership or other entity, whether incorporated or unincorporated, (i) of which at least a majority of the Equity Securities, or other interests having by their terms voting power to elect a majority of the board of directors (or other governing body or Person(s) performing similar functions or has similar authority) of, such corporation, limited liability company, partnership or other entity is Beneficially Owned or, directly or indirectly, controlled by such Person or by any one (1) or more of its Subsidiaries or by such Person and one (1) or more of its Subsidiaries, or (ii) that would be required to be consolidated in such Person’s financial statements in accordance with GAAP.
“Surviving Entity” means (i) until the Second Effective Time, the Initial Surviving Corporation and (ii) from and after the Second Effective Time, the Final Surviving Corporation.
“Tax Return” means any report, return, document, declaration or other information filed or required to be filed with any Governmental Authority related to Taxes (whether or not a payment is required to be made related to such filing), including information returns and any documents related to or accompanying payments of estimated Taxes or related to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and including any schedule or attachment thereto, and any amendments thereof.
“Taxes” means all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any U.S. federal, state, local or non-U.S. Governmental Authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, capital gains, property, sales, use, capital stock, payroll, employment, social security, unemployment, excise, severance, withholding, ad valorem, stamp, transfer, value-added, occupation, premium, environmental, disability, registration, license, estimated, alternative or add-on minimum, escheat or unclaimed property obligations or other taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and including any interest, penalty, additions to tax or any additional amounts imposed with respect thereto, whether disputed or not.
“VWAP” shall mean, for any trading day, the volume-weighted average price per share of Acuren Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Acuren and NV5).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
“Willful Breach” means, for any Party, such Party’s knowing and intentional material breach of any of such Party’s covenants or agreements hereunder, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with actual knowledge that the taking of such act or failure to take such act would cause, or would reasonably be expected to cause, a material breach.
Section 8.15    Debt Financing. The Parties hereby agree that (a) the Debt Financing Sources shall not have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided, that nothing in this Section 8.15 shall limit the liability or obligations of the Debt Financing Sources to Acuren under the Debt Commitment Letter (or any fee letters referred to therein)), (b) the Debt Commitment Letter (or any fee letters referred to therein) shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof, (c) ANY ACTION THAT MAY ARISE PURSUANT TO THE DEBT FINANCING, THE DEBT COMMITMENT LETTER (OR ANY FEE LETTERS REFERRED TO THEREIN) OR THE PERFORMANCE OF SERVICES THEREUNDER OR THE TRANSACTIONS CONTEMPLATED THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF DEBT FINANCING, THE DEBT COMMITMENT LETTER (OR ANY FEE LETTERS REFERRED TO THEREIN) OR THE PERFORMANCE OF SERVICES THEREUNDER, (d) any Action that may arise pursuant to the Debt Financing, the Debt Commitment Letter (or any fee letters referred to therein) or the performance of services thereunder or the transactions contemplated thereby shall be brought solely in the United States District Court for the Southern District of New York or any New York State court sitting in New York County, and each Party irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum, and agreed that it will not, and will not support any of its Affiliates in bring, any Action in any other court, (e) only Acuren (including its successors and assigns) and the other parties to the Debt Commitment Letter at their own direction shall be permitted to bring any Action against the Debt Financing Sources for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letters and (f) the Debt Financing Sources are express and intended third-party beneficiaries of Section 5.10, Section 7.3(j), Section 8.7, Section 8.9, Section 8.11(c) and this Section 8.15. Notwithstanding anything to the contrary contained herein, no modification, waiver or termination of Section 5.10, Section 7.3(j), Section 8.7, Section 8.9, Section 8.11(c) and this Section 8.15 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any such Section) that is adverse to any Debt Financing Source shall be effective as to any Debt Financing Source without the prior written consent of such Debt Financing Source (on behalf of itself and/or its affiliates, as applicable). This Section 8.15 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement all as of the date first written above.
ACUREN CORPORATION
By:    /s/ Talman B. Pizzey
    Name: Talman B. Pizzey
    Title: President and Chief Executive Officer
RYDER MERGER SUB I, INC.
By:    /s/ Talman B. Pizzey
    Name: Talman B. Pizzey
    Title: President and Chief Executive Officer
RYDER MERGER SUB II, INC.
By:    /s/ Talman B. Pizzey
    Name: Talman B. Pizzey
    Title: President and Chief Executive Officer

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement all as of the date first written above.
NV5 GLOBAL, INC.
By:    /s/ Dickerson C. Wright
    Name: Dickerson C. Wright
    Title: Executive Chairman